Exhibit 10.110

EXECUTION COPY

$75,000,000

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

among

GENERAL MARITIME CORPORATION,

as Parent,

and

THE OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

as Guarantors,

GENERAL MARITIME SUBSIDIARY CORPORATION

and

GENERAL MARITIME SUBSIDIARY II CORPORATION,
as Borrowers,

VARIOUS LENDERS

and

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,

as Administrative Agent and Collateral Agent

Dated as of November 17, 2011

i

5.07	Initial Approved Budget; Financial Statements	53
5.08	Material Adverse Change	54

SECTION 6.	Conditions Precedent to All Credit Events	54

6.01	No Default; Representations and Warranties	54
6.02	Notice of Borrowing	54
6.03	Orders; Approved Budget	54
6.04	Fees, etc.	55
6.05	Outstanding Loans and Letters of Credit	55
6.06	Material Adverse Change	55

SECTION 7.	Representations, Warranties and Agreements	56

7.01	Corporate/Limited Liability Company/Limited Partnership Status	56
7.02	Corporate Power and Authority	56
7.03	No Violation	56
7.04	Governmental Approvals	57
7.05	Financial Statements; Financial Condition; Undisclosed Liabilities	57
7.06	Litigation	58
7.07	True and Complete Disclosure	58
7.08	Use of Proceeds; Margin Regulations	58
7.09	Tax Returns and Payments	58
7.10	Compliance with ERISA	59
7.11	The Security Documents	60
7.12	Capitalization	60
7.13	Subsidiaries	61
7.14	Compliance with Statutes, etc.	61
7.15	Investment Company Act	61
7.16	Money Laundering	61
7.17	Pollution and Other Regulations	62
7.18	Labor Relations	63
7.19	Patents, Licenses, Franchises and Formulas	63
7.20	Indebtedness	63
7.21	Insurance	63
7.22	Concerning the Collateral Vessels	63
7.23	Citizenship	64
7.24	Collateral Vessel Classification; Flag	64
7.25	No Immunity	64
7.26	Fees and Enforcement	64
7.27	Form of Documentation	64
7.28	Patriot Act	65
7.29	Certain Business Practices	65
7.30	Orders	65
7.31	Appointment of Trustee or Examiner; Liquidation	65
7.32	Perfection of Security Interest	66
7.33	Secured Superpriority Claims	66
7.34	Excluded Subsidiaries	66

SECTION 8.	Affirmative Covenants	66

8.01	Information Covenants	66
8.02	Books, Records and Inspections	69
8.03	Maintenance of Property; Insurance	70
8.04	Corporate Franchises	70
8.05	Compliance with Statutes, etc.	70
8.06	Compliance with Environmental Laws	70
8.07	ERISA	71
8.08	End of Fiscal Years; Fiscal Quarters	72
8.09	Performance of Post-Petition Obligations	73
8.10	Payment of Taxes	73
8.11	Further Assurances	73
8.12	Deposit of Earnings and Cash	74
8.13	Ownership of Subsidiaries	74
8.14	Flag of Collateral Vessels; Citizenship; Collateral Vessel Classifications	74
8.15	Use of Proceeds	74
8.16	Advisors and Cooperation	75
8.17	Milestones	75

SECTION 9.	Negative Covenants	75

9.01	Liens	75
9.02	Consolidation, Merger, Purchase or Sale of Assets, etc.	77
9.03	Dividends	78
9.04	Indebtedness	78
9.05	Advances, Investments and Loans	78
9.06	Transactions with Affiliates	80
9.07	Approved Budget	80
9.08	Minimum Liquidity; Minimum EBITDA	80
9.09	Capital Expenditures	81
9.10	Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.	81
9.11	Limitation on Certain Restrictions on Subsidiaries	81
9.12	Limitation on Issuance of Equity Interests	82
9.13	Business	82
9.14	Jurisdiction of Employment	82
9.15	Bank Accounts	83
9.16	Pre-Petition Payments and Amendments of Pre-Petition Facilities	83
9.17	Use of Proceeds	83
9.18	Charters	84
9.19	Final Bankruptcy Court Order; Administrative Priority; Lien Priority; Payment of Claims	84

SECTION 10.	Events of Default	84

10.01	Payments	84
10.02	Representations, etc.	85

10.03	Covenants	85
10.04	Default Under Other Agreements	85
10.05	ERISA	85
10.06	Security Documents	86
10.07	Guarantees	86
10.08	Judgments	86
10.09	Change of Control	87
10.10	Dismissal or Conversion of Chapter 11 Case	87
10.11	Relief from Automatic Stay	87
10.12	Orders	87
10.13	Pre-Petition Payments	88
10.14	Invalid Plan	88
10.15	Disgorgement	88
10.16	Sale of Assets	88
10.17	Supportive Actions	88
10.18	Material Impairment	88

SECTION 11.	Agency and Security Trustee Provisions	89

11.01	Appointment	89
11.02	Nature of Duties	90
11.03	Lack of Reliance on the Agents	90
11.04	Certain Rights of the Agents	90
11.05	Reliance	91
11.06	Indemnification	91
11.07	The Administrative Agent in its Individual Capacity	91
11.08	Holders	91
11.09	Resignation by the Administrative Agent	91
11.10	Collateral Matters	92
11.11	Delivery of Information	93

SECTION 12.	Miscellaneous	93

12.01	Payment of Expenses, etc.	93
12.02	Right of Setoff	94
12.03	Notices	95
12.04	Benefit of Agreement	95
12.05	No Waiver; Remedies Cumulative	97
12.06	Payments Pro Rata	97
12.07	Calculations; Computations	98
12.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	98
12.09	Counterparts	100
12.10	Effectiveness	100
12.11	Headings Descriptive	101
12.12	Amendment or Waiver; etc.	101
12.13	Survival	102
12.14	Domicile of Loans	103

12.15	Confidentiality	103
12.16	Register	103
12.17	Judgment Currency	104
12.18	Language	105
12.19	Waiver of Immunity	105
12.20	USA PATRIOT Act Notice	105
12.21	Order	105
12.22	Parties Including Trustees; Bankruptcy Court Proceedings	105

SECTION 13.	Guaranty	106

13.01	Guaranty	106
13.02	Nature of Liability	106
13.03	Independent Obligation	107
13.04	Authorization	107
13.05	Continuing Guaranty and Reliance	109
13.06	Subordination	109
13.07	Waiver	109
13.08	Payments; Judgment Shortfall	111
13.09	Reinstatement	111
13.10	Contribution	112
13.11	Limitation on Obligations	113

SECTION 14.	Letters of Credit	113

14.01	Letters of Credit	113
14.02	Letter of Credit Requests; Minimum Stated Amount	114
14.03	Letter of Credit Participations	114
14.04	Agreement to Repay Letter of Credit Drawings	116
14.05	Increased Costs	117

SCHEDULE I	-	Commitments
SCHEDULE II	-	Lender Addresses
SCHEDULE III	-	Collateral Vessels
SCHEDULE IV	-	Existing Liens
SCHEDULE V	-	Existing Indebtedness
SCHEDULE VI	-	Required Insurance
SCHEDULE VII	-	ERISA
SCHEDULE VIII	-	Guarantors
SCHEDULE IX	-	Capitalization
SCHEDULE X	-	Approved Classification Societies
SCHEDULE XI	-	Existing Investments
SCHEDULE XII	-	Transactions with Affiliates
SCHEDULE XIII	-	Excluded Subsidiaries
SCHEDULE XIV	-	Concentration Accounts

EXHIBIT A	-	Form of Notice of Borrowing
EXHIBIT B-1	-	Form of Term Note

v

EXHIBIT B-2	-	Form of Revolving Note
EXHIBIT C-1	-	Form of Opinion of Constantine P. Georgiopoulos, New York maritime counsel to the Credit Parties
EXHIBIT C-2	-	Form of Opinion of Dennis J. Reeder, Esq., Marshall Islands counsel to the Credit Parties
EXHIBIT C-3	-	Form of Opinion of George E. Henries, Esq., Liberian counsel to the Credit Parties
EXHIBIT C-4	-	Form of Opinion of Conyers, Dill & Pearman Limited, Bermuda counsel to the Credit Parties
EXHIBIT D	-	Form of Officer’s Certificate
EXHIBIT E	-	Form of Assignment of Earnings
EXHIBIT F	-	Form of Assignment of Insurances
EXHIBIT G-1	-	Form of Marshall Islands Collateral Vessel Mortgage
EXHIBIT G-2	-	Form of Liberian Collateral Vessel Mortgage
EXHIBIT G-3	-	Form of Bermuda Collateral Vessel Mortgage
EXHIBIT H	-	Form of Assignment and Assumption Agreement
EXHIBIT I	-	Form of Compliance Certificate
EXHIBIT J	-	Subordination Provisions
EXHIBIT K	-	Form of Letter of Credit Request
EXHIBIT L	-	Form of Interim Order
EXHIBIT M	-	Form of Incremental Commitment Agreement
EXHIBIT N	-	Form of Deposit Account Control Agreement

THIS SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of November 16, 2011, among GENERAL MARITIME CORPORATION, a Marshall Islands corporation (the “Parent”), the other Guarantors party hereto from time to time, GENERAL MARITIME SUBSIDIARY CORPORATION, a Marshall Islands corporation (“GMSC”) and GENERAL MARITIME SUBSIDIARY II CORPORATION, a Marshall Islands corporation (“GMSCII”), as co-borrowers (each, a “Borrower” and together, the “Borrowers”), the Lenders party hereto from time to time, and NORDEA BANK FINLAND PLC, NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent under the Security Documents (in such capacity, the “Collateral Agent”).  All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, on November 16, 2011 (the “Petition Date”), the Credit Parties (other than the Excluded Subsidiaries) commenced a voluntary case (collectively, the “Chapter 11 Case”) under Title 11 of the United States Code entitled “Bankruptcy” (as now or hereafter in effect, or any successor thereto, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), and such Credit Parties continue to operate their businesses and manage their properties as debtors-in-possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, the Borrowers have requested that the Lenders provide a senior secured superpriority debtor-in-possession credit facility to the Borrowers in an aggregate principal amount not to exceed $75,000,000 (plus Incremental Commitments, if any, the “DIP Facility”), initially comprised of (x) a term loan facility of up to $40,000,000 and (y) a revolving loan credit facility of up to $35,000,000 to (i) fund operating expenses, adequate protection payments required under the Orders and general corporate and working capital requirements of the Parent, the Borrowers and their respective Subsidiaries, and administrative expenses of the Chapter 11 Case, in each case in compliance with Section 9.07(b), (ii) make any Pre-Petition Payments to the extent expressly permitted hereunder, (iii) pay restructuring fees and expenses, (iv) issue Letters of Credit, (v) pay fees, expenses and interest to the Administrative Agent and the Lenders under the DIP Facility and (vi) pay fees and expenses of the Credit Parties’ professionals;

WHEREAS, the Lenders are willing to make certain Post-Petition loans and procure the issuance of certain Post-Petition letters of credit and/or performance, insurance, surety or bond guarantees at the request of the Borrowers of up to the amount of the Commitments under the DIP Facility upon the terms and conditions set forth herein;

WHEREAS, the Guarantors are willing to guarantee all of the Obligations of the Borrowers to the Lenders under the Credit Documents;

WHEREAS, each Borrower and each Guarantor acknowledges that they each will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrowers as provided in this Agreement; and

WHEREAS, to provide security for the repayment of all obligations of any kind of the Credit Parties hereunder and under the other Credit Documents, including (i) direct borrowings and (ii) reimbursement obligations under Letters of Credit, each of the Credit Parties will provide to the Collateral Agent (for the benefit of the Secured Creditors) the Liens, status and protection set forth in Sections 2.14 and 7.33.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.  Definitions and Accounting Terms.

1.01  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“$372M Pre-Petition Senior Credit Agreement” shall have the meaning provided in the definition of “Pre-Petition Senior Facilities”.

“$372M Required Lenders” shall have the meaning provided in the definition of “Relevant Pre-Petition Required Lenders”.

“$550M Pre-Petition Senior Credit Agreement” shall have the meaning provided in the definition of “Pre-Petition Senior Facilities”.

“$550M Required Lenders” shall have the meaning provided in the definition of “Relevant Pre-Petition Required Lenders”.

“Acceptable Flag Jurisdiction” shall have the meaning provided in Section 8.14.

“Acceptable Plan” shall mean a plan of reorganization of the Credit Parties pursuant to Chapter 11 of the Bankruptcy Code which is in form and substance satisfactory to the Directing Parties and which provides for the following:

(i)            the raising of the New Equity Amount;

(ii)           either (x) payment in full in cash of the Pre-Petition Senior Facilities or (y) other treatment of all obligations outstanding under the Pre-Petition Senior Facilities acceptable to the Directing Parties, which shall include:

a.              treatment acceptable to the Directing Parties of all obligations outstanding under the Pre-Petition Junior Credit Agreement;

b.              treatment acceptable to the Directing Parties of the Senior Unsecured Notes;

c.               an initial board of directors of the reorganized the Parent selected prior to the effective date of an Acceptable Plan in a fashion that is reasonably acceptable to the Directing Parties; and

d.              a senior management retention and incentive plan reasonably acceptable to the Directing Parties; and

(iii)          payment in full in cash of the DIP Facility, on or prior to the Maturity Date;

provided it is understood that the Prearranged Plan is an Acceptable Plan.

“Acceptable Sale Process” shall mean the implementation of the bidding and sale procedures (the “Bidding and Sale Procedures”) in respect of all of the Credit Parties’ assets and property, approved by an order of the Bankruptcy Court, in form and substance reasonably acceptable to the Directing Parties and the Credit Parties, and which shall include the following terms:

(i)            the sale process may be a public auction or a private sale process;

(ii)           the right of the Pre-Petition Senior Agent on behalf of the Pre-Petition Senior Lenders and the Administrative Agent on behalf of the Lenders to credit bid, whether as the “stalking horse” (through a designated nominee) or otherwise (the “Credit Bid”), up to the full amount of their claims under the Pre-Petition Senior Facilities and the DIP Facility, respectively, on terms and conditions satisfactory to (x) the Directing Parties with respect to a Credit Bid by the Pre-Petition Senior Agent on behalf of the Pre-Petition Senior Lenders and (y) each Lender with respect to a Credit Bid by the Administrative Agent on behalf of the Lenders, shall be fully preserved in all circumstances;

(iii)          upon execution by (i) the Pre-Petition Senior Agent on behalf of the Pre-Petition Senior Lenders and (ii) the Administrative Agent on behalf of the Lenders (with the consent of each Lender in the event of inclusion of the DIP Facility in the Credit Bid) of a purchase and sale agreement (or other documentation) with the Credit Parties (the “Stalking Horse Agreement”), in form and substance satisfactory to the Directing Parties and the Credit Parties, the Credit Bid shall be the “stalking horse” bid and the Pre-Petition Senior Agent on behalf of the Pre-Petition Senior Lenders and, in the event of inclusion of the DIP Facility in the Credit Bid, the Administrative Agent on behalf of the Lenders shall be entitled to the Break-Up Fee and Expense Reimbursement, provided that the Credit Parties may enter into an alternative stalking horse agreement (an “Alternative Stalking Horse Agreement”) with alternative bidder(s) within 10 Business Days of the commencement of the Acceptable Sale Process if such Alternative Stalking Horse Agreement provides for the payment in full in cash of the Pre-Petition Senior Facilities and the DIP Facility (or other treatment satisfactory to the Directing Parties) in form and substance acceptable to the Directing Parties (an “Alternative Stalking Horse Agreement”); provided that (i) if any such alternative bid provides for treatment of the DIP Facility other than by payment in full in cash, the terms of such alternative bid shall be acceptable in form and substance to each Lender and (ii) if any such alternative bid provides for treatment of the Pre-Petition Senior Facilities other than by payment in full in cash, the terms of such alternative bid shall be acceptable in form and substance to the Directing Parties;

(iv)          the Pre-Petition Senior Lenders and, in the event of inclusion of the DIP Facility in the Credit Bid, the Lenders shall be entitled in respect of the Credit Bid to (a) a “break-up fee” equal to 1% of the outstanding amount of the Pre-Petition Senior Facilities and the maximum commitments under the DIP Facility (the “Break-Up Fee”)

and (b) the reimbursement of their reasonable expenses, in each case on terms acceptable to the Directing Parties (the “Expense Reimbursement”); provided that the Break-Up Fee shall only be payable if an Acceptable Sale Process is commenced, the Credit Parties do not enter into an Alterative Stalking Horse Agreement within the time period set forth in clause (iii) above and the Credit Bid is not the successful bid under the sale process;

(v)           an auction (to the extent necessary) and a hearing before the Bankruptcy Court to consider the sale of substantially all of the Credit Parties’ assets shall be scheduled for a date that is no later than 90 days following the commencement of an Acceptable Sale Process; and

(vi)          the proceeds of the sale of the Credit Parties’ property and assets shall fund (unless pre-funded by the Lenders under the DIP Facility (which may then be included in the Credit Bid)) a reasonable wind-down budget (the “Wind-Down Budget”) for costs reasonably necessary to wind down the Chapter 11 Case, including an amount for the reasonable fees and expenses of the estates’ professionals, which shall be (x) agreed to by the Credit Parties and either (i) the Relevant Pre-Petition Required Lenders (in the event that the Pre-Petition Senior Facilities are included in the Credit Bid) and the Required Lenders (in the event that the DIP Facility is included in the Credit Bid) or (ii) a third party purchaser of substantially all of the Credit Parties’ assets (without limitation of any of the Lenders’ or the Pre-Petition Lenders’ rights) and (y) subject in all cases to approval of the Bankruptcy Court.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.

“Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 9.06 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 9.06, an Affiliate of the Parent shall include any Person that directly or indirectly owns more than 5% of any class of the capital stock of the Parent and any officer or director of the Parent or any of its Subsidiaries.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary contained above, for purposes of Section 9.06, neither the Administrative Agent, nor the Collateral Agent, nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Parent or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.

“Affiliate Transferee” shall have the meaning provided in the definition of “Sell Down”.

“Agents” shall mean, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” shall mean this Senior Secured Superpriority Debtor-in-Possession Credit Agreement, as modified, supplemented, amended or restated from time to time.

“Alternative Stalking Horse Agreement” shall have the meaning provided in the definition of “Acceptable Sale Process”.

“Applicable Commitment Commission Rate” shall mean, at any time, a rate per annum equal to 50% of the Applicable Margin as in effect at such time.

“Applicable Margin” shall mean a percentage per annum equal to (x) at any time prior to the effective date of the Extension Option by the Borrowers, 6.50% per annum, and (y) at any time from and after the effective date of the Extension Option by the Borrowers, 7.00% per annum; provided that during the continuance of an Event of Default, the Applicable Margin otherwise applicable at such time shall be increased by 2.00%.

“Approved Appraiser” shall mean H. Clarksons & Company Limited, Fearnleys Ltd., R.S. Platou Shipbrokers a.s., Lorentzen & Stemoco, Simpson Spence & Young Ltd. or such other independent appraisal firm as may be acceptable to the Required Lenders.

“Approved Budget” shall mean the aggregate, without duplication, of all items that are set forth in the Initial Approved Budget and any Supplemental Approved Budget.

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit H (appropriately completed).

“Assignment of Earnings” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Assignment of Insurances” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements.”

“Avoidance Actions” shall mean actions for preferences, fraudulent conveyances, and other avoidance power claims under Sections 544, 545, 547, 548, 550 and 553 of the Bankruptcy Code.

“Bankruptcy Code” shall have the meaning provided in the Recitals hereto.

“Bankruptcy Court” shall have the meaning provided in the Recitals hereto.

“Borrowers” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of Loans from all the Lenders (other than Defaulting Lenders) having Commitments under the relevant Tranche on a given date having the same Interest Period.

“Borrowing Date” shall mean each date on which a Credit Event occurs.

“Break-Up Fee” shall have the meaning provided in the definition of “Acceptable Sale Process”.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York City or London a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person.

“Capitalized Lease Obligations” of any Person shall mean all rental obligations which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Carve-Out” shall have the meaning provided in Section 2.14(a).

“Carve-Out Trigger Notice” as defined in Section 2.14(a).

“Cash Equivalents” shall mean (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any commercial bank having, or which is the principal banking subsidiary of a bank holding company having capital, surplus and undivided profits aggregating in excess of $200,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, and (v) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i) the Parent shall at any time and for any reason fail to own, directly or indirectly, 100% of the Equity Interests of either Borrower and each Guarantor which owns a Collateral Vessel, except in the case of a non-U.S. Guarantor, any such other ownership as required by applicable law, (ii) the sale, lease or transfer of all or substantially all of the Parent’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) or (iii) the liquidation or dissolution of the Parent or either Borrower; provided that if any of the foregoing occurs as part of the consummation of an Acceptable Plan or an Acceptable Sale Process, it shall not constitute a Change of Control.

“Chapter 11 Case” shall have the meaning provided in the Recitals hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean, all now owned or hereafter acquired assets and property, whether real or personal, of the Credit Parties including, without limitation, all Pre-Petition Senior Collateral, including each Collateral Vessel, all assets and property pledged under the Credit Documents, and all cash, any investment of such cash, inventory, accounts receivable, including intercompany accounts (and all rights associated therewith), other rights to payment whether arising before or after the Petition Date, contracts, contract rights, chattel paper, goods, investment property, inventory, deposit accounts (including the cash collection, “lockbox” and “concentration” accounts provided for in the Credit Documents), “core concentration accounts,” “cash collateral accounts”, and in each case all amounts on deposit therein from time to time, equity interests, securities accounts, securities entitlements, securities, commercial tort claims, books, records, plants, equipment, general intangibles, documents, instruments, interests in leases and leaseholds, interests in real property, fixtures, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, letter of credit rights, supporting obligations, machinery and equipment, patents, copyrights, trademarks, tradenames, other intellectual property, all licenses therefor, and all proceeds, rents, profits, products and substitutions, if any, of any of the foregoing.  For the avoidance of doubt, the Collateral shall not include Avoidance Actions, but shall, upon entry of a Final Order, include the proceeds of Avoidance Actions, which shall be available to pay any administrative claim held by the Pre-Petition Senior Agent and/or any Pre-Petition Senior Lender in respect of any obligations under the Pre-Petition Senior Credit Documents and by the Administrative Agent and/or any Lender in respect of the DIP Facility.

“Collateral Agent” shall mean the Administrative Agent acting as mortgagee, security trustee or collateral agent for the Secured Creditors pursuant to the Security Documents.

“Collateral and Guaranty Requirements” shall mean with respect to the Credit Parties, the requirement that:

(i)            each Borrower, each Guarantor, the Collateral Agent and Nordea Bank Finland plc, New York Branch, as depositary bank, shall have duly executed and delivered a control agreement substantially in the form of Exhibit N (the “Deposit Account Control Agreement”) or otherwise reasonably acceptable to the Administrative Agent with respect to any Concentration Account opened or maintained by such Borrower or Guarantor;

(ii)           each Guarantor that owns a Collateral Vessel shall have duly authorized, executed and delivered (x) an Assignment of Earnings substantially in the form of Exhibit E (as modified, supplemented or amended from time to time, the “Assignment of Earnings”) and (y) an Assignment of Insurances substantially in the form of Exhibit F (as modified, supplemented or amended from time to time, the “Assignment of Insurances”), together covering all of such Guarantor’s present and future Earnings and Insurance Collateral on such Collateral Vessels;

(iii)                               each Guarantor that owns a Collateral Vessel shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate Vessel registry a Collateral Vessel Mortgage with respect to such Collateral Vessel and such Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest in, and lien upon such Collateral Vessel, in each case subject only to Permitted Liens;

(iv)                              all filings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clauses (i) through and including (iii) above shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent;

(v)                                 the Administrative Agent shall have received each of the following:

(a)           certificates of ownership from appropriate authorities showing (or confirmation updating previously reviewed certificates and indicating) the registered ownership of such Collateral Vessel by the relevant Guarantor;

(b)           the results of maritime registry searches with respect to such Collateral Vessel, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens;

(c)           class certificates from a classification society listed on Schedule X or another classification society reasonably acceptable to the Administrative Agent, indicating that such Collateral Vessel meets the criteria specified in Section 7.24;

(d)           an officers’ certificate from the Borrowers certifying that there has been no change to (x) the certified copies of the agreements related to the technical and commercial management of each Collateral Vessel and (y) certified copies of the ISM and ISPS Code documentation for each Collateral Vessel, in each case received by the Administrative Agent on May 6, 2011; and

(e)           a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent (it being understood that Leeds and Leeds, AON and Marsh are acceptable) with respect to the insurance maintained by the Credit Parties in respect of such Collateral Vessel, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Administrative Agent, the Collateral Agent and/or the Lenders as mortgagee, (ii) otherwise conform with the insurance requirements of each respective Collateral Vessel Mortgage and (iii) comply with the Required Insurance;

(vi)          the Administrative Agent shall have received from (a) special New York maritime counsel to each of the Credit Parties (which shall be Constantine P. Georgiopoulos or other counsel to each of the Credit Parties qualified in such jurisdiction that own a Collateral Vessel and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-1, (b) special Marshall Islands counsel to each of the Credit Parties (which shall be Dennis J. Reeder, Esq. or other counsel to each of the Credit Parties qualified in such jurisdiction that own a Collateral Vessel and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-2, (c) special Liberian counsel to each of the Credit Parties (which shall be George E. Henries, Esq. or other counsel to each of the Credit Parties qualified in such jurisdiction that own a Collateral Vessel and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-3 and (d) special Bermuda counsel to each of the Credit Parties (which shall be Conyers, Dill & Pearman Limited or other counsel to each of the Credit Parties qualified in such jurisdiction that own a Collateral Vessel and reasonably satisfactory to the Administrative Agent), an opinion addressed to the Administrative Agent and each of the Lenders and dated as of the date of such Credit Event covering the matters set forth in Exhibit C-4; and

(vii)         the Administrative Agent shall have received a certificate, dated the Effective Date and reasonably acceptable to the Administrative Agent, signed by the Chairman of the Board, the President, any Vice President, the Treasurer or an authorized manager, member or general partner of each Credit Party, and attested to by the Secretary or any Assistant Secretary (or, to the extent such Credit Party does not have a Secretary or Assistant Secretary, the analogous Person within such Credit Party) of such Credit Party, as the case may be, substantially in the form of Exhibit D, with appropriate insertions, together with copies of the Certificate of Incorporation and By-Laws (or equivalent organizational documents) of such Credit Party and the resolutions of such Credit Party referred to in such certificate authorizing the consummation of the Transaction; provided that copies of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) referred to in this clause (vii) shall not be required to be delivered by (x) any of the Credit Parties under and as defined in the Pre-Petition Senior Facilities so long as such Credit Parties certify that there have been no changes made to the organizational documents previously delivered pursuant to the Pre-Petition Senior Facilities or (y) any of the Inactive Subsidiaries.

“Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition of Collateral by the Parent or any of its Subsidiaries to any Person other than the Parent or any Subsidiary of the Parent or (ii) any Event of Loss of any Collateral Vessel; provided, however, that the charter of any Collateral Vessel shall not be considered a Collateral Disposition.

“Collateral Vessel” shall mean, at any time, each of the Vessels listed on Schedule III.

“Collateral Vessel Mortgage” shall mean, with respect to the Collateral Vessels, a first priority statutory mortgage and deed of covenant supplemental thereto or a first preferred mortgage in substantially the form of Exhibit G-1, Exhibit G-2 or Exhibit G-3, as applicable, or such other form as may be reasonably satisfactory to the Administrative Agent, as such first priority statutory mortgage and deed of covenant supplemental thereto or first preferred mortgage may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Commitment” shall mean any of the commitments of any Lender, i.e., whether the Term Loan Commitment or a Revolving Commitment.

“Commitment Commission” shall have the meaning provided in Section 3.01(a).

“Concentration Account” shall mean, collectively, the accounts listed on Schedule XIV.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any extraordinary losses for such period, (v) costs and any professional fees incurred in connection with the Chapter 11 Case for such period, (vi) any management retention or incentive program payments for such period, (vii) non-cash restricted stock compensation, (viii) any non-cash charges for such period and (ix) any one-time cash charges in connection with the closing of an office for such period, less any extraordinary gains for such period.

“Consolidated Net Income” shall mean, for any period, the consolidated net after tax income of the Parent and its Subsidiaries determined in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Bid” shall have the meaning provided in the definition of “Acceptable Sale Process”.

“Credit Documents” shall mean this Agreement, each Incremental Commitment Agreement, each Note, each Security Document and, after the execution and delivery thereof, each additional guaranty or additional security document executed pursuant to Section 8.11.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean the Parent and each of its Subsidiaries.

“Debt Issuance” shall mean the incurrence by any Credit Party of any Indebtedness after the Effective Date (other than as permitted by Section 9.04).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Deposit Account Control Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.

“DIP Facility” shall have the meaning provided in the Recitals hereto.

“Directing Parties” shall mean either (x) the consent of (i) if the Steering Committee consists of four or more members, all but one of the Steering Committee Lenders, and (ii) if the Steering Committee consists of three or fewer Steering Committee Lenders, each Steering Committee Lender, or (y) the Relevant Pre-Petition Required Lenders, provided that (i) in the event of a disagreement or inconsistency as to any matter between the Steering Committee and the Relevant Pre-Petition Required Lenders, the Relevant Pre-Petition Required Lenders shall control and (ii) in the event that the consent requirement set forth in clause (x) of this definition is satisfied with less than the unanimous consent of the Steering Committee Lenders, any dissenting Steering Committee Lender may require that the consent requirement set forth in clause (y) of this definition be satisfied for any action of the Directing Parties with respect to the matter subject to dispute; provided that for purposes of this Agreement, the Credit Parties shall be entitled to rely on the decision of the Steering Committee unless they are informed otherwise at the time of reliance thereon.

“Dividend” shall mean, with respect to any Person, a dividend, distribution or return of any equity capital to its stockholders, partners or members, any other distribution, payment or delivery of property or cash to its stockholders, partners or members in their capacity as such, the redemption, retirement, purchase or acquisition, directly or indirectly, for a consideration of any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Petition Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or the setting aside of any funds for any of the foregoing purposes, or the granting of permission to any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Petition Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.  For the avoidance of doubt, any non-cash anti-dilution adjustments under the warrants listed on Schedule XII shall not constitute a Dividend.

“Dollars” and the sign “$” shall each mean lawful money of the United States.

“Drawing” shall have the meaning provided in Section 14.04(b).

“Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the respective Assignment of Earnings and the respective Assignment of Insurances.

“Effective Date” shall have the meaning provided in Section 12.10.

“Eligible Transferee” shall mean and include a commercial bank, insurance company, financial institution, fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Effective Date or other “accredited investor” (as defined in Regulation D of the Securities Act); provided that (i) none of the Borrowers, the Guarantors nor any of their respective Affiliates shall be an Eligible Transferee at any time and (ii) no holder of loans under the Pre-Petition Junior Credit Agreement or any Affiliate thereof shall be an Eligible Transferee at any time.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief in connection with alleged injury or threat of injury to health, safety or the environment due to the presence of Hazardous Materials.

“Environmental Law” shall mean any applicable federal, state, foreign, international or local statute, law, treaty, protocol, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on the Parent or any of its Subsidiaries, relating to the environment or to Hazardous Materials, including, without limitation, CERCLA; OPA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any applicable state, foreign, international or local counterparts or equivalents thereof, in each case as amended from time to time; and any applicable rules, regulations or requirements of a classification society in respect of any Collateral Vessel.

“Environmental Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

“Equity Interests” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock and (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited).

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by the Parent after the Effective Date of any Equity Interests in the Parent (including any Equity Interests issued upon exercise of any warrant or option or equity-based derivative) or any warrants or options or equity-based derivatives to purchase Equity Interests in the Parent or (ii) any contribution to the capital of the Parent.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with the Parent or a Subsidiary of the Parent would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, the higher of (i) (a) the offered rate (rounded upward to the nearest 1/16 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Reuters LIBOR 01 Page (or such other service as may be nominated by the British Bankers’ Association as the information vendor for displaying the London Interbank Offered Rates of major banks in the London interbank Eurodollar market) (the “Screen Rate”), provided that if on such date no such rate is so displayed or, in the case of the initial Interest Period in respect of a Loan, if less than three Business Days’ prior notice of such Loan shall have been delivered to the Administrative Agent, the Eurodollar Rate for such period shall be the arithmetic average (rounded upward to the nearest 1/16 of 1%) of the rate quoted to the Administrative Agent by the Reference Banks for deposits of Dollars in an amount approximately equal to the amount in relation to which the

Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period, in each case divided (and rounded upward to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D) and (ii) 1.50% per annum.

“Event of Default” shall have the meaning provided in Section 10.

“Event of Loss” shall mean any of the following events: (x) the actual or constructive total loss of a Collateral Vessel or the agreed or compromised total loss of a Collateral Vessel; or (y) the capture, condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, a Collateral Vessel.  An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Collateral Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Collateral Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Vessel, at the time and on the date of the event giving rise to such damage; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.  Notwithstanding the foregoing, if such Collateral Vessel shall have been returned to either Borrower following any event referred to in clause (y) above prior to the date upon which payment and commitment reduction is required to be made under Section 4.02(b) hereof, no Event of Loss shall be deemed to have occurred by reason of such event.

“Excluded Subsidiaries” shall mean the indirect Subsidiaries of the Parent listed on Schedule XIII.

“Existing Indebtedness” shall have the meaning provided in Section 7.20.

“Existing Liens” shall have the meaning provided in Section 2.14(a)(iv).

“Expense Reimbursement” shall have the meaning provided in the definition of “Acceptable Sale Process”.

“Extension Option” shall have the meaning provided in the definition of “Stated Maturity Date”.

“Facing Fee” shall have the meaning provided in Section 3.01(d).

“Fair Market Value” of any Collateral Vessel at any time shall mean the average of the fair market value of such Collateral Vessel on the basis of an individual charter-free arm’s-length transaction between a willing and able buyer and seller not under duress as set forth in the appraisals of at least two Approved Appraisers most recently delivered to, or obtained by, the Administrative Agent prior to such time.

“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Final Order” shall mean, collectively, the final order or orders entered by the Bankruptcy Court with respect to the Credit Parties (other than the Excluded Subsidiaries) in the Chapter 11 Case on or prior to December 21, 2011 after a final hearing under Bankruptcy Rule 4001(c)(2), authorizing and approving the DIP Facility and the terms of this Agreement and the other Credit Documents (including the payment of interest, fees, costs and expenses hereunder and thereunder) and granting the Liens, status and protections set forth in Section 2.14 and 7.33 hereof and provided for in the Security Documents, which order or judgment is in effect and not stayed, and as to which the time to appeal, petition for certiorari, or move for re-argument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceeding for re-argument or rehearing shall then be pending, or, if pending, no stay pending appeal shall have been granted, as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof.  The Final Order shall, inter alia: (1) be approved or be conditioned upon pre-approval by Bankruptcy Court order of (a) the Milestones; (b) marketing procedures for obtaining the New Equity Amount in form and substance acceptable to the Directing Parties, (c) the Credit Bid as the stalking horse bid under the Acceptable Sale Process (subject to execution of the Stalking Horse Agreement and agreement on the Wind-Down Budget) or under any other circumstances and (d) the Bidding and Sale Procedures (including with respect to the Break-Up Fee and Expense Reimbursement); (2) require senior management of the Credit Parties and all other personnel of the Credit Parties that the Steering Committee may request to make themselves reasonably available to, and to use reasonable best efforts to cooperate with, the Steering Committee in respect of an Acceptable Plan or an Acceptable Sale Process, as the case may be; and (3) approve the priority of the Liens and Superpriority Claims granted pursuant to the Sections 364(c)(1), (2) and (3) and 364(d) of the Bankruptcy Code.  The Final Order and all extensions, modifications and amendments thereto shall be in form and substance satisfactory to each Lender and the Directing Parties in their reasonable discretion; provided that the terms set forth above shall be deemed to be satisfactory.

“Final Order Entry Date” shall mean the date on which the Final Order shall have been entered on the docket of the Bankruptcy Court.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Parent or any one or more of its Subsidiaries primarily for the benefit of employees of the Parent or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“GAAP” shall have the meaning provided in Section 12.07(a).

“GMSC” shall have the meaning provided in the first paragraph of this Agreement.

“GMSCII” shall have the meaning provided in the first paragraph of this Agreement.

“Guarantors” shall mean, at any time, the Parent and each direct and indirect Subsidiary of the Parent (other than the Borrowers).  The Guarantors as of the Effective Date (other than the Parent) are listed on Schedule VIII.

“Guaranty” shall mean the guaranty of the Guarantors pursuant to Section 13.

“Hazardous Materials” shall mean: (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority under Environmental Laws.

“Inactive Subsidiaries” shall mean General Maritime Investments LLC, General Product Carriers Corporation, General Maritime Management (Hellas) Ltd., General Maritime Management (UK) LLC, GMR Administration Corp., GMR Constantine LLC, GMR GP LLC, GMR Gulf LLC, GMR Limited LLC, GMR Princess LLC, GMR Progress LLC, GMR Star LLC, GMR Trader LLC, GMR Trust LLC and Arlington Tankers, LLC.

“Incremental Commitment” shall mean, for any Incremental Lender, the amount of its commitment to make Incremental Loans provided pursuant to an Incremental Commitment Agreement.

“Incremental Commitment Agreement” shall have the meaning provided in Section 2.17(b)(i).

“Incremental Commitment Effective Date” shall have the meaning provided in Section 2.17(b)(i).

“Incremental Lender” shall have the meaning provided in Section 2.17(b)(i).

“Incremental Loan” shall have the meaning provided in Section 2.17(a).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit (including, without limitation, all Letters of Credit) issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) and (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (to the extent of the value of the respective property), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person, and (vii) all obligations under any Interest Rate Protection Agreement or Other Hedging Agreement or under any similar type of agreement; provided that Indebtedness shall in any event not include trade payables and expenses accrued in the ordinary course of business.

“Ineligible Transferee” shall have the meaning provided in the definition of “Sell Down”.

“Initial Approved Budget” has the meaning given to it in Section 5.07.

“Initial Borrowing Date” shall mean the date occurring on or after the Effective Date on which the initial Credit Event hereunder occurs.

“Individual Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all Loans made by such Lender and then outstanding and (b) such Lender’s Revolver Percentage in the aggregate amount of all Letter of Credit Outstandings at such time.

“Intercreditor Agreements” shall mean the “Intercreditor Agreement” under and as defined in each of the Pre-Petition Senior Facilities.

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.

“Interest Period” shall have the meaning provided in Section 2.08.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Interim Order” shall mean, collectively, the interim order or orders entered by the Bankruptcy Court with respect to the Credit Parties (other than the Excluded Subsidiaries) in the Chapter 11 Case on or prior to November 21, 2011, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to each Lender and the Directing Parties, which, among other matters but not by way of limitation, authorizes, on an interim basis, the Credit Parties to execute and perform under the terms of this Agreement and the other Credit Documents, as applicable, and incur (and guarantee) and secure the Loans, Letters of Credit and other Obligations in connection therewith, which order shall be in form and substance satisfactory to each Lender and the Directing Parties, and which shall be deemed satisfactory to each Lender and the Directing Parties if such order is substantially in the form of Exhibit L.

“Interim Order Amount” shall mean the initial term loan advance under the DIP Facility of up to $30,000,000 upon entry of the Interim Order.

“Investments” shall have the meaning provided in Section 9.05.

“Issuing Lender” shall mean the Administrative Agent and any Lender (which, for purposes of this definition, also shall include any banking affiliate of any Lender which has agreed to issue Letters of Credit under this Agreement) which at the request of the Borrowers and with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 14.01.

“Judgment Currency” shall have the meaning provided in Section 13.09(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 13.09(a).

“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, as well as any Person which becomes a “Lender” hereunder pursuant to 12.04(b).

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (iii) such Lender having notified the Administrative Agent, any Issuing Lender and/or any Credit Party (x) that it does not intend to comply with its obligations under Sections 2.01 or Section 14, as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Sections 2.12 (with respect to clause (i) below) and 2.16 and any documentation entered into pursuant to the Letter of Credit Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such Lender with respect to its funding obligations under any other credit facility to which it is a party and which any Issuing Lender or the Administrative Agent reasonably believes in good faith has occurred and is continuing, and (iv) the failure of such Lender to make available its portion of any Borrowing or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 14.03(c) within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Required Lenders with Commitments has or have, as applicable, funded its or their portion thereof.

“Letter of Credit” shall have the meaning provided in Section 14.01(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.16(a)(ii).

“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time in respect of Letters of Credit.  The Letter of Credit Exposure of any Lender at any time shall be its Revolver Percentage of the aggregate Letter of Credit Exposure at such time.

“Letter of Credit Fee” shall have the meaning provided in Section 3.01(c).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the amount of all Unpaid Drawings.

“Letter of Credit Request” shall have the meaning provided in Section 14.02(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each Term Loan and each Revolving Loan.

“Margin Regulations” shall mean the provisions of Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Disruption Event” shall mean with respect to any Tranche:

(i)            if, at or about noon on the Interest Determination Date for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference

Banks supplies a rate to the Administrative Agent to determine the Eurodollar Rate for the relevant Interest Period; or

(ii)           before close of business in New York on the Interest Determination Date for the relevant Interest Period, the Administrative Agent receives notice from a Lender or Lenders the sum of whose outstanding Term Loans, Term Loan Commitments and/or Revolving Commitments (or, after the termination of the Revolving Commitments, the Revolving Loans) in the aggregate exceed 50% of the Term Loans, Term Loan Commitments and/or Revolving Commitments (or, after the termination of the Revolving Commitments, the Revolving Loans) that (i) the cost to such Lenders of obtaining matching deposits in the London interbank Eurodollar market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or (ii) such Lenders are unable to obtain funding in the London interbank Eurodollar market.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business, property, assets, liabilities, condition (financial or otherwise) or prospects of (x) the Collateral Vessels taken as a whole or (y) the Parent and its Subsidiaries taken with respect to the Obligations as a whole, (ii) the rights and remedies of the Lenders or the Administrative Agent or (iii) the ability of the Borrowers or the Borrowers and their Subsidiaries, taken as a whole, to perform their Obligations; provided that the commencement of the Chapter 11 Case shall not constitute a Material Adverse Effect under clause (i) above.

“Maturity Date” shall mean the earliest to occur of (a) the Stated Maturity Date, (b) the date of termination of the Commitments of the Lenders and their obligations to make Loans or issue of Letters of Credit pursuant to the exercise of remedies under Section 10 as a result of the occurrence of an Event of Default which is continuing, (c) the effective date of an Acceptable Plan, or (d) the date of the closing of a sale of all or a substantially all of the Credit Parties’ assets pursuant to an Acceptable Sale Process under Section 363 of the Bankruptcy Code or otherwise.

“Milestones” shall mean, unless otherwise agreed to by the Directing Parties, the requirement for the Borrowers and each other Credit Party to:

(i)            obtain (x) a binding written commitment and support agreement in form and substance acceptable to the Directing Parties from one or more third parties regarding the terms of such third parties’ funding of the New Equity Amount and such third parties’ support for an Acceptable Plan and (y) file with the Bankruptcy Court an Acceptable Plan and a disclosure statement in respect thereof, in each case on or before the 75th day after the Petition Date,

(ii)           obtain an order of the Bankruptcy Court, in form and substance satisfactory to the Directing Parties, approving a disclosure statement in respect of an Acceptable Plan and authorizing solicitation of such Acceptable Plan on or before the 135th day after the Petition Date, and

(iii)          obtain an order of the Bankruptcy Court, in form and substance satisfactory to the Directing Parties, confirming an Acceptable Plan, and such Acceptable

Plan shall be substantially consummated, on or before the 210th day after the Petition Date.

“Minimum Borrowing Amount” shall mean (i) with respect to Term Loans, $5,000,000 and (ii) with respect to Revolving Loans, $1,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” shall mean a Plan which is defined in Section 3(37) of ERISA.

“Net Cash Proceeds” shall mean, (x) with respect to any Collateral Disposition, the aggregate cash payments (including any cash received by way of deferred payment pursuant to a note receivable issued in connection with such Collateral Disposition, other than the portion of such deferred payment constituting interest, but only as and when received) received by the Parent or any of its Subsidiaries from such Collateral Disposition net of reasonable transaction costs (including, without limitation, reasonable attorneys’ fees) and sales commissions and (y) with respect to the issuance of any Equity Interests or Indebtedness, the aggregate cash proceeds received by the Parent from such equity issuance or issuance of Indebtedness, as applicable, net of reasonable transaction costs related thereto (including, without limitation, reasonable attorneys’ fees).

“New Equity Amount” shall mean the new equity (or similar) capital that provides cash proceeds in an amount satisfactory to the Directing Parties to the reorganized Credit Parties as of the effective date of an Acceptable Plan, whether funded by the issuance of rights to purchase new common stock in the reorganized Credit Parties or otherwise, in any case on terms acceptable to the Directing Parties.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note” shall mean each Revolving Note and Term Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligation Currency” shall have the meaning provided in Section 13.09(a).

“Obligations” shall mean (x) the principal of, premium, if any, and interest on the Loans made to, the Borrowers under this Agreement, (y) the principal of, premium, if any, and interest on all Unpaid Drawings, and (z) all other obligations, liabilities and indebtedness owing by the Borrowers or the other Credit Parties to the Secured Creditors (in the capacities referred to in the definition of Secured Creditors) under this Agreement and each other Credit Document to which either Borrower or any Credit Party is a party (including, without limitation, indemnities, fees and interest thereon (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with this Agreement and any such other Credit Document and the due performance and compliance by the Borrowers with all of the terms, conditions and agreements contained in all such Credit Documents.

“OPA” shall mean the Oil Pollution Act of 1990, as amended, 33 U.S.C. § 2701 et seq.

“Orders” shall mean, together, the Interim Order and the Final Order.

“Parent” shall have the meaning provided in the first paragraph of this Agreement.

“Parent Stock” shall mean any shares of any class of the capital stock or membership interests (including, without limitation, common stock) of the Parent outstanding on or after the Effective Date or any options or warrants issued with respect to the foregoing.

“Participant” shall have the meaning provided in Section 14.03(a).

“PATRIOT Act” shall have the meaning provided in Section 12.20.

“Payment Office” shall mean the office of the Administrative Agent located at 437 Madison Avenue, 21st Floor, New York, NY 10022, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Encumbrance” shall mean easements, rights-of-way, restrictions, encroachments, exceptions to title and other similar charges or encumbrances on any Collateral Vessel or any other property of the Parent or any of its Subsidiaries arising in the ordinary course of business which do not materially detract from the value of such Collateral Vessel or the property subject thereto.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Petition Date” shall have the meaning provided in the Recitals hereto.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA, which is maintained or contributed to by (or to which there is an obligation to contribute of) the Parent or a Subsidiary of the Parent or any ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Parent, or a Subsidiary of the Parent or any ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Post-Petition” shall mean the time period beginning immediately upon the filing of the Chapter 11 Case.

“Post-Petition Indebtedness” shall mean the obligations of the Credit Parties arising on or after the Petition Date relating to the Credit Parties’ bankruptcy estates, including related to the Post-Petition operation of the Credit Parties’ business (including the Obligations).

“Prearranged Plan” shall mean that certain plan as contemplated in the Restructuring Support Agreement.

“Pre-Petition” shall mean the time period prior to filing of the Chapter 11 Case.

“Pre-Petition Credit Documents” shall mean the Pre-Petition Senior Credit Documents and the Pre-Petition Junior Credit Documents.

“Pre-Petition Facilities” shall mean, collectively, the Pre-Petition Senior Facilities and the Pre-Petition Junior Credit Agreement.

“Pre-Petition Junior Credit Agreement” shall mean the $200,000,000 Amended and Restated Credit Agreement, dated as of May 6, 2011 (as amended on July 13, 2011 and September 30, 2011, and as further amended, modified and/or supplemented in accordance with the terms hereof, thereof and of the Intercreditor Agreements), among the Borrowers, as co-borrowers, Arlington Tankers Ltd., the Parent, OCM Marine Investments CTB, Ltd., as initial lender, and OCM Administrative Agent, LLC, as administrative agent and collateral agent.

“Pre-Petition Junior Credit Documents” shall mean the “Credit Documents” under and as defined in the Pre-Petition Junior Credit Agreement.

“Pre-Petition Junior Lenders” shall mean the “Lenders” under and as defined in the Pre-Petition Junior Credit Agreement.

“Pre-Petition Lenders” shall mean the Pre-Petition Senior Lenders and the Pre-Petition Junior Lenders.

“Pre-Petition Payment” shall mean a direct or indirect payment, redemption, purchase, defeasance or acquisition for value (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Pre-Petition (i) Indebtedness (including, without limitation, the Senior Unsecured Notes and Indebtedness under the Pre-Petition Credit Documents), (ii) “critical vendor payments” or (iii) trade payables (including, without limitation, in respect of reclamation claims), or other Pre-Petition claims against any Credit Party.

“Pre-Petition Senior Agent” shall mean the “Administrative Agent” under and as defined in the Pre-Petition Senior Facilities.

“Pre-Petition Senior Credit Documents” shall mean the “Credit Documents” under and as defined in the Pre-Petition Senior Facilities.

“Pre-Petition Senior Facilities” shall mean (i) the $550,000,000 Second Amended and Restated Credit Agreement, dated as of May 6, 2011 (as amended on July 13, 2011 and September 30, 2011, and as further amended, modified and/or supplemented in accordance with the terms hereof, thereof and of the Intercreditor Agreements, the “$550M Pre-Petition Senior Credit Agreement”), among the Parent, Arlington Tankers Ltd., GMSCII, GMSC, as borrower, the lenders from time to time party thereto and Nordea Bank Finland plc, New York Branch, as administrative agent and collateral agent, (ii) the $372,000,000 Amended and Restated Credit Agreement, dated as of May 6, 2011 (as amended on July 13, 2011 and September 30, 2011, and as further amended, modified and/or supplemented in accordance with the terms hereof, thereof and of the Intercreditor Agreements, the “$372M Pre-Petition Senior Credit Agreement”), among the Parent, Arlington Tankers Ltd., GMSC, GMSCII, as borrower, the lenders from time to time party thereto and Nordea Bank Finland plc, New York Branch, as administrative agent and collateral agent and (iii) the obligations under any Interest Rate Protection Agreements and Other Hedging Agreements set forth on Schedule V.

“Pre-Petition Senior Lenders” shall mean the “Lender Creditors” and “Other Creditors” under and as defined in the Pledge Agreement (as defined in the Pre-Petition Senior Facilities).

“Primed Liens” shall have the meaning provided in Section 2.14(a)(iii).

“Priming Lien” shall have the meaning provided in Section 2.14(a)(iii).

“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Reference Banks” shall mean, at any time, (i) if there are less than two Lenders at such time, each Lender and (ii) if there are three or more Lenders at such time, the Administrative Agent and one other Lender as shall be determined by the Administrative Agent.

“Register” shall have the meaning provided in Section 12.16.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Relevant Pre-Petition Required Lenders” shall mean (x) as to matters relating to the Primary Collateral under and as defined in the $550M Pre-Petition Senior Credit Agreement, the “Required Lenders” under and as defined in the $550M Pre-Petition Senior Credit Agreement (the “$550M Required Lenders”), (y) as to matters relating to the “Primary Collateral” under and as defined in the $372M Pre-Petition Senior Credit Agreement, the “Required Lenders” under and as defined in the $372M Pre-Petition Senior Credit Agreement (the “$372M Required Lenders”) and (z) as to all other matters, both the $550M Required Lenders and the $372M Required Lenders.

“Replaced Lender” shall have the meaning provided in Section 2.12.

“Replacement Lender” shall have the meaning provided in Section 2.12.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Required Insurance” shall have the meaning set forth in Section 7.21.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Term Loans, Term Loan Commitments and Revolving Commitments at such time (or, if determined after the termination of the Revolving Commitments, the principal amount of outstanding Revolving Loans at such time) represents an amount greater than 50% of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders, (ii) the Total Term Loan Commitment of Non-Defaulting Lenders and (iii) the Total Revolving Commitment (or, if determined after the termination of the Revolving Commitments, all outstanding Revolving Loans) of Non-Defaulting Lenders, in each case at such time.

“Restructuring Support Agreement” shall mean that certain restructuring support agreement, dated as of November 16, 2011, by and among the Parent, the Pre-Petition Junior Lender and certain of the Pre-Petition Senior Lenders.

“Returns” shall have the meaning provided in Section 7.09.

“Revolver Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Commitment of such Lender at such time and the denominator of which is the Total Revolving Commitment at such time; provided that (x) if the Revolver Percentage of any Lender is to be determined after the Total Revolving Commitment has been terminated, then the Revolver Percentage of such Lender shall be a fraction (expressed as a percentage) the numerator of which is the aggregate principal amount of Revolving Loans and the Letter of Credit Outstandings of such Lender at such time and the denominator of which is the aggregate principal amount of Revolving Loans and the Letter of Credit Outstandings of all Lenders at such time and (y) in the case of Section 2.16 when a Defaulting Lender shall exist, “Revolver Percentage” shall mean the percentage of the Total Revolving Commitment (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment.

“Revolving Commitment” shall mean, for each Lender, the amounts set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Commitment” and/or “Incremental Commitment,” as the same may be (x) reduced from time to time or terminated pursuant to Sections 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.12 or 12.04(b).

“Revolving Loan” shall have the meaning provided in Section 2.01(b).

“Revolving Note” shall have the meaning provided in Section 2.05(a).

“S&P” shall mean Standard & Poor’s Financial Services LLC, and its successors.

“Screen Rate” shall have the meaning provided in the definition of Eurodollar Rate.

“Secured Creditors” shall mean and include the Administrative Agent, the Collateral Agent, each Lender, including each Steering Committee Lender, and each Issuing Lender.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Orders, the Deposit Account Control Agreement, the Assignment of Charter, the Assignment of Earnings, the Assignment of Insurances, each Collateral Vessel Mortgage and, after the execution and delivery thereof, each additional security document executed pursuant to Section 7.11.

“Sell Down” shall mean any sale, assignment, participation, syndication of or other transfer of any kind whatsoever (other than the termination of a secured hedging obligation), including, without limitation, by means of credit default, total return or other swaps or other synthetic transfers of risk, or agreement to do any of the foregoing, with respect to any Loans and/or Commitments or any loans and/or commitments under the Pre-Petition Senior Facilities, by any Steering Committee Lender.  Sell Down will not include (a) overnight pledges or assignments of a security interest in all or any portion of any Steering Committee Lender’s rights under the Loans and/or Commitments or any loans and/or commitments under the Pre-Petition Senior Facilities to secure obligations of such Steering Committee Lender entered into for financing purposes, including any pledge or assignment to secure such obligations to a Federal Reserve Bank; (b) any overnight sale-and-repurchase agreements entered into for financing purposes; (c) the purchase or sale of credit default, total return or other swaps for any purpose other than (x) hedging by a Steering Committee Lender (acting in its capacity as such) of the credit or other risk of its Loans and/or Commitments or any loans and/or commitments under the Pre-Petition Senior Facilities or (y) any synthetic transfer of credit or other risk by a Steering Committee Lender with respect to its Loans and/or Commitments or any loans and/or commitments under the Pre-Petition Senior Facilities; (d) any purchases or sales of loans of the Borrowers that are not Loans or loans under the Pre-Petition Senior Facilities by any Steering Committee Lender or an Affiliate Transferee (as defined below); or (e) an assignment by a Steering Committee Lender to a special purpose vehicle but only to the extent that such assignment is entered into by such Steering Committee Lender in connection with a series of related transactions involving its affiliates that has the sole purpose of providing financing to such Steering Committee Lender or such affiliates and does not transfer credit or other risk to any person that is not such Steering Committee Lender or its Affiliate Transferee (other than Ineligible Transferees (as defined below)).  Notwithstanding anything to the contrary herein, transfers of Loans and/or Commitments or loans and/or commitments under the Pre-Petition Senior Facilities by a Steering Committee Lender to Affiliates of such Steering Committee Lender (each, an “Affiliate Transferee”) shall not constitute a Sell Down, unless such Affiliate Transferee is an investment fund or a proprietary trading group or desk engaged in the business of investing in, trading or managing debt obligations similar to those of the Borrowers (an “Ineligible Transferee”).

“Senior Unsecured Note Documents” shall mean the Senior Unsecured Note Indenture, the Senior Unsecured Notes and the guarantees delivered in connection with the Senior Unsecured Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance with the terms thereof and of this Agreement.

“Senior Unsecured Note Indenture” shall mean the indenture entered into by the Parent, certain of its Subsidiaries and Bank of New York Mellon, as trustee, in connection with the issuance of the Senior Unsecured Notes, as the same may be amended, restated, supplemented, waived and/or otherwise modified from time to time in accordance the terms thereof and of this Agreement.

“Senior Unsecured Notes” shall mean the 12% senior unsecured notes of the Parent due 2017 issued pursuant to the Senior Unsecured Note Indenture.

“Stalking Horse Agreement” shall have the meaning provided in the definition of “Acceptable Sale Process”.

“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder (in each case determined without regard to whether any conditions to drawing could then be met).

“Stated Maturity Date” shall mean the date that is nine months following the Petition Date, provided that the Stated Maturity Date may be extended to November 16, 2012 at the option of the Borrowers (the “Extension Option”) so long as (x) no Default or Event of Default shall have occurred and be continuing at such time, (y) the Borrowers shall have delivered to the Administrative Agent in writing, by not more than one month and not fewer than five Business Days prior to the Stated Maturity Date, an irrevocable notice of election to exercise the Extension Option and (z) the Borrowers shall have paid in immediately available funds an extension fee in an amount equal to 0.50% of the amount of each Lender’s then outstanding Term Loans and Revolving Commitments to the Administrative Agent for distribution to each such Lender.

“Steering Committee” shall mean an informal steering committee consisting of Nordea Bank Finland plc, New York Branch, DNB Bank ASA, HSH Nordbank AG, Citibank, N.A., Skandinaviska Enskilda Banken AB (publ) and The Royal Bank of Scotland plc; provided that a Person shall cease to be a Steering Committee Lender immediately upon a Sell Down of all or a portion of (i) its commitment and/or outstanding loans under the Pre-Petition Senior Facilities or (ii) its Commitment and/or Loans.

“Steering Committee Lender” shall mean, at any time, each Lender that is a member of the Steering Committee at such time.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

“Superpriority Claim” shall mean a claim against any Borrower or Guarantor in the Chapter 11 Case which is an administrative expense claim having priority over any or all administrative expenses of a Chapter 11 and Chapter 7 trustee, subject and subordinate to the Carve-Out, of the kind specified in Sections 364(c)(1), 503(b), 507(a)(2) and 507(d) of the Bankruptcy Code.

“Supplemental Approved Budget” shall mean, in respect of the Initial Approved Budget, supplemental or replacement budgets delivered and approved by the Required Lenders in accordance with Section 8.01(i) (covering any time period covered by a prior budget or covering additional time periods).

“Tax Benefit” shall have the meaning provided in Section 4.04(c).

“Taxes” shall have the meaning provided in Section 4.04(a).

“Term Loan” shall have the meaning provided in Section 2.01(a).

“Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Term Loan Commitment”, as the same may be (x) terminated pursuant to Sections 3.03 and/or 10, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.12 or 12.04(b).

“Term Note” shall have the meaning provided in Section 2.05(a).

“Test Period” shall mean each period of four consecutive fiscal quarters then last ended, in each case taken as one accounting period.

“Total Commitment” shall mean, at any time, the sum of the Commitments of the Lenders at such time.

“Total Revolving Commitment” shall mean, at any time, the sum of the Revolving Commitments of all of the Lenders at such time.

“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., Term Loans and Revolving Loans.

“Transaction” shall mean, collectively, (i) the entering into of this Agreement and the other Credit Documents, as applicable, on the Effective Date and (ii) the payment of all fees and expenses in connection with the foregoing.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning provided in Section 14.04(a).

“Unrestricted Cash and Cash Equivalents” shall mean, when referring to cash or Cash Equivalents of the Parent or any of its Subsidiaries, that such cash or Cash Equivalents (i) does not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of the Parent or of any such Subsidiary, (ii) are not subject to any Lien in favor of any Person other than the Collateral Agent for the benefit of the Secured Creditors, the Collateral Agent for the benefit of the Secured Creditors (each as defined in the Pre-Petition Senior Facilities and the Pre-Petition Junior Credit Agreement) or (iii) are otherwise generally available for use by the Parent or such Subsidiary.

“Vessel” shall mean, individually and collectively, all sea going vessels and tankers at any time owned by the Parent and its Subsidiaries, and, individually, any of such vessels.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

“Wind-Down Budget” shall have the meaning provided in the definition of “Acceptable Sale Process”.

SECTION 2.  Amount and Terms of Credit Facilities; Lien Priority.

2.01  The Commitments.  (a) Subject to and upon the terms and conditions set forth herein and the Orders, each Lender with a Term Loan Commitment severally agrees to make a term loan or term loans (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrowers, which Term Loans:  (i) may be incurred pursuant to one or more drawings on or after the Initial Borrowing Date, and prior to the Maturity Date, (ii) shall be denominated in Dollars and (iii) shall be made by each such Lender in that aggregate principal amount which does not exceed the Term Loan Commitment of such Lender.  Once repaid, Term Loans incurred hereunder may not be reborrowed.

(b)           Subject to and upon the terms and conditions set forth herein and the Orders, each Lender with a Revolving Commitment severally agrees to make, at any time and from time to time on or after the date after the Final Order Entry Date on which the Term Loan Commitments shall have been reduced to zero and prior to the Maturity Date, a revolving loan or revolving loans (together with the Incremental Loans, each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers, which Revolving Loans (i) shall be denominated in Dollars, (ii) may be repaid and reborrowed in accordance with the provisions hereof, (iii) shall not exceed for any such Lender at any time that aggregate principal amount outstanding which, when added to such Lender’s Revolver Percentage of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, equals the Revolving Commitment of such Lender at such time and (iv) shall not exceed for all Lenders at any time that outstanding aggregate principal amount which, when added to the amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Loans) at such time, equals the Total Revolving Commitment at such time.

(c)           Notwithstanding anything to the contrary set forth herein, prior to the Final Order Entry Date (x) the aggregate principal amount of Term Loans incurred by the Borrowers shall not exceed the Interim Order Amount, (y) no Revolving Loans may be incurred and (z) no Letters of Credit may be issued by any Issuing Lender for the account of the Borrowers in an aggregate Stated Amount of more than $1,000,000.

2.02  Minimum Amount of Each Borrowing.  The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche.

2.03  Notice of Borrowing.  (a)  Whenever the Borrowers desire to incur Loans hereunder, they shall give the Administrative Agent at its Notice Office at least (x) in the case of the Initial Borrowing Date, one Business Day’s prior written notice of the Loans to be incurred hereunder and (y) otherwise, three Business Days’ (or less with the consent of the Lenders) prior written notice of each Loan to be incurred hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) (or later in the case of the Initial Borrowing Date with the consent of the Lenders).  Each such written notice (each a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.09, shall be irrevocable and shall be given by the Borrowers in the form of Exhibit A, appropriately completed to specify (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the initial Interest Period to be applicable thereto, (iv) whether the Loans being incurred pursuant to such Borrowing shall constitute Term Loans or Revolving Loans, and (v) to which account the proceeds of such Loans are to be deposited.  The Administrative Agent shall promptly give each Lender which is required to make Loans specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b)           Without in any way limiting the obligation of the Borrowers to deliver a written Notice of Borrowing in accordance with Section 2.03(a), the Administrative Agent may act without liability upon the basis of telephonic notice of such Borrowing, believed by the Administrative Agent in good faith to be from the President or the Treasurer of the Borrowers (or any other officer of the Borrowers designated in writing to the Administrative Agent by the President or Treasurer of the Borrowers as being authorized to give such notices under this Agreement) prior to receipt of a Notice of Borrowing.  In each such case, each Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of such telephonic notice of such Borrowing of Loans, absent manifest error.

2.04  Disbursement of Funds.  Except as otherwise specifically provided in the immediately succeeding sentence, no later than 1:00 P.M. (New York time) (or such earlier time as the Administrative Agent agrees) on the date specified in each Notice of Borrowing, each Lender with a Commitment will make available its pro rata portion of each such Borrowing requested to be made on such date.  All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent and the Administrative Agent will make available to the Borrowers (prior to 2:00 P.M. (New York Time) on such day to the extent of funds actually received by the Administrative Agent prior to 1:00 P.M. (New York Time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in its sole discretion and in reliance upon such assumption, make available to the Borrowers a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate and (ii) if recovered from the Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.07.  Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05  Notes.  (a)  The Borrowers’ obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.16 and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the Borrowers substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”) and (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrowers substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”).

(b)           The Term Note issued to each Lender that has a Term Loan Commitment or outstanding Term Loans shall (i) be executed by the Borrowers, (ii) be payable to such Lender or its registered assigns and be dated the Initial Borrowing Date, (iii) be in a stated principal amount equal to the Term Loan Commitments of such Lender (or, if issued after the Term Loan Commitments have been reduced to zero, be in a stated principal amount equal to the outstanding Term Loans of such Lender at such time) and be payable in the outstanding principal amount of Term Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in Section 2.07 in respect of the Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)           The Revolving Note issued to each Lender that has a Revolving Commitment or outstanding Revolving Loans shall (i) be executed by the Borrowers, (ii) be payable to such Lender or its registered assigns and be dated the Effective Date, (iii) be in a stated principal amount equal to the Revolving Commitment of such Lender (or, if issued after the termination thereof, be in a stated principal amount equal to the outstanding Revolving Loans of such Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans evidenced thereby, (iv) mature on the Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.07 in respect of the Loans evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 4.01, and mandatory repayment as provided in Section 4.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(d)           Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrowers’ obligations in respect of such Loans.

(e)           Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a

Note evidencing its Loans to the Borrowers shall affect or in any manner impair the obligations of the Borrowers to pay the Loans (and all related Obligations) incurred by the Borrowers that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guarantees therefor provided pursuant to the Credit Documents.  Any Lender that does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (d).  At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrowers shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans; provided that, in the case of a substitute or replacement Note, the Borrowers shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to the Borrowers and such requesting Lender, and duly executed by such requesting Lender.

2.06  Pro Rata Borrowings.  All Borrowings of Term Loans or Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments or Revolving Commitments, as the case may be.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.07  Interest.  (a)  The Borrowers agree to pay interest in respect of the unpaid principal amount of each Loan from the date the proceeds thereof are made available to the Borrowers until the maturity (whether by acceleration or otherwise) of such Loan at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin and the Eurodollar Rate for such Interest Period.

(b)           If the Borrowers fail to pay any amount payable by them under a Credit Document on its due date, interest shall accrue on the overdue amount (in the case of overdue interest to the extent permitted by law) from the due date up to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (c) below, 2% plus the rate which would have been payable if the overdue amount had, during the period of non payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Administrative Agent.  Any interest accruing under this Section 2.07(b) shall be immediately payable by the Borrowers on demand by the Administrative Agent.

(c)           If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to such Loan:

(i)            the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)           the rate of interest applying to the overdue amount during that first Interest Period shall be 2% plus the rate which would have applied if the overdue amount had not become due.

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

(d)           Accrued and unpaid interest shall be payable in respect of each Loan, on the last day of each Interest Period applicable thereto, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e)           Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Loans made or to be made pursuant to the applicable Borrowing and shall promptly notify the Borrowers and the respective Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.08  Interest Periods.  The interest period (each an “Interest Period”) applicable to each Loan shall be a one month period; provided that:

(i)            the initial Interest Period for any Loan shall commence on the date of Borrowing of such Loan and each Interest Period occurring thereafter in respect of such Loan shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;

(ii)           if any Interest Period relating to a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iii)          if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(iv)          if any Interest Period in respect of any Borrowing of any Loans would otherwise extend beyond the Maturity Date, such Interest Period shall expire on the Maturity Date.

2.09  Increased Costs, Illegality, Market Disruption Event, etc.  (a) In the event that any Lender shall have determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)            at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of, without duplication, any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income, gross receipts or net profits of such Lender, or any franchise tax based on net income, net profits or net worth of such Lender, pursuant to the laws of the jurisdiction in which such Lender or the entity controlling such Lender is organized or in which the principal office of such Lender or the entity controlling such Lender or such Lender’s applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04, or (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate; or

(ii)           at any time, that the making or continuance of any Loan has been made unlawful by any law or governmental rule, regulation or order;

then, and in any such event, such Lender shall promptly give notice (by telephone confirmed in writing) to the Borrowers and, except in the case of clause (i) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders).  Thereafter (x) in the case of clause (i) above, the Borrowers agree, subject to the provisions of Section 2.11 (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased costs or reductions to such Lender or such other corporation and (y) in the case of clause (ii) above, the Borrowers shall take one of the actions specified in Section 2.09(b) as promptly as possible and, in any event, within the time period required by law.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(a) shall, absent manifest error be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(a), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for the calculation of such additional amounts; provided that the failure to give such notice shall not relieve the Borrowers from their Obligations hereunder.

(b)           At any time that any Loan is affected by the circumstances described in Section 2.09(a)(i) or (ii), the Borrowers may (and in the case of a Loan affected by the circumstances described in Section 2.09(a)(ii) shall) either (x) if the affected Loan is then being made initially, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date or the next Business Day that the Borrowers was notified by the affected Lender or the Administrative Agent pursuant to Section 2.09(a)(i) or (ii) or (y) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, in the case of any Loan, repay all outstanding Borrowings (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) which include such affected Loans in full in accordance with the applicable requirements of Section 4.02; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.09(b).

(c)           If any Lender in good faith determines that after the Effective Date the introduction of or effectiveness of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency will have the effect of increasing the amount of capital required or requested to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the Borrowers agrees (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.09(c) shall, absent manifest error be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(c), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts; provided that the failure to give such notice shall not relieve the Borrowers from their Obligations hereunder.

(d)           If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of such Loan for the relevant Interest Period shall be the rate per annum which is the sum of:

(i)            the Applicable Margin; and

(ii)           the rate determined by each Lender and notified to the Administrative Agent, which expresses the actual cost to each such Lender of funding its participation in that Loan for a period equivalent to such Interest Period from whatever source it may reasonably select.

(e)           If a Market Disruption Event occurs and the Administrative Agent or the Borrowers so require, the Administrative Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing on a substitute basis for determining the rate of interest.  Any alternative basis agreed pursuant to the immediately preceding sentence shall, with the prior consent of all the Lenders and the Borrowers, be binding on all parties.  If no agreement is reached pursuant to this clause (e), the rate provided for in clause (d) above shall apply for the entire Interest Period.

(f)            Notwithstanding anything in this Agreement to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change after the Effective Date in a requirement of law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented for all purposes under or in connection with this Agreement (including this Section 2.09).

2.10  Compensation.  The Borrowers agree to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation), for all reasonable losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrowers:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Loans does not occur on a date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrowers or deemed withdrawn pursuant to Section 2.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.09(a), Section 4.01 or Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 10) of any of its Loans, or assignment of its Loans pursuant to Section 2.12, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrowers; or (iv) as a consequence of any other Default or Event of Default arising as a result of the Borrowers’ failure to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.

2.11  Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.09(a)(ii) or (iii), Section 2.09(b) or Section 4.04 with respect to such Lender, it will, if requested by the Borrowers, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender provided in Section 2.09 and Section 4.04.

2.12  Replacement of Lenders.  (x)  If any Lender becomes a Defaulting Lender or otherwise defaults in its obligations to make Loans, (y) upon the occurrence of any event giving rise to the operation of Section 2.09(a)(ii) or (iii), Section 2.09(b) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrowers material increased costs in excess of those being generally charged by the other Lenders, or (z) as provided in Section 12.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrowers shall have the right, if no Default or Event of Default will exist immediately after giving effect to the respective replacement, to replace such Lender (the “Replaced Lender”) with one or more other Lenders or Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent; provided that:

(i)            at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Assignment and Assumption

Agreements pursuant to Section 12.04(b) (and with all fees payable pursuant to said Section 12.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (y) an amount equal to all accrued, but unpaid, Commitment Commission owing to the Replaced Lender pursuant to Section 3.01; and

(ii)           all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above) in respect of which the assignment purchase price has been, or is concurrently being, paid shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to (i) the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 12.01, 12.06, and 14.05), which shall survive as to such Replaced Lender and (ii) if so requested by the Borrowers, the Replaced Lender shall deliver all Notes in its possession to the Borrowers.

2.13  No Discharge; Survival of Claims.  Until the Obligations are paid in cash in full, any outstanding Letters of Credit have been cash collateralized or terminated in a manner satisfactory to the Lenders, and the Commitments have been terminated, the Borrowers agree that (i) their Obligations hereunder shall not be discharged by the entry of an order confirming a plan of reorganization (and each Borrower, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Lenders pursuant to the Final Order and the Liens granted to the Lenders pursuant to the Final Order and pursuant to this Agreement and the other Credit Documents shall not be affected in any manner by the entry of an order confirming any plan of reorganization that does not provide for the Obligations to be paid in cash in full and, with respect to any Letters of Credit, for such Letters of Credit to be cash collateralized or terminated in a manner satisfactory to the Lenders.

2.14  Priority and Liens.

(a)           Superpriority Claims and Liens.  Each of the Credit Parties hereby covenants, represents and warrants that, upon entry of the Orders, the Obligations authorized by the Orders of the Borrowers and the Guarantors under the Credit Documents:

(i)            pursuant to Sections 364(c)(1) and 507(b) of the Bankruptcy Code, constitute joint and several allowed administrative expense claims in the Chapter 11 Case having superpriority over all administrative expenses of the kind specified in Section 364(c)(1), 503(b), 507(a)(2), 507(b) or 507(d) of the Bankruptcy Code;

(ii)           pursuant to Sections 361, 362, 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code and the Security Documents, shall be secured by, and each Credit Party shall have granted to the Collateral Agent, for the benefit of the Secured Creditors, a perfected first priority Lien on all presently owned and hereafter acquired unencumbered tangible and intangible property and assets of the Borrowers, the Guarantors and their respective estates wherever located, and any proceeds and products thereof, including, without limitation, accounts, deposit accounts, cash, chattel paper, investment property, letter-of-credit rights, securities accounts, commercial tort claims, causes of action (other than Avoidance Actions, but including, in any case, the proceeds of such Avoidance Actions, subject to entry of the Final Order), investments, instruments, documents, inventory, contract rights, general intangibles, intellectual property, real property, fixtures, goods, equipment, vessels and other fixed assets and proceeds and products of all of the foregoing (including earnings and insurance proceeds);

(iii)          pursuant to Section 364(d)(1) of the Bankruptcy Code and the Security Documents, shall be secured by, and each Credit Party shall have granted to the Collateral Agent, for the benefit of the Secured Creditors, a perfected first priority, senior priming Lien (the “Priming Lien”) on the Collateral under and as defined in each of the Pre-Petition Facilities, including, without limitation, the Collateral Vessels, which Priming Lien shall prime all Liens securing the Pre-Petition Facilities and any Liens that are junior thereto, and shall also be senior to any Liens arising after the Petition Date to provide adequate protection in respect of any Liens to which the Priming Lien is senior (collectively, the “Primed Liens”); and

(iv)          pursuant to Section 364(c)(3) of the Bankruptcy Code and the Security Documents, shall be secured by, and each Credit Party shall have granted to the Collateral Agent, for the benefit of the Secured Creditors, a perfected junior Lien on all presently owned and hereafter acquired tangible and intangible property and assets of the Borrowers, the Guarantors and their respective estates wherever located, and any proceeds and products thereof, including, without limitation, accounts, deposit accounts, cash, chattel paper, investment property, letter-of-credit rights, securities accounts, commercial tort claims, causes of action (other than Avoidance Actions, subject to the last sentence in the definition of “Collateral”), investments, instruments, documents, inventory, contract rights, general intangibles, intellectual property, real property, fixtures, goods, equipment, vessels and other fixed assets and proceeds and products of all of the foregoing (including earnings and insurance proceeds) that are subject to (x) valid and perfected Liens in existence on the Petition Date that were permitted by the Pre-Petition Facilities or (y) valid Liens in existence on the Petition Date as permitted by Section 546(b) of the Bankruptcy Code, if any (in each case, other than Liens securing the Pre-Petition Facilities) (the “Existing Liens”).

Each of Sections 2.14(a)(i), 2.14(a)(ii), 2.14(a)(iii) and 2.14(a)(iv) shall be subject only to (x) on and after delivery of notice by the Administrative Agent to the Borrowers that an Event of Default has occurred and the Lenders desire to trigger the Carve-Out (a “Carve-Out Trigger Notice”), the payment of allowed (whether allowed prior to or after the date of delivery of the Carve-Out Trigger Notice) and unpaid professional fees and expenses incurred by the Borrowers and the Guarantors and any statutory committees appointed in the Chapter 11 Case on or after the Petition Date to the date of delivery of the Carve-Out Trigger Notice plus an aggregate amount not in excess of $5,000,000 and (y) the payment of fees pursuant to 28 U.S.C. § 1930(a) and fees required to be paid to any Chapter 7 trustee appointed upon the conversion of the Chapter 11 Case to a case under Chapter 7 of the Bankruptcy Code in an amount not to exceed $100,000 ((x) and (y), together, the “Carve-Out”); provided that, except as otherwise provided in the Orders, no portion of the Carve-Out shall be utilized for the payment of professional fees and expenses incurred in connection with any challenge to the amount, extent, priority, validity, perfection or enforcement of the Indebtedness of the Borrowers and the Guarantors owing to the Lenders, the Agents or indemnified parties under the DIP Facility or the Pre-Petition Senior Facilities or to the collateral securing the DIP Facility or the Pre-Petition Senior Facilities.  The Lenders agree that so long as no Event of Default shall have occurred and be continuing, the Borrowers and the Guarantors shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. § 330 and 11 U.S.C. § 331, as the same may be due and payable, and the same shall not reduce the Carve-Out.  The foregoing shall not be construed as a consent to the allowance of any fees and expenses referred to above and shall not affect the right of the Agents and the Lenders to object to the allowance and payment of such amounts.

(b)           Collateral Security Perfection.  Each of the Credit Parties agrees to take all action that the Collateral Agent or the Required Lenders may reasonably request as a matter of nonbankruptcy law to perfect and protect the Collateral Agent’s Liens for the benefit of the Secured Creditors, and upon the Collateral and for such Liens to obtain the priority therefor contemplated hereby, including, without limitation, (x) satisfying the Collateral and Guaranty Requirements with respect to the Collateral Vessels and the Credit Parties and (y) executing and delivering such documents and instruments, financing statements, providing such notices and assents of third parties, obtaining such governmental authorizations and providing such other instruments and documents in recordable form as the Collateral Agent or any Lender may reasonably request.  Each Credit Party hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any filing office in any UCC jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of such Credit Party or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC, or (ii) as being of an equal or lesser scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Credit Party is an organization, the type of organization and any organization identification number issued to such Credit Party and, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of real property to which the Collateral relates.  Such Credit Party agrees to furnish any such information to the Collateral Agent promptly upon request.  Notwithstanding the provisions of this Section 2.14(b), the Collateral Agent and the Lenders shall have the benefits of the Interim Order and the Final Order as set forth in Section 5.02 hereof.

(c)           Real Property.  Subject in all respects to the priorities set forth in Section 2.14(a) above and to the Carve-Out, the Borrowers and the Guarantors shall grant to the Collateral Agent on behalf of the Secured Creditors a security interest in, and mortgage on, all of the right, title and interest of the Borrowers and the Guarantors in all real property, if any, owned or leased by the Borrowers or any of the Guarantors, together in each case with all of the right, title and interest of the Borrowers and such Guarantor in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof.  The Borrowers and the Guarantors shall acknowledge that, pursuant to the Orders, the Liens in favor of the Collateral Agent on behalf of the Secured Creditors in all of such real property and leasehold interests shall be perfected without the recordation of any instruments of mortgage or assignment and the Collateral Agent and the Lenders shall have the benefits of the Interim Order as set forth in Section 5.02 hereof.  The Credit Parties agree that upon the reasonable request of the Collateral Agent, the Borrowers and such Guarantor shall promptly enter into separate fee or leasehold mortgages in recordable form with respect to such properties on terms reasonably satisfactory to the Collateral Agent.

2.15  Joint and Several.  The obligations of each of GMSC and GMSCII as “Borrower” hereunder and under the other Credit Documents are joint and several.  Without limiting the generality of the foregoing, reference is hereby made to the Guaranty, to which the obligations of the Guarantors are subject.

2.16  Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           if any Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)            all or any part of such Letter of Credit Exposure shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective Revolver Percentages but only to the extent (x) the sum of all Lenders’ that are Non-Defaulting Lenders Individual Exposures plus such Defaulting Lender’s Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting Lenders’ Commitments, (y) immediately following the reallocation to a Lender that is a Non-Defaulting Lender, the Individual Exposure of such Lender does not exceed its Commitment at such time and (z) the conditions set forth in Section 6 are satisfied at such time;

(ii)           if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent cash collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in an aggregate amount equal to 100% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”);

(iii)          the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.01(c) or (d) with respect to such Defaulting Lender’s Letter of Credit Exposure;

(iv)          if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.16(a), then the fees payable to the Lenders pursuant to

Section 3.01(c) and (d) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolver Percentages; and

(v)           if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.16(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all fees payable under Section 3.01(c) and (d) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to each Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated; and

(b)           notwithstanding anything to the contrary contained in Section 2.01 or Section 14, so long as any Lender is a Defaulting Lender (i) no Issuing Lender shall be required to issue, amend, renew or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or cash collateral has been provided by the Borrowers in accordance with Section 2.16(a), and (ii) participating interests in any such newly issued or increased Letter of Credit shall be allocated among Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.16(a)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrowers and each Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its Revolver Percentage and (ii) so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the Borrowers.  If the Total Commitment has been terminated, the Loans and all other Obligations have been paid in full and no Letters of Credit are outstanding, then all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be returned to the Borrowers as promptly as practicable.

2.17  Incremental Commitments.  (a)  The Borrowers shall have the right at any time or from time to time on or after the Effective Date and prior to the Maturity Date, upon written notice to the Administrative Agent, and in coordination with the Administrative Agent as to all matters set forth in this Section 2.17, but without requiring the consent of any of the Lenders (other than as provided below), to request that one or more Lenders (and/or one or more other Eligible Transferees which will become Lenders) increase their respective Revolving Commitment (or, in the case of an Eligible Transferee, provide Incremental Commitments) and, subject to the applicable terms and conditions contained in this Agreement and the relevant Incremental Commitment Agreement, make revolving loans pursuant thereto (each, an “Incremental Loan” and, collectively, the “Incremental Loans”) to the Borrowers, which Incremental Loans, provided that:

(i)            no Lender shall be obligated, but all Lenders shall be given the opportunity, to provide an Incremental Commitment as a result of any such request by the Borrowers;

(ii)           any Lender (including any Eligible Transferees which will become a Lender) may so provide an Incremental Commitment without the consent of any other Lender;

(iii)          the provision of Incremental Commitments pursuant to this Section 2.17 on a given date pursuant to a particular Incremental Commitment Agreement shall be in a minimum aggregate amount (for all Lenders and other Eligible Transferees who will become Lenders pursuant thereto) of not less than $5,000,000 (or such lesser amount as agreed to by the Borrowers) and shall be in integral multiples of $1,000,000;

(iv)          such Incremental Commitments shall not exceed an aggregate principal amount of $25,000,000;

(v)           the Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement and, at such time, Schedules I and II shall be deemed modified to reflect the Incremental Commitments and the Lender addresses, respectively, of such Incremental Lenders;

(vi)          the Borrowers shall not obtain Incremental Commitments pursuant to this Section 2.17 more than two times and each notice thereof from the Borrowers shall set forth the requested amount and proposed terms of the relevant Incremental Commitments, provided that any Incremental Loans made pursuant to any Incremental Commitments shall have the same terms (including economic terms) as the initial Revolving Loans.

(vii)         the upfront fees payable to each Incremental Lender in respect of each Incremental Commitment shall be separately agreed to by the Borrowers and each such Incremental Lender; and

(viii)        the Incremental Loans and the Letters of Credit issued pursuant to an Incremental Commitment shall constitute Revolving Loans and Letters of Credit for all purposes of this Agreement and the other Credit Documents (and shall constitute part of, and be added to, the Total Revolving Commitment and the Total Commitment) and as a consequence all such Incremental Loans and Letters of Credit (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the Security Documents, and receive the benefit of the Guaranty, on a pari passu basis with all other Obligations secured by the Security Documents and receiving the benefit of the Guaranty.

(b)   At the time of any provision of Incremental Commitments pursuant to this Section 2.17, the following conditions shall have been satisfied:

(i)            the Borrowers and each such Lender or other Eligible Transferee (each an “Incremental Lender”) which agrees to provide an Incremental Commitment shall execute and deliver to the Administrative Agent an Incremental Commitment Agreement substantially in the form of Exhibit M (appropriately completed) (each an “Incremental Commitment Agreement”), with the effectiveness of such Incremental Lender’s Incremental Commitment to occur on the date set forth in such Incremental Commitment Agreement (the “Incremental Commitment Effective Date”), provided that the Borrowers and/or the Administrative Agent, as applicable, shall have consented (such consent not to be unreasonably withheld) to such Eligible Transferee providing such Incremental Commitment if such consent would be required under Section 12.04 for an assignment of Loans or Commitments, as applicable, to such Eligible Transferee.  Each Incremental Lender shall constitute a Lender for all purposes of this Agreement and each other Credit Document;

(ii)           the Borrowers and each Credit Party shall have delivered such amendments, modifications and/or supplements to the Credit Documents as are necessary or in the reasonable opinion of the Administrative Agent, desirable to insure that the additional Obligations to be incurred pursuant to the Incremental Commitments are secured by, and entitled to the benefits of, the Security Documents and the Guaranty;

(iii)          the Administrative Agent shall have received evidence satisfactory to it that the additional Obligations to be incurred on such date pursuant to the Incremental Commitments are permitted by the terms of the outstanding Indebtedness of the Borrowers and its Subsidiaries;

(iv)          if reasonably requested by the Administrative Agent, the Borrowers shall deliver to the Administrative Agent an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent and dated as of the Incremental Commitment Effective Date, from counsel to the Borrowers reasonably satisfactory to the Administrative Agent covering such matters as the Administrative Agent may reasonably request;

(v)           if reasonably requested by the Administrative Agent, the Borrowers and the other Credit Parties shall deliver to the Administrative Agent such other officers’ certificates dated as of the Incremental Commitment Effective Date, board of director resolutions and evidence of existence and good standing, where applicable, as the Administrative Agent shall reasonably request;

(vi)          the Parent shall be in compliance with the covenants set forth in Sections 9.07 and 9.08, in each case determined on a pro forma basis as of the most recently ended period for testing such financial covenants, in each case as if such Incremental Commitments had been outstanding and fully utilized on the last day of such period for testing compliance therewith, certified as such by the Parent in writing, and the Administrative Agent shall have received evidence of such compliance;

(vii)         the Administrative Agent shall have received a certificate, dated the Incremental Commitment Effective Date, and signed on behalf of the Borrowers by the chief executive officer, the president or any vice president of the Borrowers certifying on behalf of the Borrowers that all of the conditions set forth in Section 6.01 have been satisfied on such date;

(viii)        no Default or Event of Default shall exist at the time of a request for Incremental Commitments, upon the effectiveness of any Incremental Commitment Agreement or at the time that an Incremental Loan is made or a Letter of Credit is issued pursuant to such Incremental Commitment (and after giving effect thereto);

(ix)          all of the representations and warranties of each Credit Party set forth in Section 7 and in each other Credit Document shall be true and correct in all material respects at the time of a request for Incremental Commitments, upon the effectiveness of any Incremental Commitment Agreement and at the time that an Incremental Loan is made or a Letter of Credit is issued pursuant to such Incremental Commitment (and after giving effect thereto) (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);

(x)           the Bankruptcy Court shall have entered an order providing for the incurrence of Incremental Commitments hereunder, which order shall be (i) in full force and effect and shall not have been vacated, reversed, stayed, or modified or amended in any respect and (ii) in form and substance satisfactory to the Directing Parties and, as entered, shall not deviate from the form thereof approved by the Directing Parties in any material respect which is adverse to the interests of the Lenders.

(xi)          the Borrowers shall have furnished to the Administrative Agent a detailed report signed by a firm of marine insurance brokers acceptable to the Collateral Agent with respect to P & I entry, the hull and machinery and war risk insurance carried and maintained on each Collateral Vessel, together with their opinion as to the adequacy thereof and its compliance with the provisions of Schedule VI.

(c)   On any Incremental Commitment Effective Date, the Borrowers shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of the existing Lenders and incur additional Revolving Loans from certain other new Lenders, in each case to the extent necessary so that all of the Lenders under such Tranche participate in each outstanding Borrowing of Revolving Loans and issuance of Letters of Credit pro rata on the basis of their respective Revolving Commitments (after giving effect to any increase in the Total Commitment pursuant to this Section 2.17).  The Borrowers shall be obligated to pay to the respective Lenders the costs of the type referred to in Section 2.10 in connection with any such repayment and/or Borrowing.  The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence to the extent such requirements are inconsistent with such sentence.

SECTION 3.  Commitment Commission; Fees; Reductions of Commitment.

3.01  Commitment Commission and Fees.  (a)  The Borrowers agree to pay the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period commencing on the Effective Date and ending on the Maturity Date (or such earlier date as the Total Commitment shall have been terminated) computed at a per annum rate equal to the Applicable Commitment Commission Rate of the daily average unutilized Commitment of each such non-Defaulting Lender.  Accrued Commitment Commission shall be due and payable monthly in arrears on last Business Day of each calendar month and on the Maturity Date (or such earlier date upon which the Total Commitment shall have been terminated).

(b)           The Borrowers shall pay to the Administrative Agent and the Lenders, for the Administrative Agent’s own account and the account of the Lenders, such other fees as have been agreed to in writing by the Borrowers, the Administrative Agent and/or the Lenders.

(c)           The Borrowers agree to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective Revolver Percentage), a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin then in effect from time to time on the daily Stated Amount of each such Letter of Credit.  Accrued Letter of Credit Fees shall be due and payable monthly in arrears on last Business Day of each calendar month and on the Maturity Date (or such earlier date upon which the Total Commitment is terminated).

(d)           The Borrowers agree to pay directly to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Facing Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500; it being agreed that, on the day of issuance of any Letter of Credit and on each anniversary thereof prior to the termination or expiration of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding twelve-month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof.  Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable monthly in arrears on last Business Day of each calendar month and upon the first day on or after the termination of the Total Commitment upon which no Letters of Credit remain outstanding.

(e)           The Borrowers agree to pay, upon each payment (including any partial payment) under, issuance of, extension of, or amendment to, any Letter of Credit issued hereunder, such amount as shall at the time of such event be the administrative charge which the respective Issuing Lender is generally charging in connection with such occurrence with respect to letters of credit.

(f)            The Borrowers agree to pay to the Administrative Agent for distribution to each Lender a facility fee equal to 1.50% of the Commitment of each such Lender, which fee shall be due and payable on the Initial Borrowing Date (and no amount of which fee shall be paid from or otherwise applied to reduce any amount payable by the Borrowers to any Agent or to any Lender).

3.02  Voluntary Termination of Commitments.  Upon at least three Business Days’ prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, at any time or from time to time, without premium or penalty, to terminate or reduce the Total Term Loan Commitment and the unutilized Total Revolving Commitment, in whole or in part, in integral multiples of $1,000,000 in the case of partial reductions thereto, provided that each such reduction shall apply proportionately to permanently reduce the relevant Commitment of each Lender.

3.03  Mandatory Reduction of Commitments.  (a)  In addition to any other mandatory commitment reductions pursuant to this Section 3.03 and Section 4.02, the Total Commitment (and the Commitment of each Lender) shall terminate in its entirety on the Maturity Date.

(b)           In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Term Loan Commitment and the Total Revolving Commitment shall be permanently reduced at the times, and in the amounts, required by Section 4.02.

(c)           In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Term Loan Commitment of each Lender shall be permanently reduced upon the making of a Term Loan by such Lender by an amount equal to the principal amount of such Term Loan.

(d)           Each reduction to, or termination of, the Total Revolving Commitment or the Total Term Loan Commitment, as the case may be, shall be applied to reduce or terminate, as the case may be, on a pro rata basis the Revolving Commitment or the Term Loan Commitment, as the case may be, of each Lender with a Revolving Commitment and/or a Term Loan Commitment.

SECTION 4.  Prepayments; Payments; Taxes; Application of Proceeds.

4.01  Voluntary Prepayments.  The Borrowers shall have the right to prepay the Loans, without premium or penalty except as provided by law and Section 2.10, in whole or in part at any time and from time to time on the following terms and conditions:

(i)            the Borrowers shall give the Administrative Agent prior to 12:00 Noon (New York time) at its Notice Office at least three Business Days’ prior written notice (including e-mail notice or telephonic notice promptly confirmed in writing) of its intent to prepay such Loans, the amount of such prepayment and the specific Borrowing or

Borrowings pursuant to which made, which notice the Administrative Agent shall promptly transmit to each of the Lenders;

(ii)           each prepayment shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount of a Borrowing which is outstanding, provided that no partial prepayment of Loans made pursuant to any Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than $1,000,000;

(iii)          at the time of any prepayment of Loans pursuant to this Section 4.01 on any date other than the last day of the Interest Period applicable thereto, the Borrowers shall pay the amounts required pursuant to Section 2.10;

(iv)          in the event of certain refusals by a Lender as provided in Section 12.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrowers may, upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), prepay all Loans, together with accrued and unpaid interest, Commitment Commission, and other amounts owing to such Lender (or owing to such Lender with respect to each Loan which gave rise to the need to obtain such Lender’s individual consent) in accordance with said Section 12.12(b) so long as (A) the Commitment of such Lender (if any) is terminated concurrently with such prepayment (at which time Schedule I shall be deemed modified to reflect the changed Commitments) and (B) the consents required by Section 12.12(b) in connection with the prepayment pursuant to this clause (iv) have been obtained; and

(v)           except as expressly provided in the preceding clause (iv), each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Loans comprising such Borrowing, provided that in connection with any prepayment of Loans pursuant to this Section 4.01, at the Borrowers’ election, such prepayment shall not be applied to any Loan of a Defaulting Lender until all other Loans of Non-Defaulting Lenders have been repaid in full.

4.02  Mandatory Repayments and Commitment Reductions.  (a)  On any day on which the aggregate outstanding principal amount of all Revolving Loans and the Letter of Credit Outstandings (after giving effect to all other repayments thereof on such date) exceeds the Total Revolving Commitment as then in effect (after giving effect to all other reductions thereof on such date), the Borrowers shall repay principal of Revolving Loans in an amount equal to such excess.  If, after giving effect to the prepayment of all outstanding Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect (after giving effect to all other repayments thereof on such date), the Borrowers shall pay to the Collateral Agent on such date an amount of cash or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash or Cash Equivalents to be held as security for all obligations of the Borrowers hereunder in a cash collateral account to be established by the Collateral Agent.

(b)           In addition to any other mandatory repayments or commitment reductions pursuant to Section 3.03 and this Section 4.02, immediately upon receipt of the Net Cash Proceeds of any asset sale (other than any asset sale permitted by, or expressly referred to in, Sections 9.02(i), (ii), (iv) and (vii)) by the Parent or any of its Subsidiaries, the Borrowers shall be required to repay an aggregate principal amount of outstanding Term Loans and reduce the Total Commitment in accordance with the requirements of Section 4.02(e) in an amount equal to 100% of such Net Cash Proceeds.

(c)           In addition to any other mandatory repayments or commitment reductions pursuant to Section 3.03 and this Section 4.02, but without duplication, on the earlier of (x) the date which is 270 days after any Event of Loss of a Collateral Vessel and (y) the date of receipt by the Parent or any of its Subsidiaries or the Administrative Agent of the insurance proceeds relating to such Event of Loss, the Borrowers shall be required to repay an aggregate principal amount of outstanding Term Loans and reduce the Total Commitment (or, if such insurance proceeds were received by the Administrative Agent, the outstanding Term Loans and Total Commitment shall be deemed to be repaid and reduced) in accordance with the requirements of Section 4.02(e) in an amount equal to the Fair Market Value of such Collateral Vessel determined before giving effect to such Event of Loss (giving effect to any dry-docking costs reasonably determined by the Parent or the applicable Subsidiary and approved by the Administrative Agent in its sole discretion) or, if greater, the Net Cash Proceeds of such insurance proceeds.

(d)           In addition to any other mandatory repayments or commitment reductions pursuant to Section 3.03 and this Section 4.02, immediately upon receipt of the Net Cash Proceeds of any Debt Issuance or Equity Issuance by the Parent or any of its Subsidiaries, the Borrowers shall be required to repay an aggregate principal amount of outstanding Term Loans and reduce the Total Commitment in accordance with the requirements of Section 4.02(e) in an amount equal to 100% of such Net Cash Proceeds.

(e)           All prepayments of Loans and/or permanent Commitment reductions pursuant to Sections 4.01 and 4.02(b), (c) and (d) shall be applied first, to the prepayments of Term Loans then outstanding, second, after all Term Loans have been repaid, to the reduction of the Total Term Loan Commitment, and third, after all Term Loans have been repaid and the

Total Term Loan Commitment has been reduced to zero, to the reduction of the Total Revolving Loan Commitment.

(f)            Notwithstanding anything to the contrary contained elsewhere in this Agreement, the Total Commitment shall be reduced to zero and all then outstanding Loans of each Tranche shall be repaid in full on the Maturity Date.

(g)           The Term Loans repaid pursuant to Section 4.01 and this Section 4.02 may not be reborrowed.

4.03  Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent or such other office in the State of New York as the Administrative Agent may hereafter designate in writing.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04  Net Payments; Taxes.  (a)  All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income, net profits or any franchise tax based on net income, net profits or net worth, of a Lender pursuant to the laws of the jurisdiction in which it is organized or the jurisdiction in which the principal office or applicable lending office of such Lender is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”).  If any Taxes are so levied or imposed, the Borrowers agree to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note.  If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrowers agree to reimburse each Lender, upon the written request of such Lender, for taxes imposed on or measured by the net income, net profits or any franchise tax based on net income, net profits or net worth, of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The Borrowers will furnish to the Administrative Agent within 45 days after the date of payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrowers.  The Borrowers agree to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Taxes so levied or imposed and paid by such Lender.

(b)           Each Lender agrees to use reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender) to file any certificate or document or to furnish to the Borrowers any information as reasonably requested by the Borrowers that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 4.04(b) shall require a Lender to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(c)           If the Borrowers pay any additional amount under this Section 4.04 to a Lender and such Lender determines in its sole discretion exercised in good faith that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender shall pay to the Borrowers an amount that such Lender shall, in its sole discretion exercised in good faith, determine is equal to the net benefit, after tax, which was obtained by such Lender in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender may determine, in its sole discretion exercised in good faith consistent with the policies of such Lender, whether to seek a Tax Benefit, (ii) any Taxes that are imposed on a Lender as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such Lender that otherwise would not have expired) of any Tax Benefit with respect to which such Lender has made a payment to the Borrowers pursuant to this Section 4.04(c) shall be treated as a Tax for which the Borrowers are obligated to indemnify such Lender pursuant to this Section 4.04 without any exclusions or defenses, (iii) nothing in this Section 4.04(c) shall require any Lender to disclose any confidential information to the Borrowers (including, without limitation, its tax returns), and (iv) no Lender shall be required to pay any amounts pursuant to this Section 4.04(c) at any time during which a Default or Event of Default exists.

4.05  Application of Proceeds.  (a)  All monies collected by the Collateral Agent upon any sale or other disposition of the Collateral of each Credit Party, together with all other monies received by the Collateral Agent hereunder (except to the extent released in accordance with the applicable provisions of this Agreement or any other Credit Document), shall be made to the Administrative Agent for the account of the Secured Creditors and applied to the payment of the Obligations as follows:

(i)            first, to the payment of all amounts owing the Collateral Agent as a result of (x) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral and/or (y) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of any Credit Party to the Secured Creditors incurred under, arising out of, or in connection with, this Agreement and the other Credit Documents, after an Event of

Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;

(ii)           second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Obligations shall be paid to the Lenders, with each Lender receiving an amount equal to such outstanding Obligations or, if the proceeds are insufficient to pay in full all such Obligations, its pro rata share of the amount remaining to be distributed; and

(iii)          third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), and upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, to whomever may be lawfully entitled to receive such surplus as determined by the Bankruptcy Court.

(b)           If any payment to any Secured Creditor of its pro rata share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Obligations of the other Secured Creditors, with each Secured Creditor whose Obligations have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Obligations of such Secured Creditor and the denominator of which is the unpaid Obligations of all Secured Creditors entitled to such distribution.

(c)           For purposes of applying payments received in accordance with this Section 4.05, the Collateral Agent shall be entitled to rely upon the Administrative Agent (which the Administrative Agent and the Secured Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Obligations owed to the Secured Creditors.

SECTION 5.  Conditions Precedent to the Initial Borrowing Date.  The obligation of each Lender to make Term Loans on the Initial Borrowing Date, is subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction or waiver of the following conditions:

5.01  Effective Date; Notes.  On or prior to the Initial Borrowing Date (i) the Effective Date shall have occurred and (ii) if requested by a Lender, there shall have been delivered to the Administrative Agent, for the account of such Lender, the appropriate Note for such Lender executed by the Borrowers, in each case in the amount, maturity and as otherwise provided herein.

5.02  Collateral and Guaranty Requirements; Validity of Liens.  On or prior to the Initial Borrowing Date, (x) the Collateral and Guaranty Requirements with respect to each Collateral Vessel and each Credit Party shall have been satisfied or the Administrative Agent shall have waived such requirements and/or conditioned such waiver on the satisfaction of such requirements within a specified period of time and (y) the Security Documents, upon entry of the

Interim Order, shall be effective to create in favor of the Collateral Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable first priority (except for Existing Liens entitled to priority under applicable laws) perfected security interest in and lien on the Collateral, subject to the Carve-Out.  All filings, recordings, deliveries of instruments and other actions necessary or desirable in the reasonable opinion of the Collateral Agent to protect and preserve such security interests shall have been duly effected.  The Collateral Agent shall have received evidence thereof in form and substance satisfactory to the Collateral Agent.

5.03  Margin Regulations.  On the Initial Borrowing Date, all Loans and other financing to be made pursuant to this Agreement shall be in full compliance with all applicable requirements of law, including, without limitation, the provisions of the Regulations T, U and X of the Board of Governors of the Federal Reserve System (the “Margin Regulations”) and the collateral valuation requirements thereunder, and each Lender in good faith shall be able to complete the relevant forms establishing compliance with the Margin Regulations.

5.04  No Conflicts.  On the Initial Borrowing Date, after the making of the Loans and the performance by the Credit Parties of the Credit Documents, the financings incurred in connection therewith and the other transactions contemplated hereby, there shall be no conflict with, or default under, any material agreement or contractual or other restriction which is binding for the Borrowers or any of their Subsidiaries other than as permitted by the Interim Order.

5.05  First Day Orders.  On the Initial Borrowing Date, the Bankruptcy Court shall have entered a first day order (which may be subject to the final hearing) providing for the continuation of the Borrowers’ Pre-Petition cash management system and deposit and disbursement accounts, including lockbox accounts and deposit and disbursement accounts.  All of the “first day orders” entered by the Bankruptcy Court in the Chapter 11 Case and all adequate protection payments and critical vendor payments approved by the Bankruptcy Court in the Interim Order shall be reasonably satisfactory in form and substance to each Lender and the Directing Parties.

5.06  Other Orders.  On the Initial Borrowing Date, all orders (if any) providing for payment of Pre-Petition indebtedness of the Credit Parties (other than the Excluded Subsidiaries) or affecting in any way the Obligations or the Collateral submitted for entry in the Chapter 11 Case shall be in form and substance satisfactory to each Lender and the Directing Parties and, as entered, shall not deviate from the form thereof approved by each Lender and the Directing Parties in any material respect which is adverse to the interests of the Lenders or the Pre-Petition Senior Lenders.

5.07  Initial Approved Budget; Financial Statements.  On the Initial Borrowing Date, the Lenders shall have received and be satisfied with (i) an initial cash flow budget, depicting on a weekly basis receipts and disbursements, cash receipts, cash balance and loan balance for the first 13 weeks from the Effective Date, to be attached to the Interim Order which shall be in form and substance satisfactory to each Lender and the Directing Parties (the “Initial Approved Budget”), together with a good faith estimate of all initial drawings of Loans or requests for issuance of Letters of Credit to be made by the Borrowers within the first week following the Effective Date and (ii) such historical and pro forma financial statements for such periods as the Administrative Agent may reasonably request, which shall be in form and substance reasonably satisfactory to the Required Lenders.

5.08  Material Adverse Change.  On the Initial Borrowing Date, nothing shall have occurred (and the Administrative Agent and the Lenders shall have become aware of no facts or conditions not previously known to the Administrative Agent or any Lender) since November 8, 2011 which the Lenders shall determine is reasonably likely to have a Material Adverse Effect.

SECTION 6.  Conditions Precedent to All Credit Events.  The obligation of each Lender to make Loans (including Loans made on the Initial Borrowing Date and any Incremental Loans), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Initial Borrowing Date), is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

6.01  No Default; Representations and Warranties.  At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Parent and its Subsidiaries contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to such Credit Event with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

6.02  Notice of Borrowing.  (a) Prior to the making of each Loan, the Administrative Agent shall have received the Notice of Borrowing required by Section 2.03(a).

(b)           Prior to the issuance of each Letter of Credit, the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 14.02(a).

6.03  Orders; Approved Budget.  (a) At the time of each such Credit Event and also after giving effect thereto, (i) if an extension of credit has been requested before the Final Order has been entered by the Bankruptcy Court, the Interim Order shall be in full force and effect and shall not have been vacated, reversed, stayed, or modified or amended in any respect and (ii) if an extension of credit is requested after the Final Order has been entered by the Bankruptcy Court, the Administrative Agent and the Lenders shall have received a copy of the Final Order and the Final Order shall be in full force and effect and shall not have been vacated, reversed, stayed, or modified or amended in any respect.  If either the Interim Order or the Final Order is the subject of a pending appeal in any respect, none of such Order, the making of the Loans, the issuance of any Letter of Credit or the performance by either Borrower or any Guarantor of any of its obligations under any of the Credit Documents shall be the subject of a presently effective stay pending appeal.  The Credit Parties, the Agents and the Lenders shall be entitled to rely in good faith upon the Orders, notwithstanding objection thereto or appeal therefrom by any interested party.  The Credit Parties (other than the Excluded Subsidiaries), the

Agents and the Lenders shall be permitted and required to perform their respective obligations in compliance with this Agreement, notwithstanding any such objection or appeal unless the relevant Order has been stayed by a court of competent jurisdiction.

(b)           At the time of each such Credit Event, the Administrative Agent shall have received the required periodic Supplemental Approved Budgets, in each case with written explanations of material variances, each in form and substance reasonably satisfactory to the Required Lenders, and the Credit Parties (other than the Excluded Subsidiaries) shall be in compliance with the Approved Budget.  Each drawing of Loans and/or request for issuances of Letters of Credit shall comply with Section 9.07.

6.04  Fees, etc.  At the time of each such Credit Event and also after giving effect thereto, the Borrowers shall have paid to the Administrative Agent and the Lenders all costs, fees, expenses (including, without limitation, the reasonable fees and expenses of (i) White & Case LLP, maritime counsel, legal counsel to any of the Steering Committee Lenders and other local counsel to the Administrative Agent, (ii) Lazard Frères & Co. LLC, financial advisor to the Lenders and (iii) such other professional advisors retained by the Lenders and notified to the Borrowers) and other compensation contemplated in connection with this Agreement payable to the Administrative Agent and the Lenders in respect of the transactions contemplated by this Agreement to the extent then due and invoiced at least three Business Days prior to such Borrowing Date.

6.05  Outstanding Loans and Letters of Credit.  At the time of each such Credit Event and also after giving effect thereto, (i) the amount of the proposed Credit Event shall not, when aggregated with the outstanding amount of existing Loans and Letter of Credit Outstandings, exceed the aggregate amount authorized under the Interim Order or the Final Order, as applicable, at such time and (ii) the Stated Amount of the proposed Letter of Credit shall not, when aggregated with the outstanding Stated Amount of existing Letters of Credit, exceed the aggregate amount authorized under the Final Order at such time.

6.06  Material Adverse Change.  At the time of the first Credit Event after the Final Order Entry Date, nothing shall have occurred (and the Administrative Agent and the Lenders shall have become aware of no facts or conditions not previously known to the Administrative Agent or any Lender) since November 8, 2011 which the Lenders shall determine is reasonably likely to have a Material Adverse Effect.

The acceptance of the proceeds of each Credit Event shall constitute a representation and warranty by the Borrowers to the Administrative Agent and each of the Lenders that all of the applicable conditions specified in Section 5 and in this Section 6 and applicable to such Credit Event have been satisfied as of that time.  All of the applicable Notes, certificates, legal opinions and other documents and papers referred to in Section 5 and in this Section 6, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts for each of the Lenders (if so requested) and shall be in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 7.  Representations, Warranties and Agreements.  In order to induce the Lenders to enter into this Agreement and to make the Loans and issue (or participate in) the Letters of Credit, each Credit Party makes the following representations, warranties and agreements, in each case on the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes (if any) and the making of the Loans and issuance of the Letter of Credit, with the occurrence of each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 7 are true and correct in all material respects on and as of the Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

7.01  Corporate/Limited Liability Company/Limited Partnership Status.  Each Credit Party (i) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

7.02  Corporate Power and Authority.  Upon entry of the Interim Order, each Credit Party has the corporate or other applicable power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate or other applicable action to authorize the execution, delivery and performance by it of each of such Credit Documents.  Upon entry of the Interim Order, each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes the legal, valid and binding obligation of such Credit Party enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

7.03  No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, will (i) contravene any material provision of any applicable law, statute, rule or regulation or any applicable order, judgment, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of the Parent or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, to which the Parent or any of its Subsidiaries is a party or by which it or any of its material property or assets is bound or to which it may be subject (other than as permitted by the Orders) or (iii) violate any provision of the Certificate of Incorporation or By-Laws (or equivalent organizational documents) of the Parent or any of its Subsidiaries.

7.04  Governmental Approvals.  Except as otherwise provided in the Orders, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made or, in the case of any filings or recordings in respect of the Security Documents (other than the Collateral Vessel Mortgages) will be made within 10 days of the date such Security Document is required to be executed pursuant hereto), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party or (ii) the legality, validity, binding effect or enforceability of any Credit Document to which it is a party, except entry of the Orders.

7.05  Financial Statements; Financial Condition; Undisclosed Liabilities.  (a)  The audited consolidated balance sheets of the Parent as at December 31, 2010 and the related consolidated statements of operations and of cash flows for the fiscal years ended on such date, reported on by and accompanied by, in the case of the annual financial statements, an unqualified report from Deloitte & Touche LLP, present fairly the consolidated financial condition of the Parent as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended.  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).  Neither the Parent nor any of its Subsidiaries has any material guarantee obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the financial statements referred to in the preceding sentence (it being understood that with respect to guarantee obligations, the underlying debt is so reflected).

(b)           Except as fully disclosed in the financial statements and the notes related thereto delivered pursuant to Section 7.05(a), there were as of the Effective Date no liabilities or obligations with respect to the Parent or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Parent and its Subsidiaries taken as a whole.  As of the Effective Date, none of the Credit Parties knows of any basis for the assertion against it of any liability or obligation of any nature that is not fairly disclosed (including, without limitation, as to the amount thereof) in the financial statements and the notes related thereto delivered pursuant to Section 7.05(a) which, either individually or in the aggregate, could reasonably be expected to be materially adverse to the Parent and its Subsidiaries taken as a whole.

(c)           Since November 8, 2011, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(d)           The Credit Parties have disclosed all material assumptions with respect to the Approved Budget.

7.06  Litigation.  There are no actions, suits, investigations (conducted by any governmental or other regulatory body of competent jurisdiction) or proceedings pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened against the Parent or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

7.07  True and Complete Disclosure.  All factual information (taken individually or as a whole) furnished by or on behalf of the Parent or any of its Subsidiaries in writing to the Administrative Agent or any Lender (including, without limitation, all information contained in the Credit Documents and any financial statement referred to in Section 7.05(a)) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information (taken individually or as a whole) hereafter furnished by or on behalf of the Parent or any of its Subsidiaries in writing to the Administrative Agent or any Lender will be, true and accurate in all material respects and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time as such information was provided.

7.08  Use of Proceeds; Margin Regulations.  (a) All proceeds of the Loans shall be used only for the following:  (i) to fund operating expenses, adequate protection payments required under the Orders and general corporate and working capital requirements of the Borrowers and their respective Subsidiaries in compliance with Section 9.07(b), (ii) to make Pre-Petition Payments to the extent expressly permitted hereunder, (iii) to pay restructuring fees and expenses, (iv) to issue Letters of Credit, (v) to pay fees, expenses and interest to the Administrative Agent and the Lenders under the DIP Facility and (vi) to pay fees and expenses of the Credit Parties’ professionals.

(b)           No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock except to purchase or carry or extend credit for the purpose of purchasing or carrying such Margin Stock as may be permitted to be purchased or carried pursuant to the terms of Section 9.05(v).  Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the Margin Regulations.

7.09  Tax Returns and Payments.  The Parent and each of its Subsidiaries has timely filed all U.S. federal income tax returns, statements, forms and reports for taxes and all other material U.S. and non-U.S. tax returns, statements, forms and reports for taxes required to be filed by or with respect to the income, properties or operations of the Parent and/or any of its Subsidiaries (the “Returns”).  The Returns accurately reflect in all material respects all liability for taxes of the Parent and its Subsidiaries as a whole for the periods covered thereby.  The Parent and each of its Subsidiaries have at all times paid, or have provided adequate reserves (in accordance with GAAP) for the payment of, all taxes shown as due on the Returns and all other material U.S. federal, state and non-U.S. taxes payable by them.  There is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of the Parent or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Parent or any of its Subsidiaries.  As of the Effective Date, neither the Parent nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Parent or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Parent or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.  Neither the Parent nor any of its Subsidiaries (i) has engaged in any “listed transaction” within the meaning of Section 6011 of the Code or (ii) has any actual or potential liability for the taxes of any Person (other than the Parent or any of its present or former Subsidiaries) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local, foreign or provincial law).

7.10  Compliance with ERISA.  (i)  Schedule VII sets forth, as of the Effective Date, each Plan; with respect to each Plan, other than any Multiemployer Plan (and each related trust, insurance contract or fund), there has been no failure to be in substantial compliance with its terms and with all applicable laws, including without limitation ERISA and the Code, that could reasonably be expected to give rise to a Material Adverse Effect; each Plan, other than any Multiemployer Plan (and each related trust, if any), which is intended to be qualified under Section 401(a) of the Code has received a determination letter (or an opinion letter) from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code; no Reportable Event has occurred; to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates no Plan which is a Multiemployer Plan is insolvent or in reorganization; no Plan has an Unfunded Current Liability in an amount material to either Borrower’s operation; no Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA has failed to satisfy minimum funding standards, or has applied for or received a waiver of the minimum funding standards or an extension of any amortization period, within the meaning of Section 412 or 430 of the Code or Section 302 or 303 of ERISA; with respect to each Plan (other than a Multiemployer Plan) its actuary has certified that such Plan is not an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; all contributions required to be made with respect to a Plan have been or will be timely made (except as disclosed on Schedule VII); neither the Parent nor any of its Subsidiaries nor any ERISA Affiliate has incurred any material liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or expects to incur any such liability under any of the foregoing sections with respect to any Plan; no condition exists which presents a material risk to the Parent or any of its Subsidiaries or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan (in the case of a Multiemployer Plan, to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates) which is subject to Title IV of ERISA; no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan (other than routine claims for benefits) is pending, or, to the best knowledge of the Parent or any of its Subsidiaries, expected or threatened which could reasonably be expected to have a Material Adverse Effect; using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Parent and its Subsidiaries and ERISA Affiliates would have no liabilities to any Plans which are Multiemployer Plans in the event of a complete withdrawal therefrom in an amount which could reasonably be expected to have a Material Adverse Effect; neither the Borrowers nor any of their respective Subsidiaries nor any ERISA Affiliate has received any notice that a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; each group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) which covers or has covered employees or former employees of the

Parent, any of its Subsidiaries, or any ERISA Affiliate has at all times been operated in material compliance with the provisions of Part 6 of subtitle B of Title I of ERISA and Section 4980B of the Code; no lien imposed under the Code or ERISA on the assets of the Parent or any of its Subsidiaries or any ERISA Affiliate exists nor has any event occurred which could reasonably be expected to give rise to any such lien on account of any Plan; and the Parent and its Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan the obligations with respect to which could reasonably be expected to have a Material Adverse Effect.

(ii)           Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities.  All contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made.  Neither the Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries maintains or contributes to any Foreign Pension Plan the obligations with respect to which could in the aggregate reasonably be expected to have a Material Adverse Effect.

7.11  The Security Documents.  After the execution and delivery thereof, upon entry of the Orders and upon the taking of the actions mentioned in the immediately succeeding sentence, each of the Security Documents creates in favor of the Collateral Agent for the benefit of the Secured Creditors, a legal, valid and enforceable fully perfected first priority security interest in and Lien on all right, title and interest of the Credit Parties party thereto in the Collateral described therein, subject to no other Liens except for Permitted Liens.  No filings or recordings are required in order to perfect the security interests created under any Security Document except for such other filings made on or prior to the tenth day after the Effective Date, subject in each case to Section 7.03 or except as otherwise provided in the Orders.

7.12  Capitalization.  (a)  On the Effective Date and after giving effect to the conditions precedent related thereto: (1) the authorized capital stock of GMSC shall consist of 100 shares of common stock, $0.01 par value per share, 100% of which shares shall be issued and outstanding and owned by the Parent; (2) the authorized capital stock of GMSCII shall consist of 500 shares of common stock, $0.01 par value per share, 100% of which shares shall be issued and outstanding and owned by the Parent; (3) all such outstanding shares shall have been duly and validly issued, fully paid and non-assessable and issued free of preemptive rights; and (4) the Borrowers shall not have outstanding any securities convertible into or exchangeable for its capital stock or outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.

(b)           Except as set forth in Schedule IX, as of the Effective Date and after giving effect to the conditions precedent related thereto, there are (i) no other shares of capital stock or other Equity Interests or voting securities of the Parent, (ii) no securities of the Parent convertible into or exchangeable for capital stock or other Equity Interests or voting securities of the Parent, (iii) no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other similar contracts or commitments that could require the Parent to issue, sell or otherwise cause to become outstanding any of its Equity Interests and (iv) no stock appreciation, phantom stock, profit participation or similar rights with respect to the Parent or any repurchase, redemption or other obligation to acquire for value any capital stock of the Parent.

(c)           As of the Effective Date, all outstanding shares of the Parent’s capital stock are duly authorized, validly issued, fully paid and nonassessable and, except as set forth in Schedule IX, not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Business Corporations Act of the Republic of the Marshall Islands 1990, the articles of incorporation of the Parent, the bylaws of the Parent or any agreement to which the Parent is a party or otherwise bound.  None of the shares of the capital stock of the Parent have been issued in violation of any securities laws.  There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Parent.

7.13  Subsidiaries.  On the Effective Date, the Parent has no Subsidiaries other than those Subsidiaries listed on Schedule VIII (which Schedule identifies (x) the correct legal name, direct owner, percentage ownership and jurisdiction of organization of each such Subsidiary on the date hereof and (y) the Subsidiaries that own a Collateral Vessel on the date hereof).  On the Effective Date, all outstanding capital stock, membership interests, partnership interests, units or other form of equity, of each class outstanding, of each of the Subsidiaries listed on Schedule VIII has been validly issued, is fully paid and non-assessable (to the extent applicable) and, except in the case of the Parent, is owned beneficially and of record by a Credit Party free and clear of all Liens other than the security interests created by the Credit Documents, the Pre-Petition Credit Documents and other Permitted Liens.

7.14  Compliance with Statutes, etc.  The Parent and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.15  Investment Company Act.  Neither the Parent, nor any of its Subsidiaries, is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

7.16  Money Laundering.  (a)  To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading and Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act.  No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b)           None of the Credit Parties nor, to the best knowledge of the Parent or any of its Subsidiaries after due inquiry, any Affiliate of any Credit Party, is, or will be after consummation of the Transaction and application of the proceeds of the Loans, by reason of being a “national” of a “designated foreign country” or a “specially designated national” within the meaning of the Regulations of the Office of Foreign Assets Control, United States Treasury Department (31 C.F.R., Subtitle B, Chapter V), or for any other reason, in violation of, any United States Federal Statute or Presidential Executive Order concerning trade or other relations with any foreign country or any citizen or national thereof.

7.17  Pollution and Other Regulations.  (a)  Each of the Parent and its Subsidiaries is in compliance with all applicable Environmental Laws governing its business, except for such failures to comply as are not reasonably likely to have a Material Adverse Effect, and neither the Parent nor any of its Subsidiaries is liable for any penalties, fines or forfeitures for failure to comply with any of the foregoing except for such penalties, fines or forfeitures as are not reasonably likely to have a Material Adverse Effect.  All licenses, permits, registrations or approvals required for the business of the Parent and each of its Subsidiaries, as conducted as of the Effective Date, under any Environmental Law have been secured and the Parent and each of its Subsidiaries is in substantial compliance therewith, except for such failures to secure or comply as are not reasonably likely to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Parent or such Subsidiary is a party or which would affect the ability of the Parent or such Subsidiary to operate any Vessel, Real Property or other facility and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as are not likely to, individually or in the aggregate, have a Material Adverse Effect.  There are, as of the Effective Date, no Environmental Claims pending or, to the knowledge of the Parent or either Borrower, threatened, against the Parent or any of its Subsidiaries in respect of which an unfavorable decision, ruling or finding would be reasonably likely to have a Material Adverse Effect.  There are no facts, circumstances, conditions or occurrences on any Vessel, Real Property or other facility owned or operated by the Parent or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against the Parent, any of its Subsidiaries or any Vessel, Real Property or other facility owned by the Parent or any of its Subsidiaries, or (ii) to cause such Vessel, Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate are not reasonably likely to have a Material Adverse Effect.

(b)           Hazardous Materials have not at any time prior to the date of this Agreement or any subsequent Credit Event, been (i) generated, used, treated or stored on, or transported to or from, any Vessel, Real Property or other facility at any time owned or operated by the Parent or any of its Subsidiaries or (ii) released on or from any such Vessel, Real Property or other facility, in each case where such occurrence or event, either individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

7.18  Labor Relations.  Neither the Parent nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (i) no unfair labor practice complaint pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against any of them before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Parent or any of its Subsidiaries or, to the Parent’s knowledge, threatened against the Parent or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Parent or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.19  Patents, Licenses, Franchises and Formulas.  The Parent and each of its Subsidiaries owns, or has the right to use, and has the right to enforce and prevent any third party from using, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

7.20  Indebtedness.  Schedule V sets forth a true and complete list of all Indebtedness of the Parent and its Subsidiaries as of the Effective Date (other than Indebtedness under this Agreement, the Pre-Petition Credit Documents and the Senior Unsecured Note Documents) and which is to remain outstanding after giving effect to the Effective Date (the “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the Borrower or other entity which directly or indirectly guarantees such debt.

7.21  Insurance.  Schedule VI sets forth a true and complete listing of all insurance maintained by each Credit Party as of the Effective Date, with the amounts insured (and any deductibles) set forth therein (the “Required Insurance”).

7.22  Concerning the Collateral Vessels.  The name, registered owner (which shall be a Guarantor), official number, and jurisdiction of registration and flag (which shall be in an Acceptable Flag Jurisdiction) of each Collateral Vessel is set forth on Schedule III.  Each Collateral Vessel is and will be operated in compliance with all applicable law, rules and regulations, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.23  Citizenship.  The Parent and each other Credit Party which owns or operates, or will own or operate, one or more Collateral Vessels is, or will be, qualified to own and operate such Collateral Vessels under the laws of the Republic of the Marshall Islands, the Republic of Liberia or Bermuda, as applicable, or such other jurisdiction in which any such Collateral Vessels are permitted, or will be permitted, to be flagged in accordance with the terms of the respective Vessel Mortgages.

7.24  Collateral Vessel Classification; Flag.  Each Collateral Vessel is (i) or will be, classified in the highest class available for Vessels of its age and type with a classification society listed on Schedule X hereto or another internationally recognized classification society acceptable to the Collateral Agent, free of any conditions or recommendations, other than as permitted, or will be permitted, under the Collateral Vessel Mortgage and (ii) flagged in an Acceptable Flag Jurisdiction.

7.25  No Immunity.  The Parent does not, nor does any other Credit Party or any of their respective properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.  The execution and delivery of the Credit Documents by the Credit Parties and the performance by them of their respective obligations thereunder constitute commercial transactions.

7.26  Fees and Enforcement.  No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Agreement or any of the other Credit Documents other than recording taxes and, if applicable, the payment of stamp tax in Singapore in respect of this Agreement which have been, or will be, paid by the Parent or any of its Subsidiaries as and to the extent due.  Under the laws of the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia (or any other Acceptable Flag Jurisdiction), as applicable, the choice of the laws of the State of New York as set forth in the Credit Documents which are stated to be governed by the laws of the State of New York is a valid choice of law, and the irrevocable submission by each Credit Party to jurisdiction and consent to service of process and, where necessary, appointment by such Credit Party of an agent for service of process, in each case as set forth in such Credit Documents, is legal, valid, binding and effective.

7.27  Form of Documentation.  Each of the Credit Documents is, or when executed will be, in proper legal form under the laws of the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia (or any other applicable Acceptable Flag Jurisdiction), as applicable, for the enforcement thereof under such laws, subject only to such matters which may affect enforceability arising under the law of the State of New York.  To ensure the legality, validity, enforceability or admissibility in evidence of each such Credit Document in the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia (or any other applicable Acceptable Flag Jurisdiction), as applicable, it is not necessary that any Credit Document or any other document be filed or recorded with any court or other authority in the Republic of the Marshall Islands, the United

Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia (or any other applicable Acceptable Flag Jurisdiction), as applicable, or notarized or executed under seal, or physically executed in any such jurisdiction, except as have been made, or will be made, in accordance with Sections 5 and 6.

7.28  Patriot Act.  No Credit Party (and, to the knowledge of each Credit Party, no joint venture or Subsidiary thereof) is in violation of any United States law relating to terrorism, sanctions or money laundering, including the United States Executive Order No. 13224 on Terrorist Financing and the Patriot Act.

7.29  Certain Business Practices.  To the knowledge of the Parent, neither the Parent nor any of its Subsidiaries (nor any of their respective officers, directors or employees) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or foreign public office, where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other agency of the United States government.

7.30  Orders.  (a)  The Interim Order or the Final Order, as applicable, is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of each Lender and the Directing Parties.

(b)           Upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Lenders shall, subject to the provisions of Section 10 and the applicable provisions of the Final Order, be entitled to immediate payment of such Obligations, and to enforce the remedies provided for hereunder in accordance with the terms hereof, without further application to or order by the Bankruptcy Court.

(c)           If either the Interim Order or the Final Order is the subject of a pending appeal in any respect, none of such Order, the making of the Loans, the issuance of any Letter of Credit or the performance by the Borrowers or any Guarantor of any of its obligations under any of the Credit Documents shall be the subject of a presently effective stay pending appeal.  The Credit Parties, the Agents and the Lenders shall be entitled to rely in good faith upon the Orders, notwithstanding objection thereto or appeal therefrom by any interested party.  The Credit Parties, the Agents and the Lenders shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objection or appeal unless the relevant Order has been stayed by a court of competent jurisdiction.

7.31  Appointment of Trustee or Examiner; Liquidation.  No order has been entered in the Chapter 11 Case (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of a responsible officer or an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under 1106(b) of the Bankruptcy Code or (iii) to convert the Chapter 11 Case to a case under Chapter 7 or to dismiss the Chapter 11 Case.

7.32  Perfection of Security Interest.  Upon entry of the Interim Order, such Interim Order is effective to create in favor of the Collateral Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in the Collateral and proceeds thereof.

7.33  Secured Superpriority Claims.  On and after the Effective Date and the entry of the Interim Order, such Interim Order and the Credit Documents are sufficient to provide the Superpriority Claims and Liens described in, and with the priority provided in, Section 2.14 of this Agreement.

7.34  Excluded Subsidiaries.  (i) As of September 30, 2011, the aggregate book value of all the assets owned by the Excluded Subsidiaries does not exceed $1,750,000 and (ii) as of the Effective Date, the Excluded Subsidiaries are engaged solely in the maintenance and operation of the Credit Parties’ satellite offices located outside of the United States, the technical management of certain of the Collateral Vessels and other vessels operated by the Credit Parties and the procurement of crews of the Collateral Vessels and other vessels operated by the Credit Parties.

SECTION 8.  Affirmative Covenants.  The Parent and each of its Subsidiaries hereby covenants and agrees that on and after the Effective Date, and until the Total Commitments and all Letter of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Commitment Commission and all other obligations incurred hereunder and thereunder, are paid in full:

8.01  Information Covenants.  Each Credit Party will furnish to the Administrative Agent, with sufficient copies for each of the Lenders:

(a)           Quarterly Financial Statements.  Within 45 days after the close of the first three quarterly accounting periods in the 2012 fiscal year of the Parent, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows, in each case for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and in each case, setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the senior financial officer of the Parent, subject to normal year-end audit adjustments and (ii) management’s discussion and analysis of the important operational and financial developments during the fiscal quarter and year-to-date periods.

(b)           Annual Financial Statements.  Within 90 days after the close of the 2012 fiscal year of the Parent, (i) the consolidated balance sheets of the Parent and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by Deloitte & Touche LLP or such other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of the Parent and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default pursuant to the financial covenants set forth in Sections 9.07 and 9.08, which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c)           Monthly Financial Statements.  Within 30 days after the end of each of the first two calendar months of each fiscal quarter of the Parent, the unaudited trial balance of the Parent and its Subsidiaries as at the end of such month, and setting forth comparative figures for the prior calendar month, all of which shall be certified by the senior financial officer of the Parent, subject to normal year-end audit adjustments and including normal recurring adjustments.

(d)           Officer’s Compliance Certificates.  At the time of the delivery of (I) the financial statements provided for in Sections 8.01(a), (b) and (c), and (II) the variance reports and Supplemental Approved Budget provided for in Section 8.01(i), a certificate of the senior financial officer of the Parent in the form of Exhibit I (or such other form as may be agreed by the Administrative Agent) to the effect that, to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof (in reasonable detail), which certificate shall set forth (x) the aggregate amount of Investments made in the Excluded Subsidiaries since the Effective Date at the end of such month and (y) the calculations required to establish whether the Parent was in compliance with the financial covenants set forth in Sections 9.07(b) and 9.08 at the end of such week, calendar month, fiscal quarter or fiscal year, as the case may be, or, if later, since the date of the most recent certificate delivered pursuant to this Section 8.01(d); provided that, notwithstanding the foregoing, the certificate setting forth the calculations required to establish whether the Parent was in compliance with the financial covenant set forth in Section 9.08(b) for December 2011 shall be delivered on or before February 14, 2012.

(e)           Notice of Default, Litigation or Event of Loss.  Promptly, and in any event within three Business Days after the Parent obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or Event of Default which notice shall specify the nature thereof, the period of existence thereof and what action the Parent proposes to take with respect thereto, (ii) any litigation or governmental investigation or proceeding pending or threatened in writing against the Parent or any of its Subsidiaries which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or any Credit Document and (iii) any Event of Loss in respect of any Collateral Vessel.

(f)            Other Reports and Filings.  Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Parent or any of its Subsidiaries shall file with the Securities and Exchange Commission (or any successor thereto) or deliver to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), except to the extent these are available at www.sec.gov.

(g)           Environmental Matters.  Promptly upon, and in any event within five Business Days after, the Parent obtains knowledge thereof, written notice of any of the following environmental matters occurring after the Effective Date, except to the extent that such environmental matters could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect:

(i)            any Environmental Claim pending or threatened in writing against the Parent or any of its Subsidiaries or any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries;

(ii)           any condition or occurrence on or arising from any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that (a) results in noncompliance by the Parent or such Subsidiary with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Parent or any of its Subsidiaries or any such Collateral Vessel or property;

(iii)          any condition or occurrence on any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries that could reasonably be expected to cause such Collateral Vessel or property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Parent or such Subsidiary of such Collateral Vessel or property under any Environmental Law; and

(iv)          the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Collateral Vessel or property owned or operated or occupied by the Parent or any of its Subsidiaries as required by any Environmental Law or any governmental or other administrative agency; provided that in any event the Parent shall deliver to the Administrative Agent all material notices received by the Parent or any of its Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA or OPA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Parent’s or such Subsidiary’s response thereto.  In addition, the Parent will provide the Administrative Agent with copies of all material communications with any government or governmental agency and all material communications with any Person relating to any Environmental Claim of which notice is required to be given pursuant to this Section 8.01(g), and such detailed reports of any such Environmental Claim as may reasonably be requested by the Administrative Agent or the Required Lenders.

(h)           Management Letters.  Promptly after Parent’s or any of its Subsidiaries’ receipt thereof, a copy of any “management letter” received from its certified public accountants and management’s response thereto.

(i)            Variance Report and Supplement Approved Budget.  (x)  By 12:00 noon (New York time) on Wednesday of each week (or if such day is not a Business Day, the next succeeding Business Day), a reconciliation of actual receipts and disbursements, cash receipts, cash balance and loan balance against such figures set forth in the Approved Budget for (i) the one-week period which ended on the immediately preceding Friday and (ii) the four-week period which ended on the immediately preceding Friday, in each case, with written explanations of material variances and accompanied by an updated forecast of drawings of Loans and/or requests for issuances of Letters of Credit for the week commencing on the past Saturday (if such forecasts are projected to vary from the figures set forth in the Approved Budget).  The first reconciliation for a one-week period shall be for the first full week ending November 25, 2011 and the first reconciliation for a four-week period shall be for the first full four-week period ending December 16, 2011.

(y)           On December 9, 2011 and every fourth Friday (or if such day is not a Business Day, the next succeeding Business Day) thereafter, an updated “rolling” 13-week budget (commencing with the immediately succeeding Saturday) supplementing the most recent Approved Budget; at the time such budget is in form and substance reasonably acceptable to the Directing Parties, such budget shall constitute a Supplemental Approved Budget (provided, however, that the Borrowers may make modifications to any Approved Budget with the consent of the Directing Parties in their reasonable discretion).

(j)            Committee Reports.  Promptly after the sending thereof, with commercially reasonable efforts, copies of all written reports given by the Borrowers to any committee appointed in the Chapter 11 Case related to the operations, business, assets, properties or financial condition of the Borrowers and/or any of their respective Subsidiaries (including, without limitation, audits, appraisals, valuations, projections and other financial reports) other than any written reports which are confidential or otherwise subject to privilege (including the common interest and joint defense privilege).

(k)           Cash Balances.  By 12:00 noon (New York City time) on Monday of each week (or if such day is not a Business Day, the next succeeding Business Day), a statement of the aggregate amount of cash owned or held by the Borrowers in any deposit, savings, investment or other similar account as at the beginning of business on such day.

(l)            Unpaid Fees and Expenses.  By no later than the 25th day of each month, a monthly report detailing (i) professional fees and expenses that have been billed but unpaid as of three Business Days prior to such date in the Chapter 11 Case, (ii) the accumulated “hold-back” of professional fees and expenses to date, and (iii) the total professional fees paid in the Chapter 11 Case during such month and to date.

(m)          Chapter 11 Case Filings.  Promptly after the same is available, copies of all pleadings, motions, applications, financial information and other documents filed by or on behalf of any Credit Party with the Bankruptcy Court in the Chapter 11 Case, to the extent not available on-line or delivered electronically.

(n)           Other Information.  From time to time, such other information or documents (financial or otherwise) with respect to the Parent or its Subsidiaries as the Administrative Agent or the Required Lenders may reasonably request in writing.

8.02  Books, Records and Inspections.  The Parent will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries, in conformity in all material respects with GAAP and all requirements of law, shall be made of all dealings and transactions in relation to its business.  The Parent will, and will cause each of its

Subsidiaries to, permit officers and designated representatives of the Administrative Agent and the Lenders as a group to visit and inspect, during regular business hours and under guidance of officers of the Parent or any of its Subsidiaries, any of the properties of the Parent or its Subsidiaries, and to examine the books of account of the Parent or such Subsidiaries and discuss the affairs, finances and accounts of the Parent or such Subsidiaries with, and be advised as to the same by, its and their officers and, in the presence of the Parent, independent accountants, all upon reasonable advance notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may request.

8.03  Maintenance of Property; Insurance.  The Parent will, and will cause each of its Subsidiaries to, (i) keep all material property necessary in its business in good working order and condition (ordinary wear and tear and loss or damage by casualty or condemnation excepted), (ii) maintain insurance on the Collateral Vessels in at least such amounts and against at least such risks as are in accordance with (a) normal industry practice for similarly situated insureds and (b) the requirements set forth in Section 8.06, and (iii) furnish to the Administrative Agent, at the written request of the Administrative Agent or any Lender, a complete description of the material terms of insurance carried.  In addition to the requirements of the immediately preceding sentence, the Parent will at all times cause the Required Insurance to (x) be maintained on the Collateral Vessels (with the same scope of coverage as that described in Schedule VI) at levels which are at least as great as the respective amount described on Schedule VI and (y) comply with the insurance requirements of the Collateral Vessel Mortgages.

8.04  Corporate Franchises.  The Parent will, and will cause each of its Subsidiaries, to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents (if any) used in its business, except where a failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 8.04 shall prevent (i) sales or other dispositions of assets, consolidations or mergers by or involving the Parent or any of its Subsidiaries which are permitted in accordance with Section 9.02 or (ii) the abandonment by the Parent or any of its Subsidiaries of any rights, franchises, licenses and patents that could not be reasonably expected to have a Material Adverse Effect.

8.05  Compliance with Statutes, etc.  The Parent will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions (including all laws and regulations relating to money laundering) imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such non-compliances as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

8.06  Compliance with Environmental Laws.  (a)  The Parent will, and will cause each of its Subsidiaries to, comply in all material respects with all Environmental Laws applicable to the ownership or use of any Collateral Vessel or property now or hereafter owned or operated by the Parent or any of its Subsidiaries, will within a reasonable time period pay or cause to be paid all costs and expenses incurred in connection with such compliance (except to the extent being contested in good faith), and will keep or cause to be kept all such Collateral Vessels or property free and clear of any Liens imposed pursuant to such Environmental Laws, in each of the foregoing cases, except to the extent any failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries will generate, use, treat, store, release or dispose of, or permit the generation, use, treatment, storage, release or disposal of, Hazardous Materials on any Collateral Vessel or property now or hereafter owned or operated or occupied by the Parent or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any ports or property except in material compliance with all applicable Environmental Laws and as reasonably required by the trade in connection with the operation, use and maintenance of any such property or otherwise in connection with their businesses or except to the extent the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Parent will, and will cause each of its Subsidiaries to, maintain insurance on the Collateral Vessels in at least such amounts as are in accordance with normal industry practice for similarly situated insureds, against losses from oil spills and other environmental pollution.

(b)           At the written request of the Administrative Agent or the Required Lenders, which request shall specify in reasonable detail the basis therefor, at any time and from time to time, the Parent or the Borrowers will provide, at the Parent or the Borrowers’ sole cost and expense, an environmental assessment of any Collateral Vessel by such Collateral Vessel’s classification society (to the extent such classification society is listed on Schedule X) or another internationally recognized classification society acceptable to the Administrative Agent.  If said classification society, in its assessment, indicates that such Collateral Vessel is not in compliance with the Environmental Laws, said society shall set forth potential costs of the remediation of such non-compliance; provided that such request may be made only if (i) there has occurred and is continuing an Event of Default, (ii) the Administrative Agent or the Required Lenders reasonably and in good faith believe that the Parent, any of its Subsidiaries or any such Collateral Vessel is not in compliance with Environmental Law and such non-compliance could reasonably be expected to have a Material Adverse Effect, or (iii) circumstances exist that reasonably could be expected to form the basis of a material Environmental Claim against the Parent or any of its Subsidiaries or any such Collateral Vessel.  If the Parent or the Borrowers fail to provide the same within 45 days after such request was made, the Administrative Agent may order the same and the Parent or the Borrowers shall grant and hereby grants to the Administrative Agent and the Lenders and their agents access to such Collateral Vessel and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of charter parties, to undertake such an assessment, all at the Parent or the Borrowers’ expense.

8.07  ERISA.  As soon as reasonably possible and, in any event, within ten (10) days after the Parent or any of its Subsidiaries or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Parent will deliver to the Administrative Agent, with sufficient copies for each of the Lenders, a certificate of the senior financial officer of the Parent setting forth the full details as to such occurrence and the action, if any, that the Parent, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Parent, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred (except to the extent that the Parent has previously delivered to the Administrative Agent a certificate and notices (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that a failure to satisfy minimum funding requirements, within the meaning of Section 412 of the Code or Section 302 of ERISA, has occurred or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 or 430 of the Code or Section 302 or 303 of ERISA with respect to a Plan; that the actuary of a Plan (other than a Multiemployer Plan) has or will certify that the Plan is an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; that a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; that any contribution required to be made with respect to a Plan or Foreign Pension Plan has not been timely made and such failure could result in a material liability for the Parent or any of its Subsidiaries; that a Plan has been or may be reasonably expected to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA with a material amount of unfunded benefit liabilities; that a Plan (in the case of a Multiemployer Plan, to the best knowledge of the Parent or any of its Subsidiaries or ERISA Affiliates) has a material Unfunded Current Liability; that proceedings may be reasonably expected to be or have been instituted by the PBGC to terminate or appoint a trustee to administer a Plan which is subject to Title IV of ERISA; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a material delinquent contribution to a Plan; that the Parent, any of its Subsidiaries or any ERISA Affiliate will or may reasonably expect to incur any material liability (including any indirect, contingent, or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 436(f), 4971, 4975 or 4980 of the Code or Section 409 or 502(i) or 502(l) of ERISA or with respect to a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code; or that the Parent, or any of its Subsidiaries may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any Plan or any Foreign Pension Plan.  Upon request, the Parent will deliver to the Administrative Agent with sufficient copies to the Lenders (i) a complete copy of the annual report (on Internal Revenue Service Form 5500-series) of each Plan (including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) required to be filed with the Internal Revenue Service and (ii) copies of any records, documents or other information that must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA.  In addition to any certificates or notices delivered to the Lenders pursuant to the first sentence hereof, copies of annual reports and any records, documents or other information required to be furnished to the PBGC, and any notices received by the Parent, any of its Subsidiaries or any ERISA Affiliate with respect to any Plan or Foreign Pension Plan with respect to any circumstances or event that could reasonably be expected to result in a material liability shall be delivered to the Lenders no later than ten (10) days after the date such annual report has been filed with the Internal Revenue Service or such records, documents and/or information has been furnished to the PBGC or such notice has been received by the Parent, such Subsidiary or such ERISA Affiliate, as applicable.

8.08  End of Fiscal Years; Fiscal Quarters.  The Parent shall cause (i) each of its, and each of its Subsidiaries’, fiscal years to end on December 31 of each year and (ii) each of its and its Subsidiaries’ fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

8.09  Performance of Post-Petition Obligations.  The Parent will, and will cause each of its Subsidiaries to, perform all of its material Post-Petition obligations.

8.10  Payment of Taxes.  The Parent will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material Post-Petition taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a Lien not otherwise permitted under Section 9.01(i), provided that neither the Parent nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.11  Further Assurances.  (a)  The Parent will, and will cause each of its Subsidiaries to, cause each Collateral and Guaranty Requirement with respect to each Collateral Vessel and each Credit Party to be satisfied at all times.

(b)                                 The Parent, on behalf of itself and each other Credit Party, agrees that at any time and from time to time, at the expense of the Parent or such other Credit Party, it will promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary, or that the Administrative Agent may reasonably require, to perfect and protect any Lien granted or purported to be granted hereby or by the other Credit Documents, or to enable the Collateral Agent to exercise and enforce its rights and remedies with respect to any Collateral.  Without limiting the generality of the foregoing, the Parent will, and will cause each Credit Party to, execute (to the extent applicable) and file, or cause to be filed, such financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), or amendments thereto, such amendments or supplements to the Collateral Vessel Mortgages (including any amendments required to maintain Liens granted by such Collateral Vessel Mortgages pursuant to the effectiveness of this Agreement), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent may reasonably require, to protect and preserve the Liens granted or purported to be granted hereby and by the other Credit Documents.

(c)                                  Each Credit Party hereby authorizes the Collateral Agent to file one or more financing or continuation statements under the UCC (or any non-U.S. equivalent thereto), and amendments thereto, relative to all or any part of the Collateral, where permitted by law.  The Collateral Agent will promptly send each Credit Party a copy of any financing or continuation statements which it may file and the filing or recordation information with respect thereto.

(d)                                 If at any time any Subsidiary of the Parent owns a Collateral Vessel or owns, directly or indirectly, an interest in any Subsidiary which owns a Collateral Vessel and such Subsidiary has not otherwise satisfied the Collateral and Guaranty Requirements with respect to the relevant Collateral Vessel, the Parent will cause such Subsidiary (and any

Subsidiary which directly or indirectly owns the Equity Interests of such Subsidiary to the extent not a Credit Party) to satisfy the Collateral and Guaranty Requirements with respect to each relevant Collateral Vessel as such Subsidiary would have been required to satisfy pursuant to Sections 5 and 6 of this Agreement had such Subsidiary been a Credit Party on a Borrowing Date or the Effective Date.

8.12  Deposit of Earnings and Cash.  Each Credit Party shall cause (x) the earnings derived from each of the respective Collateral Vessels, to the extent constituting Earnings and Insurance Collateral, to be deposited by the respective account debtor in respect of such earnings into one or more of the Concentration Accounts maintained for such Credit Party from time to time and (y) subject to Section 9.15, all of its other cash on hand to be deposited into one or more Concentration Accounts maintained for such Credit Party from time to time.  Without limiting any Credit Party’s obligations in respect of this Section 8.12, each Credit Party agrees that, in the event it receives any earnings constituting Earnings and Insurance Collateral or other cash, or any such earnings or other cash are deposited other than in one of the Concentration Accounts, it shall promptly deposit all such proceeds into one of the Concentration Accounts maintained for such Credit Party from time to time.

8.13  Ownership of Subsidiaries.  (a)  Other than “director qualifying shares”, the Parent shall at all times directly or indirectly own 100% of the Equity Interests of each Credit Party.

(b)                                 The Parent will cause each Collateral Vessel to be owned at all times by a single Guarantor (other than the Parent) that owns no other Collateral Vessels.

8.14  Flag of Collateral Vessels; Citizenship; Collateral Vessel Classifications.  (a)  The Parent shall, and shall cause each Credit Party that owns a Collateral Vessel to, cause each Collateral Vessel to be registered under the laws and flag of (t) the Bahamas, (u) the Republic of Malta, (v) the Republic of Liberia, (w) the Republic of the Marshall Islands, (x) Bermuda, (y) the United Kingdom or (z) such other jurisdiction as is acceptable to the Required Lenders (each jurisdiction in clauses (t) through and including (z), an “Acceptable Flag Jurisdiction”).

(b)                                 The Parent will, and will cause each Guarantor which owns or operates a Collateral Vessel to, be qualified to own and operate such Collateral Vessel under the laws of the Bahamas, the Republic of Malta, the Republic of Liberia, the Republic of the Marshall Islands, Bermuda, the United Kingdom, or such other jurisdiction in which such Collateral Vessel is permitted to be flagged in accordance with the terms of the related Collateral Vessel Mortgage.

(c)                                  The Parent will, and will cause each Guarantor which owns or operates a Collateral Vessel to, cause each Collateral Vessel to be classified in the highest class available for Vessels of its age and type with a classification society listed on Schedule X or another internationally recognized classification society acceptable to the Administrative Agent, free of any material conditions or recommendations.

8.15   Use of Proceeds.  The Borrowers will use the proceeds of the Loans only as provided in Section 7.08.

8.16  Advisors and Cooperation.  The Parent will, and will cause each other Credit Party to, continue to (a) grant the Lenders with reasonable access to any advisers of the Credit Parties as the Lenders shall reasonably request, (b) reasonably cooperate with the Lenders’ financial advisors, auditors, attorneys, appraisers and any other consultants engaged from time to time at the discretion of the Lenders and (c) reimburse reasonable fees and expenses of such financial advisors, auditors, attorneys, appraisers and other consultants in accordance with the terms of its engagement that have been agreed to by the Credit Parties.

8.17  Milestones.  The Credit Parties will, and will cause each other Credit Party to, immediately commence and continue to completion an Acceptable Sale Process upon notice from the Administrative Agent at the direction of the Directing Parties of non-compliance with any Milestone.

SECTION 9.  Negative Covenants.  Each Credit Party hereby covenants and agrees that on and after the Effective Date and until all Revolving Commitments and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Commitment Commission and all other Obligations incurred hereunder and thereunder, are paid in full:

9.01  Liens.  The Parent will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Parent or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Parent or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i)                                     Liens for Pre-Petition taxes, assessments or governmental charges or levies (provided that the enforcement and collection of the same are subject to the automatic stay in the Chapter 11 Case), inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(ii)                                  Liens imposed by law, which were incurred in the ordinary course of business and do not secure Pre-Petition Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the property or assets of the Parent of such Subsidiary and do not materially impair the use thereof in the operation of the business of the Parent or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien (provided that the enforcement and collection of the same are subject to the automatic stay in the Chapter 11 Case or in respect of Post-Petition obligations, such obligations are not overdue for a period of more than 30 days or are being contested in good faith by appropriate proceedings);

(iii)                               Liens in existence on the Effective Date which are listed, and the property subject thereto described, on Schedule IV, without giving effect to any renewals or extensions of such Liens, provided that the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding on the Effective Date, less any repayments of principal thereof;

(iv)                              Permitted Encumbrances;

(v)                                 Liens created pursuant to the Security Documents;

(vi)                              Liens arising out of judgments, awards, decrees or attachments with respect to which the Parent or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review, provided that the aggregate amount of all such judgments, awards, decrees or attachments shall not constitute an Event of Default under Section 10.08;

(vii)                           Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, Liens to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations in each case incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) and Liens arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that the aggregate value of all cash and property at any time encumbered pursuant to this clause (vii) shall not exceed $5,000,000;

(viii)                        Liens in respect of seamen’s wages which are not past due and other maritime Liens for amounts not past due arising in the ordinary course of business and not yet required to be removed or discharged under the terms of the respective Collateral Vessel Mortgages; and

(ix)                              Liens on property or assets of the Parent and its Subsidiaries securing the obligations under (x) the Pre-Petition Senior Credit Documents (and any interest rate protection agreement or other hedging agreement entered into in connection therewith) and (y) the Pre-Petition Junior Credit Agreement incurred in connection therewith.

In connection with the granting of Liens described above in this Section 9.01 by the Parent or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien subordination agreements in favor of the holder or holders of such Liens, in respect of the item or items of equipment or other assets subject to such Liens).

9.02  Consolidation, Merger, Purchase or Sale of Assets, etc.  The Parent will not, and will not permit any of its Subsidiaries to wind up, liquidate or dissolve its affairs or enter into any transaction of merger, consolidation or amalgamation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets (other than Margin Stock or sales of inventory, materials, equipment, goods and services in the ordinary course of business), or enter into any sale-leaseback transactions involving any of the property or assets of the Parent or its Subsidiaries, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials, equipment, goods and services in the ordinary course of business) of any Person (or agree to do so at any future time), except that:

(i)                                     the Parent and its Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, overdue accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale);

(ii)                                  the Borrowers and any other Subsidiary of the Parent may transfer assets or lease to or acquire or lease assets from the Borrowers or any other Subsidiary of the Parent, or any Guarantor (other than the Parent) may be merged into either Borrower or any other Subsidiary of the Parent; provided that such Borrower or Subsidiary, as the case may be, will be a successor in interest to all rights, titles and interest of such merged Subsidiary and, in each case so long as all actions necessary or desirable to preserve, protect and maintain the security interest and Lien of the Collateral Agent in any property or assets held by any Person involved in any such transaction are taken to the satisfaction of the Collateral Agent;

(iii)                               Capital Expenditures by the Parent and its Subsidiaries shall be permitted to the extent permitted by Section 9.09;

(iv)                              the Parent and its Subsidiaries may liquidate or otherwise dispose of obsolete or worn-out property in the ordinary course of business;

(v)                                 Investments may be made to the extent permitted by Section 9.05;

(vi)                              each of the Borrowers and their respective Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Borrowers or any of their Subsidiaries, in each case so long as no such grant otherwise affects the Collateral Agent’s security interest in the asset or property subject thereto;

(vii)                           either of the Borrowers or any Subsidiary of the Borrowers may convey, sell or otherwise transfer all or any part of its business, properties and assets to either Borrower or to any Wholly-Owned Domestic Subsidiary of the Borrowers which is a Guarantor, so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken; and

(viii)                        the Parent and its Subsidiaries may convey, sell or otherwise dispose of assets in accordance with an Acceptable Plan or an Acceptable Sale Process.

To the extent the Required Lenders (or to the extent required pursuant to Section 12.12(a), all Lenders) waive the provisions of this Section 9.02 with respect to the sale of any property or assets, or any property or assets are sold as permitted by this Section 9.02, such property and assets shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.  Notwithstanding anything to the contrary contained above, the foregoing covenant shall not be violated as a result of sales of Margin Stock for cash at fair market value (as determined in good faith by the Parent at the time of the respective sale).

9.03  Dividends.  The Parent shall not, and shall not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Parent or any of its Subsidiaries, except that (i) any Wholly-Owned Subsidiary of the Parent may pay Dividends to the Parent or any Wholly-Owned Subsidiary of the Parent and (ii) any Guarantor may pay Dividends to the Parent, either Borrower or any Guarantor.

9.04  Indebtedness. The Parent will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness other than:

(i)                                     Indebtedness incurred pursuant to this Agreement and the other Credit Documents;

(ii)                                  Indebtedness of the Credit Parties incurred pursuant to the Pre-Petition Senior Credit Documents outstanding on the Petition Date;

(iii)                               Indebtedness of the Credit Parties incurred pursuant to the Pre-Petition Junior Credit Agreement outstanding on the Petition Date;

(iv)                              Indebtedness of the Credit Parties under the Senior Unsecured Note Documents outstanding on the Petition Date; and

(v)                                 Intercompany indebtedness permitted pursuant to Section 9.05(ii).

9.05  Advances, Investments and Loans.  The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any Margin Stock (or other Equity Interests), or make any capital contribution to any other Person (each of the foregoing an “Investment” and, collectively, “Investments”), except that:

(i)                                     the Parent and its Subsidiaries may acquire and hold accounts receivable owing to any of them and Cash Equivalents;

(ii)                                  the Credit Parties (other than the Excluded Subsidiaries) may make intercompany loans and advances among one another, provided that any loans or advances to a Credit Party pursuant to this clause shall be unsecured and subordinated to the Obligations of the respective Credit Party pursuant to written subordination provisions in the form of Exhibit J;

(iii)                               the Parent and its Subsidiaries may sell or transfer assets to the extent permitted by Section 9.02;

(iv)                              the Credit Parties may make equity Investments in the Borrowers or the Guarantors;

(v)                                 Investments existing on the Effective Date and described on Schedule XI, without giving effect to any additions thereto or replacement thereof;

(vi)                              the Excluded Subsidiaries may make loans and advances to the Credit Parties; provided that any loans or advances made to any Credit Party pursuant to this clause shall be unsecured and subordinated to the Obligations of the respective Credit Party pursuant to written subordination provisions in the form of Exhibit J; and

(vii)                           the Credit Parties may make Investments in the Excluded Subsidiaries in an aggregate amount not to exceed $3,000,000 in any calendar month (not including the amount of any payments permitted to be made by the Excluded Subsidiaries to critical vendors in the ordinary course of business under the Approved Budget); provided that, in each case, the proceeds of such Investments are promptly applied by such Excluded Subsidiaries to the payment of the obligations of such Excluded Subsidiaries.

Notwithstanding anything to the contrary set forth in Sections 9.04(vi) or 9.04(vii) above, no Credit Party will be permitted to make any Investments to any Excluded Subsidiary at any time if, at such time, (i) such Excluded Subsidiary has commenced a voluntary case concerning itself under Title 11 of the Bankruptcy Code; (ii) an involuntary case has been commenced against such Excluded Subsidiary where the petition has not controverted within 20 days after service of summons or dismissed within 60 days after commencement of the case; (iii) a custodian (as defined in the Bankruptcy Code) has been appointed for, or take charge of, all or substantially all of the property of such Excluded Subsidiary; (iv) such Excluded Subsidiary has commenced any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Excluded Subsidiary, or any such proceeding is commenced against such Excluded Subsidiary which remains undismissed for a period of 60 days, or such Excluded Subsidiary is adjudicated insolvent or bankrupt, or any order of relief or other order approving any such case or proceeding is entered; (v) such Excluded Subsidiary suffers the appointment of any custodian or the like or permits any substantial part of its property to continue undischarged or unstayed for a period of 60 days; (vi) such Excluded Subsidiary makes a general assignment for the benefit of creditors; or (vii) any corporate action is taken by such Excluded Subsidiary for the purpose of effecting any of the foregoing.

9.06  Transactions with Affiliates.  The Parent will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of such Person, other than on terms and conditions no less favorable to such Person as would be obtained by such Person at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that:

(i)                                     Dividends may be paid to the extent provided in Section 9.03;

(ii)                                  loans and Investments may be made and other transactions may be entered into between the Parent and its Subsidiaries to the extent permitted by Sections 9.04 and 9.05;

(iii)                               the Parent may pay non-employee directors’ fees as determined by the Parent’s independent compensation committee in an amount not to exceed $895,000 in the aggregate and reimbursements of directors’ reasonable and documented expenses;

(iv)                              the Parent and its Subsidiaries may pay management fees to Wholly Owned Subsidiaries of the Parent in the ordinary course of business; and

(v)                                 the transactions in existence on the Effective Date which are listed on Schedule XII shall be permitted.

9.07  Approved Budget.  (a) The Parent will not permit the proceeds of Loans to be used, or submit requests for the issuance of Letters of Credit, for any use other than a use permitted by Section 7.08, it being understood that (x) neither the Agents nor the Lenders shall have any duty to monitor such compliance and (y) the line items in the Approved Budget for payment of interest, expenses and other amounts to the Lenders are estimates only, and the Credit Parties remain obligated to pay any and all Obligations in accordance with the terms of the Credit Documents.  Nothing in any Approved Budget shall constitute an amendment or other modification of this Agreement.

(b)                                 The Parent will not permit the cumulative difference between actual Operating Cash Receipts (as referenced in the Approved Budget) of the Credit Parties and actual Operating Disbursements (as referenced in the Approved Budget) of the Credit Parties (but excluding restructuring-related charges, professional fees and debt service) to be less than the minimum rolling four-week cumulative difference between budgeted Operating Cash Receipts as set forth in the Approved Budget and budgeted Operating Disbursements as set forth in the Approved Budget (but excluding restructuring-related charges, professional fees and debt service) by more than 20% for each rolling four-week period beginning with the first full four-week period ending December 16, 2011.

For the avoidance of doubt: “disbursements” shall include all uses of cash of any kind, including, without limitation, investments, capital expenditures and repayments of Indebtedness (other than repayments of debt under this Agreement); and “receipts” shall not include borrowings, tax refunds or other extraordinary receipts.

9.08  Minimum Liquidity; Minimum EBITDA.  (a) The Parent will not permit the sum of (i) the Unrestricted Cash and Cash Equivalents held by the Parent and its Subsidiaries and

(ii) the aggregate available unutilized Revolving Commitments to be less than (x) from the entry of the Final Order to and including April 30, 2012, $15,000,000 at any time and (y) from May 1, 2012 to and including the Maturity Date, $10,000,000 at any time.

(b)                                 The Parent will not permit cumulative Consolidated EBITDA for the period commencing on November 1, 2011 and ending on the last day of a month set forth below to be less than the amount set forth opposite such month below:

Month	Minimum EBITDA
December 2011	$2,115,000
January 2012	$4,600,000
February 2012	$6,875,000
March 2012	$9,350,000
April 2012	$12,100,000
May 2012	$15,700,000
June 2012	$19,225,000
July 2012	$23,725,000
August 2012	$28,050,000
September 2012	$32,750,000
October 2012	$37,200,000

9.09  Capital Expenditures.  The Parent will not, and will not permit any of its Subsidiaries to, make any Capital Expenditures at any time, other than Vessel improvement Capital Expenditures or maintenance Capital Expenditures incurred in the ordinary course of business or consistent with past practice as provided in the Approved Budget.

9.10  Limitation on Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc.  The Parent will not, and will not permit any Guarantor to, amend, modify or change its Certificate of Incorporation, Certificate of Formation (including, without limitation, by the filing or modification of any certificate of designation), By-Laws, limited liability company agreement, partnership agreement (or equivalent organizational documents) or any agreement entered into by it with respect to its Equity Interests (including any shareholders’ agreement), or enter into any new agreement with respect to its capital stock or membership interests (or equivalent interests), other than any amendments, modifications or changes or any such new agreements which are not in any way materially adverse to the interests of the Lenders, and other than in connection with an Acceptable Plan or an Acceptable Sale Process.

9.11  Limitation on Certain Restrictions on Subsidiaries.  The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Parent or any Subsidiary of the Parent, or pay any Indebtedness owed to the Parent or a Subsidiary of the Parent, (b) make loans or advances to the Parent or any of the Parent’s Subsidiaries or (c) transfer any of its properties or assets to the Parent or any of the Parent’s Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Pre-Petition Credit Documents as in effect on the Effective Date, or any refinancing thereof or amendments thereto, (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent or a Subsidiary of the Parent, (v) customary provisions restricting assignment of any agreement entered into by the Parent or a Subsidiary of the Parent in the ordinary course of business, (vi) any holder of a Permitted Lien may restrict the transfer of the asset or assets subject thereto and (vii) restrictions which are not more restrictive than those contained in this Agreement contained in any documents governing any Indebtedness incurred after the Effective Date in accordance with the provisions of this Agreement.

9.12  Limitation on Issuance of Equity Interests.  (a)  The Parent will not issue, and will not permit any Subsidiary to issue, any preferred stock (or equivalent equity interests) other than, in the case of the issuance of preferred stock by of the Parent, with the approval of the Bankruptcy Court.

(b)                                 The Parent will not, and will not permit any other Credit Party to, issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except (i) for transfers and replacements of then outstanding shares of capital stock, (ii) for stock splits, stock dividends and additional issuances which do not decrease the percentage ownership of the Parent or any of its Subsidiaries in any class of the capital stock of such Subsidiary and (iii) to qualify directors to the extent required by applicable law, other than in connection with an Acceptable Plan or an Acceptable Sale Process.

9.13  Business.  The Parent and its Subsidiaries will not engage in any business other than the businesses in which they are engaged in as of the Effective Date and activities directly related thereto, and similar or related businesses.  It being understood that no Guarantor which owns a Collateral Vessel will engage directly or indirectly in any business other than the business of owning and operating Collateral Vessels and businesses ancillary or complementary thereto, except that, to the extent that any Subsidiary that owns a Collateral Vessel is permitted under the Pre-Petition Credit Documents (as in effect on the date hereof) to engage in any business other than the business of owning and operating Collateral Vessels and businesses ancillary or complementary thereto, such change in the business of such Guarantor shall be permitted to do so hereunder automatically.

9.14  Jurisdiction of Employment.  The Parent will not, and will not permit the Guarantors or any third party charterer of a Collateral Vessel to employ or cause to be employed any Collateral Vessel in any country or jurisdiction in which (i) the Borrowers, the Guarantors or such third party charterer of a Collateral Vessel is prohibited by law from doing business, (ii) the Lien created by the applicable Collateral Vessel Mortgage will be rendered unenforceable or (iii) the Collateral Agent’s foreclosure or enforcement rights will be materially impaired or hindered.

9.15  Bank Accounts.  The Parent will not, and will not permit any other Credit Party to, maintain any deposit, savings, investment or other similar accounts other than (i) the Concentration Accounts, (ii) an account maintained at Deutsche Bank as of the Effective Date in the name of General Maritime Subsidiary Corporation and (iii) any payroll account or accounts opened and maintained by a Credit Party at any time if the aggregate amount of cash deposited by the Credit Parties in such payroll account(s) does not exceed, together with the amount deposited in the account referenced in clause (ii), $5,000,000 at such time.

9.16  Pre-Petition Payments and Amendments of Pre-Petition Facilities.  The Parent will not, and will not permit any of its Subsidiaries to, (a) make any Pre-Petition Payment other than (i) as permitted under the Orders, (ii) as permitted under any “first day order” or (iii) any Pre-Petition Payment otherwise consented to by the Required Lenders and the Directing Parties and permitted by order of the Bankruptcy Court, or (b) waive, amend, supplement, modify, terminate or release the provisions of (i) any Pre-Petition Indebtedness (including, without limitation, the Pre-Petition Credit Documents and the Senior Unsecured Note Documents) or (ii) any document, agreement or instrument evidencing, creating or governing any Post-Petition Indebtedness or any other material Pre-Petition or Post-Petition agreement if, in the case of clauses (i) and (ii), the same is adverse to the interests of the Agents or the Lenders; provided that, notwithstanding the foregoing, fees and expenses payable under the Prearranged Plan and the Restructuring Support Agreement shall at all times be permitted.

9.17  Use of Proceeds.  The Parent will not, and will not permit any of its Subsidiaries to, directly or indirectly, use proceeds of the DIP Facility or any Collateral (including cash collateral) to (i) investigate or pursue any claims, causes of action, defenses, counterclaims, litigation or discovery against the Administrative Agent, any of the Lenders, the Pre-Petition Senior Agent or the Pre-Petition Senior Lenders (or their respective agents, professionals, employees, officers, subsidiaries, Affiliates or other similar Persons) or (ii) pay any or all claims for fees and expenses of any other person or entity in connection with the investigation of, the assertion of or joinder in any claim, cause of action, counterclaim, action, proceeding, application, litigation, motion, objection, defense or other contested matter, the purpose of which is to seek or the result of which would be to obtain any order, judgment, determination, declaration or similar relief: (x) invalidating, setting aside, avoiding, recharacterizing or subordinating, in whole or in part, any claim, indebtedness, liens and/or security interests of the Administrative Agent, any of the Lenders, any of the Pre-Petition Senior Agent or any of the Pre-Petition Senior Lenders (other than, in the case of the Pre-Petition Senior Agent and the Pre-Petition Senior Lenders, to the extent permitted by the Orders); (y) objecting to or commencing any action that prevents or affirmatively delays the exercise by the Administrative Agent, any of the Lenders, the Pre-Petition Senior Agent or the Pre-Petition Senior Lenders of any of their respective rights and remedies under any agreement or document or the Interim Order or the Final Order (other than, in the case of the Pre-Petition Senior Agent and the Pre-Petition Senior Lenders, to the extent permitted by the Orders); or (z) seeking any affirmative legal or equitable remedy against the Administrative Agent, any of the Lenders, the Pre-Petition Senior Agent or the Pre-Petition Senior Lenders (or their respective agents, professionals, employees, officers, subsidiaries, Affiliates or other similar Persons) (other than, in the case of the Pre-Petition Senior Agent and the Pre-Petition Senior Lenders, to the extent permitted by the Orders).

9.18  Charters.  The Parent will not, and will not permit any of its Subsidiaries to, enter into any charter or similar contract after the Effective Date in respect of any Collateral Vessel that has as of the execution date of such charter or similar contract a remaining term of 14 months or greater without the consent of the Required Lenders (such consent not to be unreasonably withheld or delayed).

9.19  Final Bankruptcy Court Order; Administrative Priority; Lien Priority; Payment of Claims.  Neither the Borrowers nor any other Credit Party will:

(a)           at any time, seek or consent to any reversal, modification, amendment, stay or vacation of (i) any “first day order” entered by the Bankruptcy Court in the Chapter 11 Case having an adverse effect on the rights of the Lenders under this Agreement, (ii) the Interim Order or (iii) the Final Order;

(b)           at any time, seek or consent to a priority for any administrative expense or unsecured claim against the Borrowers or any other Credit Party (now existing or hereafter arising) of any kind or nature whatsoever, including, without limitation, any administrative expenses of the kind specified in, or arising or ordered under, Sections 105(a), 326, 328, 330, 331, 503(b), 506(c), 507, 546(c), 726, 1113 and 1114 of the Bankruptcy Code equal or superior to the priority of the Secured Creditors’ in respect of the Obligations, except as provided in Section 2.14(a);

(c)           at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Liens in favor of the Lenders in respect of the Collateral (other than Permitted Liens);

(d)           prior to the date on which the Obligations have been paid in cash in full or, in respect of any Letters of Credit, have been cash collateralized or terminated in a manner satisfactory to the Issuing Lender(s) and the Commitments have been cancelled and terminated, (i) pay any administrative expense claims of the Borrowers except (A) the Obligations then due and payable hereunder or (B) other administrative expense and professional claims then due and payable in the ordinary course of the business of the Borrowers or the Chapter 11 Case, or otherwise authorized by the Bankruptcy Court, in each case to the extent and having the order of priority set forth in the Orders or (ii) file with the Bankruptcy Court any alternative debtor-in-possession financing proposal that does not provide for the Obligations to be paid in cash in full or, with respect to any outstanding Letters of Credit, cash collateralized or terminated in a manner satisfactory to the Issuing Lender(s) and for the Commitments to be cancelled and terminated; and

(e)           seek or consent to a sale of substantially all of the Collateral unless all of the Obligations are to be paid (or repaid) in cash from the proceeds thereof pursuant to an Acceptable Sale Process.

SECTION 10.  Events of Default.  Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01  Payments.  Either Borrower shall (i) default in the payment when due of any principal of any Loan or any Note or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any Unpaid Drawings or interest on any Loan or Note, or any Commitment Commission or any other amounts owing hereunder or thereunder; or

10.02  Representations, etc.  Any representation, warranty or statement made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

10.03  Covenants.  Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 2.13, 8.01(d), 8.01(e)(i), 8.08, 8.11(a), 8.13, 8.15, 8.17 or Section 9 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement and, in the case of this clause (ii), such default shall continue unremedied for a period of 30 days (or, in the case of a default under Sections 8.01(i), 8.01(j), 8.01(k), 8.01(l) and 8.16, five Business Days) after written notice to the Borrowers by the Administrative Agent or the Required Lenders; or

10.04  Default Under Other Agreements.  (i)  The Parent or any of its Subsidiaries shall default in any payment of any Post-Petition Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) the Parent or any of its Subsidiaries shall default in the observance or performance of any agreement or condition relating to any Post-Petition Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (iii) any Post-Petition Indebtedness (other than the Obligations) of the Parent or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid, redeemed, defeased or repurchased other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) through (iii), inclusive, exceeds $1,500,000; or

10.05  ERISA.  (a)  Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, a Reportable Event shall have occurred, a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA shall be subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof) and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 shall be reasonably expected to occur with respect to such Plan within the following 30 days, any Plan which is subject to Title IV of ERISA shall have had or is reasonably likely to have a trustee appointed to administer such Plan, any Plan which is subject to Title IV of ERISA is, shall have been or is reasonably likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, its actuary has certified that a determination has been made that a Plan (other than a Multiemployer Plan) is an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, a Plan which is a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, a contribution required to be made with respect to a Plan or a Foreign Pension Plan is not timely made, the Parent or any of its Subsidiaries or any ERISA Affiliate has incurred or events have happened, or reasonably expected to happen, that will cause it to incur any liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 436(f), 4971 or 4975 of the Code or on account of a group health plan (as defined in Section 607(1) of ERISA or Section 4980B(g)(2) of the Code) under Section 4980B of the Code, or the Parent, or any of its Subsidiaries, has incurred or is reasonably likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(1) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or Plans or Foreign Pension Plans; (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (c) such lien, security interest or liability, individually, and/or in the aggregate, in the reasonable opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

10.06  Security Documents.  At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect, or shall cease in any material respect to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except in connection with Permitted Liens), and subject to no other Liens (except Permitted Liens), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any of the Security Documents and such default shall continue beyond any grace period (if any) specifically applicable thereto pursuant to the terms of such Security Document, or any “event of default” (as defined in any Collateral Vessel Mortgage) shall occur in respect of any Collateral Vessel Mortgage; or

10.07  Guarantees.  After the execution and delivery thereof, any Guaranty, or any provision thereof, shall cease to be in full force or effect as to any Guarantor or any Guarantor (or Person acting by or on behalf of such Guarantor) shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party beyond any grace period (if any) provided therefor; or

10.08  Judgments.  One or more Post-Petition judgments or decrees shall be entered against the Parent or any of its Subsidiaries involving in the aggregate for the Parent and its Subsidiaries a liability (not paid or fully covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 45 consecutive days, and the aggregate amount of all such judgments, to the extent not covered by insurance, exceeds $1,500,000; or

10.09  Change of Control.  A Change of Control shall occur; or

10.10  Dismissal or Conversion of Chapter 11 Case.  The Chapter 11 Case shall be dismissed (which dismissal does not require as a condition to such dismissal the termination of the Lenders’ Commitments and the payment in full in cash of all Obligations and Letter of Credit Outstandings and the cash collateralization, or return or termination of, any outstanding Letters of Credit in a manner satisfactory to the Directing Parties and the Issuing Lender(s)) or converted to a case under Chapter 7 of the Bankruptcy Code or the Credit Parties shall file a motion or other pleading seeking the dismissal or conversion of the Chapter 11 Case under Section 1112 of the Bankruptcy Code or otherwise without the consent of the Lenders; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in the Chapter 11 Case; the board of directors of one or more of the Credit Parties shall authorize a liquidation of any Credit Party’s business; or an application shall be filed by the Credit Parties for the approval of any other Superpriority Claim (other than the Carve-Out, which shall have a Superpriority Claim ranking senior to the Obligations, and which shall be paid by the Credit Parties at the times and in the amounts permitted by an order of the Bankruptcy Court) in the Chapter 11 Case which is senior to the claims of the Lenders against the Credit Parties hereunder or under any of the other Credit Documents if it is not used to repay the Obligations in full in cash and the obligations under the Pre-Petition Senior Facilities in full in cash, or there shall arise or be granted any such senior Superpriority Claim; or

10.11  Relief from Automatic Stay.  The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code pertaining to the Collateral to the holder or holders of any security interest to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Credit Parties or (ii) permit other actions that would have a Material Adverse Effect; or

10.12  Orders.  (i) The Final Order Entry Date shall not have occurred on or prior to December 21, 2011, (ii) an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying for a period of 10 days or more, vacating or otherwise amending, supplementing or modifying the Interim Order and/or the Final Order without the prior written consent of each Lender and the Directing Parties, or any Credit Party shall apply for authority to do so, without the prior written consent of each Lender and the Directing Parties, (iii) an order with respect to the Chapter 11 Case shall be entered by the Bankruptcy Court without the express prior written consent of the Lenders to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Credit Parties equal or superior to the priority of the Secured Creditors in respect of the Obligations except as otherwise provided in this Agreement, (iv) an order of the Bankruptcy Court shall be entered permitting the grant of a Lien on the Collateral (other than Permitted Liens), (v) the Interim Order and/or the Final Order shall cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral or otherwise cease to be valid and binding and in full force and effect, (vi) any of the Credit Parties shall fail to comply with any material provision (or any provision in such a way as is materially adverse to the interests of the Secured Creditors) of the Interim Order and/or the Final Order, (vii) any Credit Party shall seek any modification of the Interim Order and/or the Final Order or assert in any pleading filed in any court that any material provision of the Interim Order and/or the Final Order is not valid and binding for any reason or otherwise modifying the Interim Order and/or the Final Order in a manner adverse to the Secured Creditors, (viii) the period provided by Section 1121 of the Bankruptcy Code for the Credit Parties’ exclusive right to file a plan shall expire or terminate, or (ix) if any Credit Party is enjoined, restrained or in any way prevented by court order from continuing or conducting all or any material part of its business or affairs; or

10.13  Pre-Petition Payments.  Except as permitted by the DIP Facility, the Orders, the Approved Budget or as otherwise agreed to by the Required Lenders and the Directing Parties the Borrowers shall make (or shall have made) any Pre-Petition Payment other than Pre-Petition Payments authorized by the Bankruptcy Court in accordance with orders entered into on or prior to the date hereof or other orders of the Bankruptcy Court entered with the consent of (or non-objection by) the Required Lenders and the Directing Parties; or

10.14  Invalid Plan.  A reorganization plan other than an Acceptable Plan shall be filed by any Credit Party in the Chapter 11 Case; or

10.15  Disgorgement. The Bankruptcy Court shall enter an order avoiding or requiring disgorgement by the Secured Creditors of any amounts received in respect of the Obligations; or

10.16  Sale of Assets.  The Bankruptcy Court shall enter an order or orders to sell, transfer, lease, exchange, alienate or otherwise dispose of all or substantially all of the assets, properties or Equity Interests of any Credit Party pursuant to Section 363 of the Bankruptcy Code other than an Acceptable Sale or pursuant to an Acceptable Sale Process or otherwise without the consent of (i) the Lenders unless such order or orders contemplate the repayment in full in cash of and termination in full of all Commitments and Obligations under the DIP Facility and (ii) the Directing Parties unless such order or orders contemplate the repayment in full in cash of and termination in full of all commitments and other obligations under the Pre-Petition Senior Facilities, in each case upon consummation of such sale, transfer, lease, exchange, alienation or other disposition; or

10.17  Supportive Actions.  Any of the Credit Parties shall take any action in support of any matter set forth in Section 10.10, 10.11, 10.12, 10.13, 10.14 or 10.15 or any other Person shall do so and such application is not contested in good faith by the Credit Parties and the relief requested is granted in an order that is not stayed pending appeal; or

10.18  Material Impairment.  Any Credit Party shall file a motion, pleading or proceeding which could reasonably be expected to result in a material impairment of the rights or interests of the Lenders or a determination by a court with respect to a motion, pleading or proceeding brought by another party which results in such a material impairment; or

then, subject to the terms, conditions and provisions of the applicable Order, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders and without any action or approval of the Bankruptcy Court, shall after seven days’ written notice to the Borrowers and the United States Trustee for the Southern District of New York, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party: (i) declare the Total Commitments terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) terminate any Letter of Credit that may be terminated in accordance with its terms; (iv) direct the Borrowers to pay (and the Borrowers agree that upon receipt of such notice) to the Collateral Agent at the Payment Office such additional amount of cash, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the Borrowers and then outstanding; (v) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents.  In addition, upon expiration of the seven day notice period referred to above, the automatic stay provided in Section 362 of the Bankruptcy Code shall be deemed automatically vacated without further action or order of the Bankruptcy Court, and the Administrative Agent (at the direction of the Required Lenders), shall be entitled, in its sole discretion, to exercise all of its respective rights and remedies under the Credit Documents.

SECTION 11.  Agency and Security Trustee Provisions.

11.01  Appointment.  (a) The Lenders hereby designate Nordea Bank Finland plc, New York Branch, as Administrative Agent (for purposes of this Section 11, the term “Administrative Agent” shall include Nordea Bank Finland plc, New York Branch (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and in its capacity as security trustee pursuant to the Collateral Vessel Mortgages) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on their behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Agents may perform any of their duties hereunder by or through their respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of their rights, duties and obligations hereunder and under the Security Documents to any of their banking affiliates.

(b)           The Lenders hereby irrevocably appoint Nordea Bank Finland plc, New York Branch as security trustee solely or the purpose of holding legal title to the Collateral Vessel Mortgages on each of the flag Vessels of an Acceptable Flag Jurisdiction on behalf of the applicable Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Collateral Vessel Mortgages (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Lender in the Collateral Vessel Mortgages), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any

Lender pursuant to, or in connection with the Collateral Vessel Mortgages, whether from either Borrower or any Guarantor or any other person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof).  Nordea Bank Finland plc, New York Branch hereby accepts such appointment as security trustee.

11.02  Nature of Duties.  The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents.  None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct (any such liability limited to the applicable Agent to whom such Person relates).  The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

11.03  Lack of Reliance on the Agents.  Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Parent and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Parent and its Subsidiaries and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  None of the Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Parent and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Parent and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

11.04  Certain Rights of the Agents.  If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

11.05  Reliance.  Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, electronic mail, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the applicable Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

11.06  Indemnification.  To the extent any of the Agents is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective “percentages” as used in determining the Required Lenders (without regard to the existence of any Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct.

11.07  The Administrative Agent in its Individual Capacity.  With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Secured Creditors”, “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity.  Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

11.08  Holders.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

11.09  Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Borrowers and the Lenders.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b)           Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company that is, unless an Event of Default has occurred and is continuing at such time, reasonably acceptable to the Borrowers.

(c)           If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the Borrowers (which shall not be unreasonably withheld or delayed and shall not be required if an Event of Default has occurred and is continuing at such time), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent (which successor Administrative Agent shall be a Lender hereunder if any such Lender agrees to serve as Administrative Agent at such time) who shall serve as Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided above.

(d)           If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

11.10  Collateral Matters.  (a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b)           The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than the Borrowers and their Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c)           The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

11.11  Delivery of Information.  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 12.  Miscellaneous.

12.01  Payment of Expenses, etc.  Each Borrower agrees that it shall:  (i) whether or not the transactions herein contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of each of the Agents and the Steering Committee Lenders (including, without limitation, the reasonable fees and disbursements of White & Case LLP, Watson, Farley & Williams, other counsel to the Administrative Agent, local counsel, legal counsel to any of the Steering Committee Lenders and Lazard Frères & Co. LLC) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, and the consummation and administration of the Transactions contemplated hereby and thereby (including the monitoring of, and participation in, all assets of the Chapter 11 Case), of the Agents in connection with their respective syndication efforts with respect to this Agreement and of the Agents and each of the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel (including in-house counsel) for each of the Agents and each of the Steering Committee Lenders); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, documentary, transfer, sales and use, value added, excise and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify the Agents, the Collateral Agent and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any of the Agents, the Collateral Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials on any Collateral Vessel or in the air, surface water or groundwater or on the surface or subsurface of any property at any time owned or operated by the Borrowers or any of their Subsidiaries, the generation, storage, transportation, handling, disposal or Environmental Release of Hazardous Materials at any location, whether or not owned or operated by the Borrowers or any of their Subsidiaries, the non-compliance of any Collateral Vessel or property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Collateral Vessel or property, or any Environmental Claim asserted against either Borrower, any of their Subsidiaries or any Collateral Vessel or property at any time owned or operated by either Borrower or any of their Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified).  To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

12.02  Right of Setoff.  Subject to the Orders and in addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Bankruptcy Court, any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Agent or such Lender (including, without limitation, by branches and agencies of such Agent or such Lender wherever located) to or for the credit or the account of any Credit Party but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of such Credit Party (whether or not such Obligations are then due), to such Agent or Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Agent or Lender pursuant to Section 12.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Agent or Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.  The rights of each Lender and each Agent under this Section 12.02 are in addition to other rights and remedies which they may have upon the occurrence and during the continuance of any Event of Default under the Credit Documents or the Order.

12.03  Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telexed, telecopier or e-mail communication) and mailed, telexed, telecopied, e-mailed or delivered:  if to any Credit Party, at the address specified under its signature below; if to any Lender, at its address specified opposite its name on Schedule II; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrowers and the Administrative Agent.  All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by telex, telecopier or e-mail, be effective when sent by telex, telecopier or e-mail except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

12.04  Benefit of Agreement.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party may assign, transfer, hypothecate or otherwise convey any of its rights, obligations, benefits or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may, with the consent of the Administrative Agent, transfer, assign or grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 12.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Commitment Commission thereon (except (m) in connection with a waiver of applicability of any post-default increase in interest rates and (n) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrowers of any of their rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Lender had not sold such participation.

(b)           Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitment and/or its outstanding Loans to its (i) (A) parent company and/or any Affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders (provided that any fund that invests in bank loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), provided that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender, or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor, or (y) assign with the consent of the Borrowers (which consent shall not be unreasonably withheld or delayed and shall not be required if any Event of Default is then in existence, provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof) all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and outstanding principals of Loans hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) any assignment made pursuant to this Section 12.04(b) shall be of outstanding Term Loans, Term Commitments and Revolving Commitments (or, after the termination of the Revolving Commitments, the Revolving Loans) on a pro rata basis, (ii) at such time Schedule I shall be deemed modified to reflect the Commitments (and/or outstanding Loans, as the case may be) of such new Lender and of the existing Lenders, (iii) new Notes will be issued, at the Borrowers’ expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (and/or outstanding Loans, as the case may be), (iv) the consent of the Administrative Agent shall be required in connection with any assignment (which consent shall not be unreasonably withheld or delayed), and (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500.  To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 12.01, 12.06 and 14.05) shall survive as to such assigning Lender).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.12 or this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.09, 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).  Notwithstanding anything set forth above to the contrary, it is understood that, in connection with the syndication of the DIP Facility, the Lenders may assign a portion of their Commitments and/or their outstanding Loans on a pro rata basis to any bank or financial institution that is a Pre-Petition Senior Lender on the Effective Date.

(c)           Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank or any central bank having jurisdiction over such Lender in support of borrowings made by such Lender from such Federal Reserve Bank or central bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors and in support of its obligation to such investors; provided, however, no such pledge shall release a Lender from any of its obligations hereunder or substitute any such pledge for such Lender as a party hereto.

12.05  No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between either Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender or the holder of any Note would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

12.06  Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)           Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c)           Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

12.07  Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrowers to the Lenders).  In addition, all determinations of compliance with this Agreement or any other Credit Document shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Lenders for the fiscal year of the Borrowers ended December 31, 2010 (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”).  Unless otherwise noted, all references in this Agreement to GAAP shall mean generally accepted accounting principles as in effect in the United States.

(b)           All computations of interest for Loans, Commitment Commission and other fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Fees or Commitment Commission are payable.

12.08  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE CREDIT DOCUMENTS, INCLUDING, THE COLLATERAL VESSEL MORTGAGES, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  EXCEPT IN SO FAR AS THE BANKRUPTCY COURT HAS JURISDICTION OVER THE MATTER, ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, MAY, IF BY ANY SECURED CREDITOR, AND SHALL, IF BY ANY CREDIT PARTY, BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE, LOCATED IN NEW YORK COUNTY IN THE CITY OF NEW YORK, ANY APPELLATE COURT FROM ANY THEREOF AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY

IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH BANKRUPTCY COURT, OR IF SUCH COURT DECLINES JURISDICTION, IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH CREDIT PARTY HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH CREDIT PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH CREDIT PARTY.  EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)           EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED MAIL, POSTAGE PREPAID, TO THE RELEVANT CREDIT PARTY AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER, ANY ISSUING LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN ANY OTHER JURISDICTION.  IF AT ANY TIME DURING WHICH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT REMAINS IN EFFECT, EITHER BORROWER DOES NOT MAINTAIN A REGULARLY FUNCTIONING OFFICE IN NEW YORK CITY, IT WILL DULY APPOINT, AND AT ALL TIMES MAINTAIN, AN AGENT IN NEW YORK CITY FOR THE SERVICE OF PROCESS OR SUMMONS, AND WILL PROVIDE TO THE ADMINISTRATIVE AGENT, THE LENDERS AND ANY ISSUING LENDER WRITTEN NOTICE OF THE IDENTITY AND ADDRESS OF SUCH AGENT FOR SERVICE OF PROCESS OR SUMMONS; PROVIDED THAT ANY FAILURE ON THE PART OF THE BORROWERS TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 12.08 OR OTHERWISE PERMITTED BY LAW.

(c)           SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, EACH CREDIT PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF

VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d)           EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

12.09  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Administrative Agent.

12.10  Effectiveness.  This Agreement shall become effective on the date (the “Effective Date”) on which (i) the Parent, each of the other Guarantors who are initially party hereto, each Borrower, the Administrative Agent and each of the Lenders who are initially party hereto shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or facsimile notice (actually received) at the Notice Office that the same has been signed and mailed to it, (ii) the Bankruptcy Court shall have entered the Interim Order, which Interim Order shall be in full force and effect and shall not have been amended, modified, stayed or reversed; provided that (x) if such Interim Order is the subject of a pending appeal in any respect, none of such Interim Order, the initial extensions of credit, or the performance by any of the Credit Parties of any of the Obligations shall be the subject of a presently effective stay pending appeal, (y) the Credit Parties, the Agents and the Lenders shall be entitled to rely in good faith upon such Interim Order, notwithstanding objection thereto or appeal therefrom by any interested party and (z) the Credit Parties, the Agents and the Lenders shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objection or appeal unless the relevant order has been stayed by a court of competent jurisdiction, and (iii) the Credit Parties shall have provided, or procured the supply of, the “know your customer” information required pursuant to the PATRIOT Act, in each case as requested by any Lender or the Administrative Agent in connection with its internal compliance regulations thereunder or other information reasonably requested by the Lenders or the Administrative Agent to satisfy related checks under all applicable laws and regulations pursuant to the transactions contemplated hereby.  The Administrative Agent will give the Borrowers and each Lender prompt written notice of the occurrence of the Effective Date.

12.11  Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

12.12  Amendment or Waiver; etc.  (a)  Except as provided in Section 2.17 with respect to Incremental Commitments, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to following clauses (i) and (iii), a Defaulting Lender) (with Obligations being directly affected in the case of following clause (i)) and in the case of the following clause (vi), to the extent (in the case of the following clause (vi)) that any such Lender would be required to make a Loan in excess of its pro rata portion provided for in this Agreement or would receive a payment or prepayment of Loans or a commitment reduction that (in any case) is less than its pro rata portion provided for in this Agreement, in each case, as a result of any such amendment, modification or waiver referred to in the following clause (vi)), (i) extend the final scheduled maturity of any Loan or Note or extend the timing for, or reduce the rate or extend the time of payment of fees or interest on any Loan or Note or Commitment Commission (except (x) in connection with the waiver of applicability of any post-default increase in interest rates and (y) any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i)), or reduce the principal amount thereof (except to the extent repaid in cash), (ii) release all, substantially all or a substantial part of the Collateral (except as expressly provided in the Credit Documents) under the Security Documents, (iii) amend, modify or waive any provision of this Section 12.12, (iv) reduce the percentage specified in the definition of Required Lenders or the numbers specified in the definition of Directing Parties or otherwise amend or modify the definition of Required Lenders, Directing Parties, Steering Committee or Steering Committee Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Effective Date), (v) consent to the assignment or transfer by either Borrower or any Guarantor of any of its respective rights and obligations under this Agreement, (vi) amend, modify or waive Section 2.06 or amend, modify or waive any other provision in this Agreement to the extent providing for payments or prepayments of Loans or reductions in Commitments, in each case to be applied pro rata among the Lenders entitled to such payments or prepayments of Loans or reductions in Commitments (it being understood that the provision of additional extensions of credit pursuant to this Agreement, or the waiver of any mandatory commitment reduction or any mandatory prepayment of Loans by the Required Lenders shall not constitute an amendment, modification or waiver for purposes of this clause (vi)), or (vii) release any Guarantor from the Guaranty to the extent same owns a Collateral Vessel or directly or indirectly owns any Equity Interests of any such Guarantor (other than as provided in the Guaranty); provided, further, that no such change, waiver, discharge or termination shall (t) increase the Commitments of any Lender over the amount thereof then in effect (including pursuant to any Incremental Commitments) without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (u) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 14 or alter its rights or obligations with respect to Letters of Credit, (v) without the consent of each Agent, amend, modify or waive any provision of Section 11 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent or (w) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.

(b)           If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clauses (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the Borrowers if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the respective Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment), and/or repay outstanding Loans and terminate any outstanding Commitments of such Lender which gave rise to the need to obtain such Lender’s consent, in accordance with Sections 4.01(iv), provided that, unless the Commitments are terminated, and Loans repaid, pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrowers shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).

(c)           Notwithstanding anything to the contrary contained in Sections 12.12(a) or 12.12(b), the Borrowers, the Administrative Agent and each Incremental Lender may, in accordance with the provisions of Sections 2.17, enter into an Incremental Commitment Agreement, provided that after the execution, delivery and effectiveness of such Incremental Commitment Agreement, the Incremental Lender party thereto, and any Incremental Commitment created pursuant thereto, shall be treated for all purposes hereunder as a Lender and as such Lender’s Revolving Commitment, respectively.

12.13  Survival.  All indemnities set forth herein including, without limitation, in Sections 2.09, 2.10, 4.04, 12.01, 12.06 and 14.05 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.

12.14  Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.09, 2.10, 4.04 or 14.05 from those being charged by the respective Lender prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

12.15  Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 12.15, each Lender agrees that it will use its best efforts not to disclose without the prior consent of the Borrowers (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 12.15 to the same extent as such Lender) any information with respect to the Borrowers or any of their Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document, provided that any Lender may disclose any such information (a) as has become generally available to the public other than by virtue of a breach of this Section 12.15(a) by the respective Lender, (b) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required in respect to any summons or subpoena or in connection with any litigation (provided that to the extent permitted by law, such Lender shall promptly notify the Credit Parties thereof), (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) to the Administrative Agent or the Collateral Agent, (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, (g) any credit insurance provider related to the Borrowers and their Obligations, and (h) any direct, indirect, actual or prospective counterparty (and its advisors) to any swap, derivative or securitization transaction related to the Obligations, provided that such prospective transferee expressly agrees to be bound by the confidentiality provisions contained in this Section 12.15.

(b)           Each Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any information related to the Borrowers or any of their Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Borrowers or their Subsidiaries), provided such Persons shall be subject to the provisions of this Section 12.15 to the same extent as such Lender.  Except as otherwise provided in this Section 12.15, each Lender and its affiliates will use all confidential information provided to it or such affiliates hereunder by or on behalf of the Credit Parties solely for the purpose of providing the services which are the subject of this Agreement and shall treat confidentially all such information and this Agreement and the other Credit Documents (and the respective terms and substance set forth herein and therein).

12.16  Register.  Each Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent, solely for purposes of this Section 12.16, to maintain a register

(the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrowers’ obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, if any, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender, if so requested.  Each Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.16, except to the extent caused by the Administrative Agent’s own gross negligence or willful misconduct.

12.17  Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrowers hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given.  The obligations of the Borrowers in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the specified currency with such other currency; if the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrowers.

12.18  Language.  All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.

12.19  Waiver of Immunity.  Each Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that either Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia or any other Acceptable Flag Jurisdiction or elsewhere, to enforce or collect upon the Obligations of the Borrowers or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrowers, for themselves and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the Republic of the Marshall Islands, the United Kingdom, the Bahamas, Bermuda, the Republic of Malta, the United States or the Republic of Liberia or elsewhere.

12.20  USA PATRIOT Act Notice.  Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, and each Credit Party agrees to provide such information from time to time to any Lender.

12.21  Order.  In the event of any inconsistency between the terms and conditions of any of the Credit Documents and the Interim Order or the Final Order, whichever is in effect at the time of reference thereto, the provisions of the Interim Order or the Final Order, as the case may be, shall govern and control.

12.22  Parties Including Trustees; Bankruptcy Court Proceedings. This Agreement, the other Credit Documents, and all Liens and other rights and privileges created hereby or pursuant hereto or to any other Credit Document shall be binding upon each Credit Party, the estate of each Credit Party, and any trustee, other estate representative or any successor in interest of any Credit Party in the Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code.  This Agreement and the other Credit Documents shall be binding upon, and inure to the benefit of, the Lenders and their respective assigns, transferees and endorsees.  Until the Commitments have expired or have been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full or, in respect of outstanding Letters of Credit, cash collateralized or terminated in a manner satisfactory to the Lenders, the Liens created by this Agreement and the other Credit Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Credit Party to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Lenders file financing statements or otherwise perfect their Liens under applicable law.  Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of the Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, the Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Credit Documents.

SECTION 13.  Guaranty.

13.01  Guaranty.  In order to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into this Agreement and to extend credit hereunder and in recognition of the direct benefits to be received by the Guarantors from the proceeds of the Loans, each of the Guarantors hereby agrees with the Secured Creditors as follows:  Each of the Guarantors hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Obligations of the Borrowers to the Secured Creditors and agrees that their obligations are joint and several with the Borrowers and the Guarantors hereunder and under the other Credit Documents.  If any or all of the Obligations of the Borrowers to the Secured Creditors becomes due and payable hereunder, each Guarantor unconditionally and irrevocably, promises to pay such indebtedness to the Administrative Agent and/or the other Secured Creditors, or order, on demand, together with any and all reasonable documented out-of-pocket expenses which may be incurred by the Administrative Agent and the other Secured Creditors in collecting any of the Obligations.  If a claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrowers), then and in such event, each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon any Guarantor, notwithstanding any revocation of this Guaranty or other instrument evidencing any liability of either Borrower or any Guarantor, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

13.02  Nature of Liability.  The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrowers or any other Guarantor, whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by the Borrowers, any Guarantor or any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrowers or any other Guarantor, (e) the failure of any Guarantor to receive any benefit from or as a result of its execution, delivery and performance of the Guaranty contained in this Agreement, (f) to the extent permitted by applicable law, any payment made to any Secured Creditor on the indebtedness which any such Secured Creditor repays to the Borrowers or any other Credit Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Secured Creditors as contemplated in Section 13.05, or (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Obligations or of any security therefor.  Each Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Obligations against such Guarantor without proceeding against any other Guarantor or the Borrowers, or against any security for the Obligations, or under any other guaranty covering all or a portion of the Obligations.  This Guaranty shall constitute a guaranty of payment, and not of collection.

13.03  Independent Obligation.  The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor, any other party or the Borrowers, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor, any other party or either Borrower and whether or not any other Guarantor, any other guarantor, any other party or either Borrower be joined in any such action or actions.  Each Guarantor waives, to the fullest extent permitted by applicable law, the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrowers or any other Guarantor or other circumstance which operates to toll any statute of limitations as to the Borrowers or such other Guarantor shall operate to toll the statute of limitations as to each Guarantor.

13.04  Authorization.  Each Guarantor authorizes the Secured Creditors (except as shall be required by applicable statute or this Agreement and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, and without affecting, releasing or impairing the Obligations or liability of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part, to:

(a)           in accordance with the terms and provisions of this Agreement and the other Credit Documents, change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Obligations (including, without limitation, any increase or decrease in the principal amount thereof or the rate of interest or fees thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b)           take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property or other Collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

(c)           exercise or refrain from exercising any rights against either Borrower, any other Credit Party, any other Guarantor, any Subsidiary thereof, any other guarantor of the Borrowers, or others or otherwise act or refrain from acting;

(d)           release or substitute any one or more endorsers, other Guarantors, guarantors, either Borrower, any other Credit Parties or other obligors;

(e)           settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrowers or such Guarantor to their respective creditors other than the Secured Creditors;

(f)            apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrowers or any other Guarantor to the Secured Creditors regardless of what liability or liabilities of the Borrowers or such other Guarantor remain unpaid;

(g)           consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Credit Document or any of the instruments or agreements referred to herein or therein, or, pursuant to the terms of the Credit Documents, otherwise amend, modify or supplement this Agreement, any other Credit Document or any of such other instruments or agreements;

(h)           act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against the Borrowers or any other Guarantor to recover full indemnity for any payment made pursuant to the Guaranty hereunder; and/or

(i)            take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of any Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor).

No invalidity, illegality, irregularity or unenforceability of all or any part of the Obligations, the Credit Documents or any other agreement or instrument relating to the Obligations or of any security or guarantee therefor shall affect, impair or be a defense to the Guaranty under this Agreement, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Obligations.

13.05  Continuing Guaranty and Reliance.  This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have.  No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand.  It is not necessary for any Secured Creditor to inquire into the capacity or powers of each Guarantor or any of their respective Subsidiaries or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

13.06  Subordination.  Any indebtedness of the Borrowers or any Guarantor now or hereafter held by and/or owing to any other Guarantor is hereby subordinated to the Obligations owing to the Secured Creditors; and if the Administrative Agent so requests at a time when an Event of Default exists and is continuing, all such indebtedness of the Borrowers to each of the Guarantors shall be collected, enforced and received by any Guarantor as trustee for the Secured Creditors and be paid over to the Administrative Agent on behalf of the Secured Creditors on account of the Obligations to the Secured Creditors, but without affecting or impairing in any manner the liability of any Guarantor under the other provisions of this Guaranty.  Prior to the transfer by any Guarantors of any note or negotiable instrument evidencing any such indebtedness of either Borrower to any Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, each of the Guarantors hereby agrees with the Secured Creditors that they will not exercise any right of subrogation which they may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Obligations have been irrevocably paid in full in cash.  If and to the extent required in order for the Obligations of each of the Guarantors to be enforceable under applicable federal, state and other laws relating to the insolvency of debtors, the maximum liability of the Guarantors hereunder shall be limited to the greatest amount which can lawfully be guaranteed by the Guarantors under such laws, after giving effect to any rights of contribution, reimbursement and subrogation arising under this Section 13.06.

13.07  Waiver.  (a)  Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of the Guaranty in this Agreement and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor or the Borrowers) and each Guarantor further hereby waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice or proof of reliance by any Secured Creditor upon this Guaranty, and the Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.  Each Guarantor hereby waives any defense it may now or hereafter assert in any way relating to any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Obligation or any Secured Creditor’s rights with respect thereto.

(b)  Each Guarantor waives any right (except as shall be required by applicable law and cannot be waived) to require any Secured Creditor to (i) proceed against the Borrowers, any other Guarantor, any other guarantor of the Obligations or any other party, (ii) proceed against or exhaust any security held from either Borrower, any other Guarantor, any other guarantor of the Obligations or any other party or (iii) pursue any other remedy in any Secured Creditor’s power whatsoever.  Each Guarantor waives any defense based on or arising out of any defense of either Borrower, any other Guarantor, any other guarantor of the Obligations or any other party, other than payment in full in cash of the Obligations, including, without limitation, any defense based on or arising out of the disability of either Borrower, any other Guarantor, any other guarantor or any other party, or the validity, legality or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of either Borrower other than payment in full in cash of the Obligations.  The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or any other Secured Creditor by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Secured Creditors may have against either Borrower, or any other party, or any security, without affecting or impairing in any way the liability of any of the Guarantors hereunder except to the extent the Obligations have been paid in cash.  Each Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrowers, any other Guarantor or any other party or any security.

(c)           Each Guarantor waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Obligations.  Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each other Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks which each Guarantor assumes and incurs hereunder, and agrees that neither the Administrative Agent nor any of the other Secured Creditors shall have any duty to advise any Guarantor of information known to them regarding such circumstances or risks.

(d)           Each Guarantor warrants and agrees that each of the waivers set forth in Section 13.04 and in this Section 13.07 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

13.08  Payments; Judgment Shortfall.  (a) All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense, will be made in the currency or currencies in which the respective Obligations are then due and payable and will be made on the same basis as payments are made by the Borrowers under Sections 4.03 and 4.04 hereof.

(b) The obligations of the Guarantors under the Guaranty to make payments in the respective currency or currencies in which the respective Obligations are required to be paid (such currency being herein called the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective other Secured Creditor of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such other Secured Creditor under the Guaranty hereunder or the other Credit Documents, as applicable.  If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (quoted by the Administrative Agent, determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(c)           If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantors jointly and severally covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(d)           Each Guarantor warrants and agrees that each of the waiver set forth above in this Section 13.08 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

13.09  Reinstatement.  If any claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including, without limitation, either Borrower or any Guarantor), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or the cancellation of any Note or any other instrument evidencing any liability of either Borrower or any Guarantor, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

13.10  Contribution.  At any time a payment in respect of the Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Obligations have been irrevocably paid in full in cash and the Total Commitment and all Letters of Credit have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 13.10 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Obligations and any other obligations owing under this Guaranty.  As used in this Section 13.10:  (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Obligations arising under this Guaranty) on such date.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 13.10, each Guarantor who makes any payment in respect of the Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Obligations have been irrevocably paid in full in cash.  Each Guarantor recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

13.11  Limitation on Obligations.  Each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act of any similar federal or state law.  To effectuate the foregoing intention, each Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

SECTION 14.  Letters of Credit

14.01  Letters of Credit.  (a)  Subject to and upon the terms and conditions herein set forth, the Borrowers may request that any Issuing Lender issue, at any time on and after the Initial Borrowing Date and prior to the 10th day prior to the Maturity Date, for the account of the Borrowers, irrevocable sight standby letters of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit”).  All Letters of Credit shall be denominated in Dollars and shall be issued on a sight draft basis.

(b)           Subject to the terms and conditions contained herein, each Issuing Lender hereby agrees that it will, at any time and from time to time on or after the Initial Borrowing Date and prior to the 60th day prior to the Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Borrowers one or more Letters of Credit in support of such obligations as are reasonably acceptable to the Issuing Lender and as are permitted to remain outstanding without giving rise to a Default or Event of Default hereunder, provided that the respective Issuing Lender shall be under no obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(i)            any order, judgment or decree of any governmental authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Lender as of the date hereof and which such Issuing Lender in good faith deems material to it; or

(ii)           such Issuing Lender shall have received notice from any Lender prior to the issuance of such Letter of Credit of the type described in the second sentence of Section 14.02(b).

(c)           Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $5,000,000 (or, prior to the Final Order Entry Date, $1,000,000) or (y) when added to the aggregate principal amount of all Revolving Loans then outstanding, an amount equal to the Total Revolving Commitment at such time, and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit shall be extendible for successive periods of up to 12 months, but, in each case, not beyond the 25th day prior to the Maturity Date, on terms acceptable to the respective Issuing Lender) and (B) 25 days prior to the Maturity Date.

14.02  Letter of Credit Requests; Minimum Stated Amount.  (a)  Whenever the Borrowers desire that a Letter of Credit be issued, the Borrowers shall give the Administrative Agent and the respective Issuing Lender at least five Business Days’ (or such shorter period as is acceptable to the respective Issuing Lender) written notice prior to the proposed date of issuance (which shall be a Business Day).  Each notice shall be substantially in the form of Exhibit K (each a “Letter of Credit Request”).

(b)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrowers that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 14.01(c).  Unless the respective Issuing Lender determines that, or has received notice from any Lender before it issues a Letter of Credit that one or more of the conditions specified in Section 6 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 14.01(c), then such Issuing Lender shall issue the requested Letter of Credit for the account of the Borrowers in accordance with such Issuing Lender’s usual and customary practices.

(c)           The initial Stated Amount of each Letter of Credit shall not be less than $20,000 or such lesser amount as is acceptable to the respective Issuing Lender.

14.03  Letter of Credit Participations.  (a)  Immediately upon the issuance by any Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender with a Commitment, other than such Issuing Lender (each such Lender, in its capacity under this Section 14.03, a “Participant”), and each such Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s Revolver Percentage, in such Letter of Credit, each drawing made thereunder and the obligations of the Borrowers under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.  Upon any change in the Revolving Commitments or Revolver Percentages of the Lenders pursuant to Sections 2.12 or 12.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 14.03 to reflect the new Revolver Percentages of the assignor and assignee Lender or of all Lenders with Revolving Commitments, as the case may be.

(b)           In determining whether to pay under any Letter of Credit, such Issuing Lender shall have no obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit.  Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, as determined by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to any Credit Party or any Lender.

(c)           In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the Borrowers shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 14.04(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant, of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Lender the amount of such Participant’s Revolver Percentage (as relates to the respective Letter of Credit) of such unreimbursed payment in Dollars and in same day funds.  If the Administrative Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent at the Payment Office for the account of such Issuing Lender in Dollars such Participant’s Revolver Percentage (as relates to the respective Letter of Credit) of the amount of such payment on such Business Day in same day funds.  If and to the extent such Participant shall not have so made its Revolver Percentage of the amount of such payment available to the Administrative Agent for the account of such Issuing Lender, such Participant agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds Rate.  The failure of any Participant to make available to the Administrative Agent for the account of such Issuing Lender its Revolver Percentage of any payment under any Letter of Credit issued by it shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Revolver Percentage of any such Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Issuing Lender such other Participant’s Revolver Percentage of any such payment.

(d)           Whenever any Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received (for the account of any such Issuing Lender) any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall forward such payment to the Administrative Agent, which in turn shall distribute to each Participant which has paid its Revolver Percentage thereof, in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e)           Each Issuing Lender shall, promptly after the issuance of, or amendment to, a Letter of Credit give the Administrative Agent and the Borrowers written notice of such issuance or amendment, as the case may be, and such notice shall be accompanied by a copy of the issued Letter of Credit or amendment, as the case may be.  Upon receipt of such notice, the Administrative Agent shall promptly notify each Participant, in writing, of such issuance or amendment and in the event a Participant shall so request, the Administrative Agent shall furnish such Participant with a copy of such issuance or amendment.

(f)            Each Issuing Lender shall deliver to the Administrative Agent, promptly on the first Business Day of each week, by facsimile transmission, the aggregate daily Stated Amount available to be drawn under the outstanding Letters of Credit issued by such Issuing Lender for the previous week.  Upon request, the Administrative Agent shall, within 10 days after the last Business Day of each calendar month, deliver to each Participant a report setting forth for such preceding calendar month the aggregate daily Stated Amount available to be drawn under all outstanding Letters of Credit during such calendar month.

(g)           The obligations of the Participants to make payments to the Administrative Agent for the account of the respective Issuing Lender with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, setoff, defense or other right which the Borrowers or any of their Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Lender, any Issuing Lender, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrowers or any of their Subsidiaries and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default.

14.04  Agreement to Repay Letter of Credit Drawings.  (a)  The Borrowers hereby agree to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed, an “Unpaid Drawing”), not later than four Business Days following receipt by the

Borrowers of notice of such payment or disbursement), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the Borrowers therefor at a rate per annum equal to the Base Rate, as in effect from time to time, plus 2%; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the fourth Business Day following the receipt by the Borrowers of notice of such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the Borrowers) at a rate per annum equal to the Base Rate in effect from time to time plus 2%, with such interest to be payable on demand.  Each Issuing Lender shall give the Borrowers prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish the Borrowers’ obligations hereunder.

(b)           The obligations of the Borrowers under this Section 14.04 to reimburse the respective Issuing Lender with respect to drawings on Letters of Credit (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrowers may have or have had against any Lender (including in its capacity as Issuing Lender or Participant or as Participant), or any non-application or misapplication by the beneficiary of the proceeds of such Drawing, the respective Issuing Lender’s only obligation to the Borrowers being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit.  Subject to the provisions of the immediately preceding sentence, any action taken or omitted to be taken by any Issuing Lender under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction, shall not create for such Issuing Lender any resulting liability to the Borrowers or any other Credit Party.

14.05  Increased Costs.  If at any time after the Effective Date, any Issuing Lender or any Participant determines that the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by any such authority (whether or not having the force of  law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon demand to the Borrowers by such Issuing Lender or any Participant (a copy of which demand shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the Borrowers agree to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Lender for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital.  Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 14.05, will give prompt written notice thereof to the Borrowers, which notice shall include a certificate submitted to such Borrowers by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for and the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant, although the failure to give any such notice shall not release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 14.05.  The certificate required to be delivered pursuant to this Section 14.05 shall, if delivered in good faith and absent manifest error, be final and conclusive and binding on the Borrowers.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

GENERAL MARITIME CORPORATION,
as Parent

By:	/s/ Jeffrey D. Pribor
	Title:	Executive Vice President and Chief Financial Officer
	Address:	299 Park Avenue, New York, NY 10171
	Telephone:	(212) 763-5600
	Facsimile:	(212) 763-5608

GENERAL MARITIME SUBSIDIARY II CORPORATION,
as a Borrower

By:	/s/ Jeffrey D. Pribor
	Title:	President
	Address:	299 Park Avenue, New York, NY 10171
	Telephone:	(212) 763-5600
	Facsimile:	(212) 763-5608

GENERAL MARITIME SUBSIDIARY CORPORATION,
as a Borrower

By:	/s/ Jeffrey D. Pribor
	Title:	President
	Address:	299 Park Avenue, New York, NY 10171
	Telephone:	(212) 763-5600
	Facsimile:	(212) 763-5608

General Maritime DIP Credit Agreement

ARLINGTON TANKERS LTD.,
as a Guarantor

By:	/s/ Jeffrey D. Pribor
	Title:	Director
	Address:	299 Park Avenue, New York, NY 10171
	Telephone:	(212) 763-5600
	Facsimile:	(212) 763-5608

VISION LTD.
VICTORY LTD.
COMPANION LTD.
COMPATRIOT LTD.
CONSUL LTD.,
each as a Guarantor

By:	/s/ John C. Georgiopoulos
	Name:	John. C. Georgiopoulos
	Title:	Director

General Maritime DIP Credit Agreement

GMR CHARTERING LLC
GMR AGAMEMNON LLC
GMR AJAX LLC
GMR ALEXANDRA LLC
GMR ARGUS LLC
GMR DAPHNE LLC
GMR DEFIANCE LLC
GMR ELEKTRA LLC
GMR GEORGE T LLC
GMR HARRIET G LLC
GMR HOPE LLC
GMR HORN LLC
GMR KARA G LLC
GMR MINOTAUR LLC
GMR ORION LLC
GMR PHOENIX LLC
GMR REVENGE LLC
GMR ST. NIKOLAS LLC
GMR SPYRIDON LLC
GMR STRENGTH LLC
GMR ATLAS LLC
GMR HERCULES LLC
GMR MANIATE LLC
GMR SPARTIATE LLC
GMR POSEIDON LLC
GMR ULYSSES LLC
GMR ZEUS LLC,
each as a Guarantor

By:	/s/ John C. Georgiopoulos
Name:	John C. Georgiopoulos
Title:	Manager

General Maritime DIP Credit Agreement

GENERAL MARITIME MANAGEMENT LLC
GENERAL MARITIME MANAGEMENT (PORTUGAL) LLC
GENERAL MARITIME MANAGEMENT (PORTUGAL) LDA.,
each as a Guarantor

By:	/s/ Milton H. Gonzales, Jr.
	Name:	Milton H. Gonzales, Jr.
	Title:	Manager

General Maritime DIP Credit Agreement

GENERAL MARITIME CREWING PTE. LTD.,
as Guarantor

The Common Seal of	)
General Maritime Crewing Pte. Ltd.	)
was hereunto affixed in accordance with	)
its Articles of Association	)

/s/ James Paisley
Name:	James Paisley
Title:	Director

/s/ Cher Choon Teck
Name:	Cher Choon Teck
Title:	Company Secretary

General Maritime DIP Credit Agreement

CONCORD LTD.
CONTEST LTD.
CONCEPT LTD.
GENERAL PRODUCT CARRIERS CORPORATION
GENERAL MARITIME SUBSIDIARY NSF CORPORATION
GMR ADMINISTRATION CORP.,
each as a Guarantor

By:	/s/ John C. Georgiopoulos
	Name:	John. C. Georgiopoulos
	Title:	Director

General Maritime DIP Credit Agreement

GENERAL MARITIME INVESTMENTS LLC
GMR CONCORD LLC
GMR CONSTANTINE LLC
GMR CONTEST LLC
GMR CONCEPT LLC
GMR GP LLC
GMR GULF LLC
GMR LIMITED LLC
GMR PRINCESS LLC
GMR PROGRESS LLC
GMR STAR LLC
GMR TRADER LLC
GMR TRUST LLC,
each as a Guarantor

By:	/s/ John C. Georgiopoulos
	Name:	John. C. Georgiopoulos
	Title:	Manager

General Maritime DIP Credit Agreement

GENERAL MARITIME MANAGEMENT (HELLAS) LTD.,
as Guarantor

By:	/s/ Milton H. Gonzales Jr.
	Name:	Milton H. Gonzales, Jr.
	Title:	Manager

General Maritime DIP Credit Agreement

GENERAL MARITIME MANAGEMENT (UK) LLC,
as Guarantor

By:	/s/ John P. Tavlarios
	Name:	John P. Tavlarios
	Title:	Manager

General Maritime DIP Credit Agreement

ARLINGTON TANKERS, LLC,
as Guarantor

By:	/s/ John P. Tavlarios
Name: John P. Tavlarios
Title: President and Secretary

General Maritime DIP Credit Agreement

NORDEA BANK FINLAND PLC, NEW YORK BRANCH, Individually and as Administrative Agent

By:	/s/ Martin Lunder
Name: Martin Lunder

Title: Senior Vice President

By:	/s/ Lynn Sauro
Name: Lynn Sauro

Title: Assistant Vice President

General Maritime DIP Credit Agreement

LIMITED “GENERAL MARITIME CREWING”

By:	/s/ Gennadiy Livetnstov
Name: Gennadiy Livetnstov
Title: Director

General Maritime DIP Credit Agreement

SIGNATURE PAGE TO THE SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, THE GUARANTORS PARTY THERETO FROM TIME TO TIME, THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

CITIBANK, N.A.

By:	/s/ Peter Baumann
Name: Peter Baumann
Title: Managing Director

General Maritime DIP Credit Agreement

SIGNATURE PAGE TO THE SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, THE GUARANTORS PARTY THERETO FROM TIME TO TIME, THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

DNB BANK ASA

By	/s/ Sanjiv Nayar
Name: Sanjiv Nayar
Title: Senior Vice President
By	/s/ Cathleen Buckley
Name: Cathleen Buckley
Title: Senior Vice President

General Maritime DIP Credit Agreement

SIGNATURE PAGE TO THE SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, THE GUARANTORS PARTY THERETO FROM TIME TO TIME, THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

HSH NORDBANK AG

By	/s/ Stephan Fahrmann
Name: Stephan Fahrmann

By	/s/ Marc Grunberg
Name: Marc Grunberg

General Maritime DIP Credit Agreement

SIGNATURE PAGE TO THE SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, THE GUARANTORS PARTY THERETO FROM TIME TO TIME, THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

THE ROYAL BANK OF SCOTLAND

By	/s/ Colin Manchester
Name: Colin Manchester
Title: Head of Shipping Coverage, American

General Maritime DIP Credit Agreement

SIGNATURE PAGE TO THE SENIOR SECURED SUPER-PRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, DATED AS OF THE DATE FIRST REFERENCED ABOVE, AMONG GENERAL MARITIME CORPORATION, GENERAL MARITIME SUBSIDIARY II CORPORATION, GENERAL MARITIME SUBSIDIARY CORPORATION, THE GUARANTORS PARTY THERETO FROM TIME TO TIME, THE LENDERS PARTY THERETO, AND NORDEA BANK FINLAND PLC, NEW YORK BRANCH, AS ADMINISTRATIVE AGENT

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)

By	/s/ Arne Juell-Skielse
Name: Arne Juell-Skielse

By	/s/ Olof Kajerdt
Name: Olof Kajerdt

General Maritime DIP Credit Agreement

SCHEDULE I

COMMITMENTS

	COMMITMENTS
INSTITUTIONS	REVOLVING	TERM	TOTAL

NORDEA BANK FINLAND PLC, NEW YORK BRANCH	$7,000,000	$8,000,000	$15,000,000

DNB BANK ASA	$7,000,000	$8,000,000	$15,000,000

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)	$7,000,000	$8,000,000	$15,000,000

THE ROYAL BANK OF SCOTLAND PLC	$7,000,000	$8,000,000	$15,000,000

CITIBANK, N.A.	$3,500,000	$4,000,000	$7,500,000

HSH NORDBANK AG	$3,500,000	$4,000,000	$7,500,000

Total:	$35,000,000	$40,000,000	$75,000,000

SCHEDULE II

LENDER ADDRESSES

INSTITUTIONS	ADDRESSES

NORDEA BANK FINLAND PLC, NEW YORK BRANCH	437 Madison Avenue, 21st Floor New York, NY 10022 Attn: Shipping, Offshore and Oil Services Telephone: 212-318-9300 Facsimile: 212-421-4420 email: martin.lunder@nordea.com

DNB BANK ASA	200 Park Avenue, 31st Floor New York, NY 10166 Attn: Sanjiv Nayar/Hugues Calmet Telephone: 212-681-3862/3876 Facsimile: 212-681-3900 email: sanjiv.nayar@dnb.no hugues.calmet@dnb.no

HSH NORDBANK AG

Gerhart-Hauptmann-Platz 50
D-20095 Hamburg, Germany
Attn: Marc Köchling/Marc Gruenberg
Telephone: +49 40 3333-14329/14083
Facsimile:  +49 40 3333-614329/614083
e-mail: marc.koechling@hsh-nordbank.com
e-mail: marc.gruenberg@hsh-nordbank.com

THE ROYAL BANK OF SCOTLAND PLC	1 Princes Street, London EC2R 8PB Attn: Colin Manchester Telephone: (44) 20 7085 7039 e-mail: colin.manchester@rbs.co.uk

CITIBANK, N.A.	388 Greenwich Street, 23rd Floor New York, NY 10013 Attn: Peter Baumann Telephone: 1-212-559-5200 e-mail: peter.t.baumann@citi.com

SKANDINAVISKA ENSKILDA BANKEN AB (PUBL)	Kungsträdgårdsgatan 8 S-106 40 Stockholm, Sweden Attn: Arne Juell-Skielse Telephone: (46) 87 63 8638 e-mail: arne.juell-skielse@seb.se

SCHEDULE III

COLLATERAL VESSELS

#	Collateral Vessels	Type	Size (dwt)	Built	Registry	Official Number

1	Genmar Poseidon	VLCC	305,795	2002	Republic of the Marshall Islands	2187

2	Genmar Ulysses	VLCC	318,695	2003	Republic of the Marshall Islands	2092

3	Genmar Hercules	VLCC	306,543	2007	Republic of the Marshall Islands	2001

4	Genmar Atlas	VLCC	306,005	2007	Republic of the Marshall Islands	2004

5	Genmar Zeus	VLCC	318,325	2010	Republic of the Marshall Islands	2295

6	Genmar Maniate	Suezmax	165,000	2010	Republic of the Marshall Islands	2247

7	Genmar Spartiate	Suezmax	165,000	2011	Republic of the Marshall Islands	2262

8	Genmar Agamemnon	Aframax	96,214	1995	Republic of Liberia	10257

9	Genmar Ajax	Aframax	96,183	1996	Republic of Liberia	10259

10	Genmar Alexandra	Aframax	102,262	1992	Republic of the Marshall Islands	1441

11	Genmar Daphne	Aframax	106,560	2002	Republic of the Marshall Islands	2501

12	Genmar Defiance	Aframax	105,538	2002	Republic of Liberia	11678

13	Genmar Elektra	Aframax	106,548	2002	Republic of the Marshall Islands	2945

14	Genmar Strength	Aframax	105,674	2003	Republic of Liberia	11846

15	Genmar Minotaur	Aframax	96,226	1995	Republic of Liberia	10948

16	Genmar Consul	Handymaz	47,400	2004	Islands of Bermuda	733745

17	Genmar Companion	Panamax	72,750	2004	Islands of Bermuda	733743

18	Genmar Compatriot	Panamax	72,750	2004	Islands of Bermuda	733750

19	Genmar Argus	Suezmax	164,097	2000	Republic of the Marshall Islands	1826

20	Genmar George T	Suezmax	149,847	2007	Republic of the Marshall Islands	2935

21	Genmar Harriet G	Suezmax	150,205	2006	Republic of Liberia	12884

22	Genmar Hope	Suezmax	153,919	1999	Republic of the Marshall Islands	1343

#	Collateral Vessels	Type	Size (dwt)	Built	Registry	Official Number

23	Genmar Horn	Suezmax	159,475	1999	Republic of the Marshall Islands	1255

24	Genmar Kara G	Suezmax	150,296	2007	Republic of Liberia	13098

25	Genmar Orion	Suezmax	159,992	2002	Republic of the Marshall Islands	1641

26	Genmar Phoenix	Suezmax	149,999	1999	Republic of the Marshall Islands	1882

27	Genmar Spyridon	Suezmax	153,972	2000	Republic of the Marshall Islands	1404

28	Genmar St. Nikolas	Suezmax	149,876	2008	Republic of the Marshall Islands	3046

29	Genmar Victory	VLCC	314,000	2001	Islands of Bermuda	733717

30	Genmar Vision	VLCC	314,000	2001	Islands of Bermuda	733716

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SCHEDULE IV

EXISTING LIENS

None.

SCHEDULE V

EXISTING INDEBTEDNESS

Borrower(s)	Lender(s)/ Buyer(s)	Governing Agreement	Aggregate Principal Amount	Guarantor(s)
General Maritime Corporation	Citigroup	Interest Rate Swap Agreement	$100,000,000	None
General Maritime Corporation	DNB Bank ASA (f/k/a DnB NOR Bank)	Interest Rate Swap Agreement	$75,000,000	None
General Maritime Corporation	Nordea Bank Finland plc	Interest Rate Swap Agreement	$75,000,000	None

SCHEDULE VI

REQUIRED INSURANCE

Insurance to be maintained on each Collateral Vessel:

(a)  The Parent shall, and shall cause its Subsidiaries to, at the Parent’s expense, keep each Collateral Vessel insured with insurers and protection and indemnity clubs or associations of internationally recognized responsibility, and placed in such markets, on such terms and conditions, and through brokers, in each case reasonably acceptable to the Collateral Agent (it being understood that Leeds and Leeds, AON and Marsh are acceptable) and under forms of policies approved by the Collateral Agent against the risks indicated below and such other risks as the Collateral Agent may specify from time to time:

(i)            Marine and war risk, including terrorism, confiscation, piracy, London Blocking and Trapping Addendum and Lost Vessel Clause, hull and machinery insurance, hull interest insurance and freight interest insurance, together in an amount in U.S. dollars at all times equal to, except as otherwise approved or required in writing by the Collateral Agent, the greater of (x) the then Fair Market Value of the Collateral Vessel and (y) an amount which, when aggregated with such insured value of the other Collateral Vessels (if the other Collateral Vessels are then subject to a Collateral Vessel Mortgage in favor of the Collateral Agent under the Credit Agreement, and have not suffered an Event of Loss) is equal to 120% of the sum of (A) the aggregate principal amount of outstanding Term Loans at such time, (B) the Total Term Loan Commitment at such time and (C) the Total Revolving Commitment at such time (or, after the termination of the Total Revolving Commitment, the principal amount of outstanding Revolving Loans at such time).  The insured values for hull and machinery required under this clause (i) for each Collateral Vessel shall at all times be in an amount equal to the greater of (x) eighty per cent (80%) of the Fair Market Value of the Collateral Vessel and (y) an amount which, when aggregated with such hull and machinery insured value of the other Collateral Vessels (if the other Collateral Vessels are then subject to a Collateral Vessel Mortgage in favor of the Collateral Agent and have not suffered an Event of Loss), is equal to the sum of (A) the aggregate principal amount of outstanding Term Loans at such time, (B) the Total Term Loan Commitment at such time and (C) the Total Revolving Commitment at such time (or, after the termination of the Total Revolving Commitment, the principal amount of outstanding Revolving Loans at such time), and the remaining machinery and war risk insurance required by this clause (i) may be taken out as hull and freight interest insurance.

(ii)           Marine and war risk protection and indemnity insurance or equivalent insurance (including coverage against liability for crew, fines and penalties arising out of the operation of the Collateral Vessel, insurance against liability arising out of pollution, spillage or leakage, and workmen’s compensation or longshoremen’s and harbor workers’ insurance as shall be required by applicable law) in such amounts approved by the Collateral Agent;  provided, however, that insurance against liability under law or international convention arising out of pollution, spillage or leakage shall be in an amount not less than the greater of:

(y)           the maximum amount available, as that amount may from time to time change, from the International Group of Protection and Indemnity Associations (the “International Group”) or alternatively such sources of pollution, spillage or leakage coverage as are commercially available in any absence of such coverage by the International Group as shall be carried by prudent shipowners for similar vessels engaged in similar trades plus amounts available from customary excess insurers of such risks as excess amounts shall be carried by prudent shipowners for similar vessels engaged in similar trades; and

(z)           the amounts required by the laws or regulations of the United States or any applicable jurisdiction in which the Collateral Vessel may be trading from time to time.

(iii)          While the Collateral Vessel is idle or laid up, at the option of the Parent and in lieu of the above-mentioned marine and war risk hull insurance, port risk insurance insuring the Collateral Vessel against the usual risks encountered by like vessels under similar circumstances.

(b)           The Collateral Agent shall, at the Parent’s or the Collateral Vessel owner’s expense, keep each Collateral Vessel insured with mortgagee’s interest insurance (including extended mortgagee’s interest-additional perils-pollution) on such conditions as the Collateral Agent may reasonably require and mortgagee’s interest insurance for pollution risks as from time to time agreed, in each case satisfactory to the Collateral Agent and in an amount in U.S. dollars which, when aggregated with such insured value of the other Collateral Vessels (if the other Collateral Vessels are then subject to a Collateral Vessel Mortgage in favor of the Collateral Agent under the Credit Agreement, and have not suffered an Event of Loss), is not less than 120% of the sum of (A) the aggregate principal amount of outstanding Term Loans at such time, (B) the Total Term Loan Commitment at such time and (C) the Total Revolving Commitment at such time (or, after the termination of the Total Revolving Commitment, the principal amount of outstanding Revolving Loans at such time); all such Collateral Agent’s interest insurance cover shall in the Collateral Agent’s discretion be obtained directly by the Collateral Agent and the Parent shall on demand pay all costs of such cover; premium costs shall be reimbursed by the Parent to the Collateral Agent.

(c)           The marine and commercial war-risk insurance required in this Schedule VI for each Collateral Vessel shall have deductibles no higher than the following:  (i) Hull and Machinery - U.S. $300,000 for all hull and machinery claims and each accident or occurrence and (ii) Protection and Indemnity — U.S. $100,000 for collision liabilities, U.S. $50,000 for cargo claims, U.S. $35,000 for crew claims, U.S. $20,000 passenger claims and U.S. $20,000 all other claims, in each case each accident or occurrence.

All insurance maintained hereunder shall be primary insurance without right of contribution against any other insurance maintained by the Collateral Agent.  Each policy of marine and war risk hull and machinery insurance with respect to each Collateral Vessel shall provide that the interest of the Collateral Agent is noted in its capacity as Mortgagee and as loss

2

payee.  Each entry in a marine and war risk protection indemnity club with respect to each Collateral Vessel shall note the interest of the Collateral Agent.  The Administrative Agent, the Collateral Agent and each of their respective successors and assigns shall not be responsible for any premiums, club calls, assessments or any other obligations or for the representations and warranties made therein by the Parent, any of the Parent’s Subsidiaries or any other person.

(d)           The Collateral Agent shall from time to time, and in any event at least once from the Effective Date to the Maturity Date and, in addition on or prior to any Incremental Commitment Effective Date, obtain a detailed report signed by a firm of marine insurance brokers acceptable to the Collateral Agent with respect to P & I entry, the hull and machinery and war risk insurance carried and maintained on each Collateral Vessel, together with their opinion as to the adequacy thereof and its compliance with the provisions of this Schedule VI.  At the Parent’s expense the Parent will cause its insurance broker (which, for the avoidance of doubt shall be a different insurance broker from the firm of marine insurance brokers referred to in the immediately preceding sentence) and the P & I club or association providing P & I insurance referred to in part (a)(ii) of this Schedule VI, to agree to advise the Collateral Agent by telecopier or electronic mail confirmed by letter of any expiration, termination, alteration or cancellation of any policy, any default in the payment of any premium and of any other act or omission on the part of the Parent or any of its Subsidiaries of which the Parent has knowledge and which might invalidate or render unenforceable, in whole or in part, any insurance on any Collateral Vessel, and to provide an opportunity of paying any such unpaid premium or call, such right being exercisable by the Collateral Agent on a Collateral Vessel on an individual basis and not on a fleet basis.  In addition, the Parent shall promptly provide the Collateral Agent with any information which the Collateral Agent reasonably requests for the purpose of obtaining or preparing any report from the Collateral Agent’s independent marine insurance consultant as to the adequacy of the insurances effected or proposed to be effected in accordance with this Schedule VI as of the date hereof or in connection with any renewal thereof, and the Parent shall upon demand indemnify the Collateral Agent in respect of all reasonable fees and other expenses incurred by or for the account of the Collateral Agent in connection with any such report, provided that the Collateral Agent shall be entitled to such indemnity only for one such report during a period of twelve months.

The underwriters or brokers shall furnish the Collateral Agent with a letter or letters of undertaking to the effect that:

(i)            they will hold the instruments of insurance, and the benefit of the insurances thereunder, to the order of the Collateral Agent in accordance with the terms of the loss payable clause referred to in the relevant Assignment of Insurances for each Collateral Vessel;

(ii)           they will have endorsed on each and every policy as and when the same is issued the loss payable clause and the notice of assignment referred to in the relevant Assignment of Insurances for each Collateral Vessel; and

(iii)          they will not set off against any sum recoverable in respect of a claim against any Collateral Vessel under the said underwriters or brokers or any other Person

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in respect of any other vessel nor cancel the said insurances by reason of non-payment of such premiums or other amounts.

All policies of insurance required hereby shall provide for not less than 14 days prior written notice to be received by the Collateral Agent of the termination or cancellation of the insurance evidenced thereby.  All policies of insurance maintained pursuant to this Schedule VI for risks covered by insurance other than that provided by a P & I Club shall contain provisions waiving underwriters’ rights of subrogation thereunder against any assured named in such policy and any assignee of said assured.  The Parent shall, and shall cause its Subsidiaries to, assign to the Collateral Agent its full rights under any policies of insurance in respect of each Collateral Vessel.  The Parent agrees that it shall, and shall cause each of its Subsidiaries to, deliver, unless the insurances by their terms provide that they cannot cease (by reason of nonrenewal or otherwise) without the Collateral Agent being informed and having the right to continue the insurance by paying any premiums not paid by the Parent, receipts showing payment of premiums for Required Insurance and also of demands from the Collateral Vessel’s P & I underwriters to the Collateral Agent at least two (2) days before the risk in question commences.

(e)           Unless the Collateral Agent shall otherwise agree, all amounts of whatsoever nature payable under any insurance must be payable to the Collateral Agent for distribution first to itself and thereafter to the Parent or others as their interests may appear, provided that, notwithstanding anything to the contrary herein, until otherwise required by the Collateral Agent by notice to the underwriters upon the occurrence and continuance of a Default or an Event of Default hereunder, (i) amounts payable under any insurance on each Collateral Vessel with respect to protection and indemnity risks may be paid directly to (x) the Parent to reimburse it for any loss, damage or expense incurred by it and covered by such insurance or (y) the Person to whom any liability covered by such insurance has been incurred provided that the underwriter shall have first received evidence that the liability insured against has been discharged, and (ii) amounts payable under any insurance with respect to each Collateral Vessel involving any damage to each Collateral Vessel not constituting an Event of Loss, may be paid by underwriters directly for the repair, salvage or other charges involved or, if the Parent shall have first fully repaired the damage or paid all of the salvage or other charges, may be paid to the Parent as reimbursement therefor; provided, however, that if such amounts (including any deductible) are in excess of U.S. $2,000,000, the underwriters shall not make such payment without first obtaining the written consent thereto of the Collateral Agent.

(f)            All amounts paid to the Collateral Agent in respect of any insurance on the Collateral Vessels shall be disposed of as follows (after deduction of the expenses of the Collateral Agent in collecting such amounts):

(i)            any amount which might have been paid at the time, in accordance with the provisions of paragraph (d) above, directly to the Parent or others shall be paid by the Collateral Agent to, or as directed by, the Parent;

(ii)           all amounts paid to the Collateral Agent in respect of an Event of Loss of the Collateral Vessel shall be applied by the Collateral Agent to the payment of the Indebtedness hereby secured pursuant to Section 4.02(c) of the Credit Agreement;

4

(iii)          all other amounts paid to the Collateral Agent in respect of any insurance on the Collateral Vessel may, in the Collateral Agent’s sole discretion, be held and applied to the prepayment of the Obligations or to making of needed repairs or other work on the Collateral Vessel, or to the payment of other claims incurred by the Parent or any of its Subsidiaries relating to the Collateral Vessel, or may be paid to the Parent or whosoever may be entitled thereto.

(g)           In the event that any claim or lien is asserted against any Collateral Vessel for loss, damage or expense which is covered by insurance required hereunder and it is necessary for the Parent to obtain a bond or supply other security to prevent arrest of such Collateral Vessel or to release the Collateral Vessels from arrest on account of such claim or lien, the Collateral Agent, on request of the Parent, may, in the sole discretion of the Collateral Agent, assign to any Person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Collateral Vessel from such arrest, all right, title and interest of the Collateral Agent in and to said insurance covering said loss, damage or expense, as collateral security to indemnify against liability under said bond or other agreement.

(h)           The Parent shall deliver to the Collateral Agent certified copies and, whenever so requested by the Collateral Agent, the originals of all certificates of entry, cover notes, binders, evidences of insurance and policies and all endorsements and riders amendatory thereof in respect of insurance maintained pursuant to Section 8.03 of the Credit Agreement and this Schedule VI for the purpose of inspection or safekeeping, or, alternatively, satisfactory letters of undertaking from the broker holding the same.  The Collateral Agent shall be under no duty or obligation to verify the adequacy or existence of any such insurance or any such policies, endorsement or riders.

(i)            The Parent will not, and will not permit any of its Subsidiaries to, execute or permit or willingly allow to be done any act by which any insurance may be suspended, impaired or cancelled, and that it will not permit or allow the Collateral Vessels to undertake any voyage or run any risk or transport any cargo which may not be permitted by the policies in force, without having previously notified the Collateral Agent in writing and insured the Collateral Vessels by additional coverage to extend to such voyages, risks, passengers or cargoes.

(j)            In case any underwriter proposes to pay less on any claim than the amount thereof, the Parent shall forthwith inform the Collateral Agent, and if a Default, an Event of Default or an Event of Loss has occurred and is continuing, the Collateral Agent shall have the exclusive right to negotiate and agree to any compromise.

(k)           The Parent will, and will cause each of its Subsidiaries to, comply with and satisfy all of the provisions of any applicable law, convention, regulation, proclamation or order concerning financial responsibility for liabilities imposed on the Parent, its Subsidiaries or the Collateral Vessels with respect to pollution by any state or nation or political subdivision thereof and will maintain all certificates or other evidence of financial responsibility as may be required by any such law, convention, regulation, proclamation or order with respect to the trade in which the Collateral Vessels are from time to time engaged and the cargo carried by it.

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SCHEDULE VII

ERISA

General Maritime Corporation 401(k) Profit Sharing Plan and Trust

SCHEDULE VIII

GUARANTORS

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization	Vessel Owning Subsidiary [Y/N]
General Maritime Management LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	N
General Maritime Management (UK) LLC	General Maritime Management LLC	100%	Republic of the Marshall Islands	N
General Maritime Management (Hellas) LLC	General Maritime Management LLC	100%	Republic of Liberia	N
General Maritime Management (Portugal) LLC	General Maritime Management LLC	100%	Republic of the Marshall Islands	N
General Maritime Management (Portugal) LDA	General Maritime Management (Portugal) LLC	100%	Republic of Portugal	N
General Maritime Crewing Pte. Ltd.	General Maritime Management (Portugal) LLC	100%	Singapore	N
General Maritime Crewing Limited	General Maritime Crewing Pte. Ltd.	100%	Russia	N
GMR Chartering LLC	General Maritime Subsidiary Corporation	100%	New York	N
GMR Administration Corp.	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	N
GMR Agamemnon LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia	Y
GMR Ajax LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia	Y
GMR Alexandra LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	Y
GMR Argus LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	Y
GMR Constantine LLC	General Maritime Subsidiary	100%	Republic of	N

Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization	Vessel Owning Subsidiary [Y/N]
	Corporation		Liberia
GMR Daphne LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	Y
GMR Defiance LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia	Y
GMR Elektra LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	Y
GMR George T LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	Y
GMR GP LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	N
GMR Gulf LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	N
GMR Harriet G LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia	Y
GMR Hope LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	Y
GMR Horn LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	Y
GMR Kara G LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia	Y
GMR Limited LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	N
GMR Minotaur LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia	Y

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Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization	Vessel Owning Subsidiary [Y/N]
GMR Orion LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	Y
GMR Phoenix LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	Y
GMR Princess LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia	N
GMR Progress LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia	N
GMR Revenge LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia	N
GMR St. Nikolas LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	Y
GMR Spyridon LLC	General Maritime Subsidiary Corporation	100%	Republic of the Marshall Islands	Y
GMR Star LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia	N
GMR Strength LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia	Y
GMR Trader LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia	N
GMR Trust LLC	General Maritime Subsidiary Corporation	100%	Republic of Liberia	N
Arlington Tankers Ltd.	General Maritime Corporation	100%	Bermuda	N
Companion Ltd.	Arlington Tankers Ltd.	100%	Bermuda	Y
Compatriot Ltd.	Arlington Tankers Ltd.	100%	Bermuda	Y
Consul Ltd.	Arlington Tankers Ltd.	100%	Bermuda	Y

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Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization	Vessel Owning Subsidiary [Y/N]
Victory Ltd.	Arlington Tankers Ltd.	100%	Bermuda	Y
Vision Ltd.	Arlington Tankers Ltd.	100%	Bermuda	Y
Arlington Tankers, LLC	Arlington Tankers Ltd.	100%	Delaware	N
GMR Poseidon LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands	Y
GMR Ulysses LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands	Y
GMR Hercules LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands	Y
GMR Atlas LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands	Y
GMR Zeus LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands	Y
GMR Maniate LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands	Y
GMR Spartiate LLC	General Maritime Subsidiary II Corporation	100%	Republic of the Marshall Islands	Y
General Maritime Investments LLC	General Maritime Corporation	100%	Republic of the Marshall Islands	N
General Product Carriers Corporation	General Maritime Investments LLC	100%	Republic of the Marshall Islands	N
General Maritime Subsidiary NSF Corporation	General Maritime Corporation	100%	Republic of the Marshall Islands	N
Concept Ltd.	General Maritime Subsidiary NSF Corporation	100%	Bermuda	N

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Name of Subsidiary	Direct Owner(s)	Percent (%) Ownership	Jurisdiction of Organization	Vessel Owning Subsidiary [Y/N]
Concord Ltd.	General Maritime Subsidiary NSF Corporation	100%	Bermuda	N
Contest Ltd.	General Maritime Subsidiary NSF Corporation	100%	Bermuda	N
GMR Concord LLC	General Maritime Subsidiary NSF Corporation	100%	Republic of the Marshall Islands	N
GMR Contest LLC	General Maritime Subsidiary NSF Corporation	100%	Republic of the Marshall Islands	N
GMR Concept LLC	General Maritime Subsidiary NSF Corporation	100%	Republic of the Marshall Islands	N

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SCHEDULE IX

CAPITALIZATION

As of the Effective Date, the authorized capital stock of the Parent consists of:

390,000,000 shares of common stock, $0.01 par value per share, approximately 31% of which are issued and outstanding; and

10,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding.

As of the Effective Date, the sole stock plans of the Parent are its Amended and Restated 2001 Stock Incentive Plan, as amended to date (the “2001 Plan”), and its 2011 Stock Incentive Plan, and

6,700 shares of the common stock of the Parent are subject to outstanding options under the 2001 Plan; and there are no shares remaining for grant under the 2001 Plan to issue regular equity grants to our employees, consultants, executive officers and directors.

In addition, the Parent may from time to time issue, sell or otherwise cause to become outstanding its Equity Interests to any director, officer, employee or consultant of the Parent or any of its Subsidiaries or joint ventures pursuant to any other compensatory plan or arrangement of the Parent or any of its Subsidiaries approved by the board of directors of the Parent or the compensation committee thereof.

On March 29, 2011, the Parent entered into an Investment Agreement with the Oaktree Investor which, among other things, provides the Oaktree Investor and certain of its Affiliates, as specified therein, with preemptive rights in respect of specified future issuances of the capital stock of the Parent.

On May 6, 2011, the Parent issued to OCM Marine Investments CTB, Ltd., a Cayman Islands exempt company (the “Oaktree Investor”), and/or certain of its Affiliates, warrants for the purchase of 19.9% of its outstanding common stock (measured as of immediately prior to the Effective Date) at an exercise price of $0.01 per share and which, among other things, provide the Oaktree Investor and certain of its Affiliates, as specified therein, with certain anti-dilution adjustment rights in respect of specified future issuances of the capital stock of the Parent.

SCHEDULE X

APPROVED CLASSIFICATION SOCIETIES

American Bureau of Shipping
Nippon Kaiji Kyokai
Germanischer Lloyd
Lloyd’s Register of Shipping
Bureau Veritas
Det Norske Veritas

SCHEDULE XI

EXISTING INVESTMENTS

Investment by the Parent in OCM Marine Holdings TP, L.P.

SCHEDULE XII

TRANSACTIONS WITH AFFILIATES

•                  the Pre-Petition Junior Credit Agreement;

•                  that certain Investment Agreement (the “Investment Agreement”) by and between OCM Marine Investments CTB, Ltd. (“OCM”) and the Parent, dated as of March 29, 2011 (as amended prior to the Effective Date);

•                  the Warrants, having the meaning set forth in the Investment Agreement;

•                  that certain Registration Rights Agreement, dated as of May 6, 2011 , by and among the Parent, Peter C. Georgiopoulos, PCG Boss Limited, OCM and OCM Marine Holdings TP, L.P.;

•                  that certain letter, dated as of January 10, 2011, by and among the Parent, Oaktree Principal Fund V, L.P., and Oaktree FF Investment Fund L.P.; and

•                  that certain letter agreement, dated as of March 29, 2011, by and between the Parent and OCM; and

•                  that certain Board Observer Confidentiality Agreement, dated as of May 6, 2011, by and among the Parent, B. James Ford (as the Board Observer) and OCM.

SCHEDULE XIII

EXCLUDED SUBSIDIARIES

Subsidiary	Country of Incorporation
General Maritime Management (Hellas) Ltd.	Liberia
General Maritime Management (UK) LLC	Marshall Islands
General Maritime Management (Portugal) LLC	Marshall Islands
General Maritime Management (Portugal) Lda	Portugal
General Maritime Crewing Pte. Ltd.	Singapore
General Maritime Crewing Limited	Russia

SCHEDULE XIV

CONCENTRATION ACCOUNTS

Accounts at Nordea Bank Finland plc, New York Branch:

Credit Party	Account Number
General Maritime Corporation	6094462102
General Maritime Corporation	5007932001
General Maritime Subsidiary Corporation	7225043005
General Maritime Subsidiary II Corporation	7455882001
GMR Agamemnon LLC	4060927101
GMR Ajax LLC	4060928901
GMR Alexandra LLC	4063494901
GMR Argus LLC	7409102001
GMR Constantine LLC	4060939601
GMR Defiance LLC	7424292001
GMR Gulf LLC	7408782001
GMR Hope LLC	7408942001
GMR Horn LLC	7408862001
GMR Minotaur LLC	4060938801
GMR Orion LLC	7408292001
GMR Phoenix LLC	7408112001
GMR Princess LLC	7409772001
GMR Progress LLC	7409692001
GMR Spyridon LLC	7409022001
GMR Strength LLC	7424112001
GMR Harriet G LLC	8900612001
GMR Daphne LLC	5001992001
GMR Kara G LLC	8914732001
GMR George T LLC	4536133001
GMR St. Nikolas LLC	4547103001
GMR Elektra LLC	5001812001
Consul Ltd.	5007772001
Companion Ltd.	5007362001
Compatriot Ltd.	5007442001
Vision Ltd.	5008012001
Victory Ltd.	5008192001
GMR Poseidon LLC	7456202001
GMR Atlas LLC	7455962001
GMR Spartiate LLC	7456382001
GMR Maniate LLC	7456122001
GMR Ulysses LLC	7456462001
GMR Hercules LLC	7456042001
GMR Zeus LLC	7455702001
GMR Revenge LLC	7423952001
GMR Administration Corp.	8900532001
Arlington Tankers Ltd.	5007102001
General Maritime Management, LLC	7404802001

Schedule XIV

Accounts at DNB Bank ASA:

Credit Party	Account Number
General Maritime Subsidiary Corporation	20968001

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